Exhibit 4.1

EXECUTION VERSION

Note to Exhibit 4.1: Pursuant to Item 601(a)(5) of Regulation S-K promulgated by the Securities and Exchange Commission, the schedules listed on page v are omitted, except for Schedule 8.11(a) Consolidated Interest Coverage Ratio, Schedule 8.11(c) Minimum Liquidity Amounts and Schedule 8.11(d) Asset Coverage Tests, which are included in this Exhibit 4.1. The registrant will furnish supplementary a copy of any omitted schedules to the Securities and Exchange Commission upon request.

STONEMOR PARTNERS L.P.,

AND

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.,

as Issuers,

and the Subsidiary Guarantors party hereto from time to time,

9.875% / 11.500% Senior Secured PIK Toggle Notes due 2024

INDENTURE

Dated as of June 27, 2019

and

Wilmington Trust, National Association,

as Trustee and as Collateral Agent

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-ii-

-iii-

-iv-

EXHIBIT & SCHEDULE INDEX

Exhibit A	Form of Initial Note
Exhibit B	Form of Exchange Note
Exhibit C	Form Transfer or Exchange
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Mortgage
Exhibit F	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Schedule 1.01(A)	Closing Date Cemetery Non-Profits
Schedule 1.01(B)	Real Estate Opinion States
Schedule 2.01	Commitments
Schedule 4.04	Governmental Approvals
Schedule 4.05	Financial Statements
Schedule 4.07(a)	Owned Real Property
Schedule 4.07(b)	Leased Real Property (Lessee)
Schedule 4.07(c)	Leased Real Property (Lessor)
Schedule 4.07(g)	Obligations to Dispose of Mortgaged Property
Schedule 4.08(a)	Subsidiaries
Schedule 4.08(b)	Subscriptions
Schedule 4.13	Taxes
Schedule 4.19	Labor Matters
Schedule 4.20	Insurance
Schedule 4.22	Intellectual Property
Schedule 7.13	Post-Closing Items
Schedule 8.01	Indebtedness
Schedule 8.02(a)	Liens
Schedule 8.03	Sale Lease-Backs
Schedule 8.04	Investments
Schedule 8.07	Transactions with Affiliates
Schedule 8.11(a)	Consolidated Interest Coverage Ratio
Schedule 8.11(c)	Minimum Liquidity Amounts
Schedule 8.11(d)	Asset Coverage Tests
Schedule 15.01	Notice Information

-v-

INDENTURE, dated as of June 27, 2019 by and among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), the Subsidiary Guarantors (as defined below) party hereto from time to time, the Initial Purchasers (as defined below) and Wilmington Trust, National Association, a national banking association, not in its individual capacity, but solely as the trustee hereunder (in such capacity, the “Trustee”) and as the Collateral Agent (as defined below) hereunder.

WHEREAS, the Issuers wish to issue and sell to the Initial Purchasers, and the Initial Purchasers wish to purchase from the Issuers, subject to the terms and conditions hereof, Initial Notes on the Closing Date in the aggregate principal amount of $385,000,000 at a purchase price equal to 96.50% of the principal amount thereof.

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of the Notes in the manner provided hereunder; and

WHEREAS, all things necessary to make this Indenture a legal, valid and binding agreement of the Issuers, in accordance with its terms, have been done, and the Issuers propose to do all the things necessary to make the Notes, when executed by the Issuers and authenticated and delivered by the Trustee hereunder and duly issued by the Issuers, the legal, valid and binding obligations of the Issuers as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

“Additional Interest” means additional interest owed to the Holders pursuant to the Registration Rights Agreement.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided that (i) each Permitted Holder, (ii) StoneMor GP LLC and the persons Controlling StoneMor GP LLC prior to the C-Corporation Conversion and (iii) each other person possessing the contractual right to nominate or appoint directors to the Board of Directors of the Partnership or, after consummation of the C-Corporation Conversion, the C-Corporation shall be deemed to be an Affiliate for purposes of this Indenture.

“Agents” shall mean the Trustee (in each of its capacities hereunder, including Paying Agent, Registrar and Custodian) and the Collateral Agent.

“Anti-Corruption Laws” means any Requirement of Law related to bribery or anti-corruption, including the United States Foreign Corrupt Practices Act of 1977, as now and hereafter in effect, or any successor statute.

“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), in each case, as now and hereafter in effect, or any successor statutes.

“Applicable Period” means an Excess Cash Flow Period.

“Approved Installment Agreement” means a pre-need installment agreement, in a form approved for use by all applicable Governmental Authorities, and complying with all applicable laws, between an Issuer or any Subsidiary Guarantor and another Person pursuant to which such Issuer or Subsidiary Guarantor has agreed to provide for and sell to such person cemetery services and/or Cemetery Property.

“Archdiocese” means the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization.

“Archdiocese Holdco” means Philadelphia Catholic Cemeteries, LLC, a Delaware limited liability company.

“Archdiocese Lease” means that certain Lease Agreement, dated as of September 26, 2013, among the Archdiocese and the Operating Company, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC and the Partnership (as amended by Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, and Amendment No. 2 to Lease Agreement dated as of May 28, 2014, and as further amended, restated, modified or supplemented from time to time).

“Asset Coverage Test” means, on any date, the ratio of (A) the sum of (i) Unrestricted Cash of the Issuers and their Subsidiaries, (ii) the aggregate amount of “accounts receivable, net of allowance” (or successor line item) set forth in the financial statements that have been (or were required to be) delivered for the relevant Test Period and (iii) the aggregate amount of assets under “Merchandise trusts, restricted, at fair value” (or successor line item) set forth in the financial statements that have been (or were required to be) delivered for the relevant Test Period, in each case as of the last day of the Test Period most recently ended as of such date, to (B) the aggregate principal or face amount of Consolidated Funded Indebtedness outstanding as of the last day of the Test Period most recently ended as of such date.

“Authentication Order” has the meaning assigned to such term in Section 2.03.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as codified as 11 U.S.C. Section 101 et seq., as amended, and any successor statute of similar import, in each case as in effect from time to time.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors, as amended from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Budget” has the meaning assigned to such term in Section 7.06(h).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in the place of payment are authorized or required by law to remain, or are in fact, closed.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “cash paid for capital expenditures” or similar items reflected in the statement of cash flows of such person; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) condemnation awards arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Notes pursuant to Section 3.02, (iv) expenditures that are accounted for as capital expenditures by the Partnership or any Subsidiary and that actually are paid for by a person other than the Partnership or any Subsidiary and for which none of Partnership or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such person or any other person (whether before, during or after such period) other than rent and similar or related obligations or (v) expenditures that constitute Investments permitted hereunder (but the term “Capital Expenditures” shall include all expenditures made with the proceeds of such Investments by the recipient thereof that would otherwise constitute Capital Expenditures).

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that was treated as an operating lease for purposes of GAAP before the effectiveness of FASB ASC 842 shall not be treated as a “Capital Lease Obligation” and shall continue to receive the same treatment as such lease would have received before the effectiveness of FASB ASC 842.

“Cash Interest” has the meaning specified in Section 2.13(a).

“Cash Interest Expense” means, with respect to the Partnership and the Subsidiaries on a consolidated basis for any period, Consolidated Interest Expense for such period to the extent such amounts are payable in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Consolidated Interest Expense (including any PIK Interest) or other non-cash Interest Expense (including as a result of the effects of purchase accounting) and (b) to the extent included in Consolidated Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Partnership or any Subsidiary; provided that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or any amendment of this Indenture.

“Casualty Event” means any event that gives rise to the receipt by the Partnership or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“C-Corporation” means a corporation, which immediately following the C-Corporation Conversion, is the direct or indirect holder of 100% of the partnership interests in the Partnership.

“C-Corporation Conversion” means the consummation of the transactions described in the C-Corporation conversion steps memorandum delivered by the Partnership to the Initial Purchasers prior to the Closing Date, as such transactions may be modified in any manner not materially adverse to the interests of the Holders and with the Required Noteholder Parties’ consent (it being understood that (x) modifications to the proposed structure to provide for the C-Corporation to be formed below StoneMor GP LLC (the “GP”) instead of merging with the GP in accordance with the structure diagram dated June 15, 2019 shall not be deemed materially adverse to the interests of the Holders and (y) references to the Partnership in this Indenture shall refer, mutatis mutandis, to the C-Corporation from and after the C-Corporation Conversion other than for purposes of the definition of “Issuers” and unless otherwise provided herein or the context otherwise requires, subject to Section 8.05(k)). In addition, one or more of the purchasers of Convertible Preferred Units on the Closing Date may make such investment through one or more newly-formed US “blocker corporations” (i) whose only asset will be its direct or indirect ownership of Equity Interests in the Partnership (each, a “Blocker Corp”) and cash or other consideration received as a result of ownership of such Convertible Preferred Units and (ii) whose only liabilities incurred in connection with the ownership of such Equity Interests (e.g., taxes payable). In connection with the C-Corporation Conversion, any such Blocker Corp (or, as applicable, any such Purchaser) shall have the right to be merged with, or contributed to (or, as applicable, to cause such Blocker to be merged with or contributed to) the C-Corporation in a transaction intended to be tax-free under Code Section 368 or Code Section 351, in exchange for the shares of the C-Corporation such purchaser would have received in consideration for direct ownership of Convertible Preferred Units in the C-Corporation without any discount (any such transaction, a “Blocker Corp Merger”). Any Blocker Corp Merger shall be deemed to be part of the C-Corporation Conversion permitted by, and subject to, Section 8.05(k).

“Cemetery Laws” has the meaning specified in Section 4.26.

“Cemetery Non-Profit” means a person which (a) is organized as a non-profit entity, whether pursuant to Section 501 of the Code or otherwise and (b) has contracted with any of the Issuers or any Subsidiary Guarantor for the provision of services under a Cemetery Non-Profit Management Agreement. For the sake of clarity, no Cemetery Non-Profit is, or shall be required to become, a Subsidiary Guarantor. Schedule 1.01(A) sets forth a list of each Cemetery Non-Profit as of the Closing Date.

“Cemetery Non-Profit Management Agreement” means an agreement (including a lease) pursuant to which an Issuer or a Subsidiary Guarantor agrees to manage the operations of any Cemetery Non-Profit in the business of providing cemetery services and/or cemetery property or to operate such cemetery property.

“Cemetery Property” means, at any time as to any Issuer or Subsidiary Guarantor, such Issuer or Subsidiary Guarantor’s interest in its real or personal property of the type sold or transferred pursuant to Approved Installment Agreements which property (a) has not, at such time, been sold or transferred to, and (b) is not under contract to be sold or transferred to, any other person.

“CFC” means any controlled foreign corporation within the meaning of Section 957 of the Code.

A “Change in Control” shall mean:

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Equity Interests representing more than 50% of the Equity Interests in the Partnership or the General Partner entitled to vote for members of the board of directors or equivalent governing body of the Partnership or the General Partner on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(B) the Permitted Holders cease to have a contractual right under the Nomination and Director Voting Agreement to appoint or nominate (x) three of the directors on the board of directors of the General Partner or, after the C-Corporation Conversion, directors on the board of directors of the C-Corporation in the case of a 7 member board of directors, or (y) at least 3/7ths of such directors in the event that the board of directors of the General Partner or the C-Corporation, as applicable, does not contain 7 members;

(C) any holder of Equity Interests other than the Permitted Holders has the contractual or other right to appoint or nominate a majority of the directors on the board of directors of the General Partner or, after the C-Corporation Conversion, a majority of the directors on the board of directors of the C-Corporation;

(D) prior to the C-Corporation Conversion, the General Partner ceases to act as the sole general partner of the Partnership;

(E) the Partnership ceases to own 100% of the Equity Interests in the Operating Company; or

(F) after the consummation of the C-Corporation Conversion, the C-Corporation ceases to own 100% of the partnership interests in the Partnership;

provided that notwithstanding anything in this definition to the contrary, the consummation of the transactions to effectuate the C-Corporation Conversion shall not, themselves, be deemed to constitute or result in a Change in Control.

“Charges” has the meaning assigned to such term in Section 2.13(e).

“Closing Date” means June 27, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Trustee, the Collateral Agent or any Subagent for the benefit of the Noteholder Parties pursuant to any Security Document.

“Collateral Agent” means Wilmington Trust, National Association, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” means the Collateral Agreement dated as of the Closing Date, and as may be amended, restated, supplemented or otherwise modified from time to time, among the Issuers, each Subsidiary Guarantor and the Collateral Agent.

“Collateral Requirement” means the requirement that, in each case, subject to Sections 7.12(d) and 7.13:

(a) on the Closing Date, the Collateral Agent shall have received from the Issuers and each Subsidiary Guarantor, a counterpart of this Agreement and the Collateral Agreement, in each case duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Issuers or any Subsidiary Guarantor, in each case, other than Excluded Securities, and (y) all Indebtedness owing to either of the Issuers or any Subsidiary Guarantor, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(c) in the case of any person that becomes a Subsidiary Guarantor after the Closing Date, the Collateral Agent or the Trustee, as applicable, shall have received, within the time periods set forth in Section 7.12, (i) a supplement to the Collateral Agreement, (ii) a supplemental indenture executed by such Subsidiary Guarantor in the form of Exhibit F hereto and (iii) supplements to the other Security Documents, if applicable, substantially in the form specified therefor or otherwise in a form sufficient to join such Subsidiary Guarantor to the terms of the Indenture and the Security Documents, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor;

(d) after the Closing Date, within the time periods set forth in Section 7.12, (i)(x) all outstanding Equity Interests of any person that becomes a Subsidiary Guarantor after the Closing Date, (y) all Equity Interests directly acquired by either of the Issuers or any Subsidiary Guarantor after the Closing Date and (z) all Indebtedness owing to either of the Issuers or any Subsidiary Guarantor, other than, in each case, Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) on the Closing Date, or, as applicable, within the time periods set forth in Section 7.12 or Section 7.13 (as applicable), except as otherwise contemplated by this Indenture or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, filings with the United States Copyright Office and the United States Patent and Trademark Office and comparable offices in foreign jurisdictions, Control Agreements and all other actions reasonably required (including those required by applicable Requirements of Law), or as reasonably requested by the Collateral Agent, to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f) on the Closing Date, or, as applicable, within the time periods set forth in Section 7.12 or Section 7.13 (as applicable) with respect to each of the Mortgaged Properties encumbered pursuant to said Section 7.12 or Section 7.13, the Collateral Agent shall have received, with respect to such Mortgaged Property (i) counterparts of a Mortgage duly executed and delivered by the record owner of such Mortgaged Property (or an assignment of the applicable Existing Mortgage duly executed and delivered by the Existing Agent) and suitable for recording or filing in all filing or recording offices that may be necessary or reasonably desirable to create (or, if an Existing Mortgage is assigned, continue) a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) an opinion of counsel regarding the due authorization, execution and delivery of each Mortgage or Mortgage Amendment delivered pursuant to Section 7.13 and each Mortgage delivered pursuant to Section 7.12, the enforceability of each Mortgage, or of each Existing Mortgage, as amended by the applicable Mortgage Amendment, as applicable, and such other matters customarily covered in real estate counsel opinions, or as the Collateral Agent may reasonably request (provided that local counsel opinions shall be required only with respect to any Mortgaged Property delivered pursuant to Section 7.12 in any of the jurisdictions set forth on Schedule 1.01(B)); it being agreed, however, that if counsel is unwilling to issue such an opinion in connection with any Mortgage Amendment, then the applicable Existing Mortgage may be amended and restated in full or be released by the Collateral Agent and the record owner of such Mortgaged Property shall deliver to the Collateral Agent a Mortgage with respect to such Mortgaged Property in compliance with clause (i); (iii) with respect to the Mortgage of a Mortgaged Property demised pursuant to the Archdiocese Lease, a consent and estoppel certificate from the landlord thereunder in a form consistent with the terms of the Archdiocese Lease, and (iv) such other documents as the Collateral Agent may reasonably request that are available to the Issuers (it being understood that the Collateral Agent has no duty to make such request);

(g) on the Closing Date, or, as applicable, within the time periods set forth in Section 7.12 or Section 7.13 (as applicable) with respect to each of the Mortgaged Properties encumbered pursuant to said Section 7.12 or Section 7.13, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance, or a date-down and modification endorsement, if available, paid for by the Issuers, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage (or, if an Existing Mortgage is assigned, such Existing Mortgage continues) as a valid Lien on such Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as may be necessary and as the Collateral Agent (acting at the direction of the Trustee (acting at the direction of the Required Noteholder Parties)) may reasonably request and which are available at commercially reasonable rates in the jurisdiction where such applicable Mortgaged Property is located and (ii) a survey (including all improvements, easements and other customary matters thereon), as applicable, for which all necessary fees (where applicable) have been paid which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey (or such other standards as such title company will accept as long as the condition is clause (B) of this paragraph (g) is met) and (B) is sufficient (together with any survey affidavits of no-change) for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property and to issue all affirmative coverage and endorsements thereto that are customary for a transaction of this type, or that the Collateral Agent may reasonably request (it being understood that the Collateral Agent has no duty to make such request), the issuance of which depend on a survey;

(h) evidence of the insurance required by the terms of Section 7.04; and

(i) after the Closing Date, the Collateral Agent or the Trustee, as applicable, shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 7.12 or the Collateral Agreement, and (ii) upon reasonable request by the Collateral Agent (acting at the direction of the Trustee), or any Initial Purchaser, evidence of compliance with any other requirements of Section 7.12.

(j) Notwithstanding anything in the Notes Documents to the contrary, the Note Parties shall not be required to take any actions to create or perfect any liens in any foreign jurisdiction (other than Puerto Rico) or to perfect any Liens by any means other than the filing of financing statements, entry into control agreements, entry into landlord agreements or bailee letters, filings with the United States Patent and Trademark Office and United States Copyright Office, delivery of stock certificates and instruments (to the extent expressly required by the Security Documents) and recordation of Mortgages to the extent expressly required hereunder or under any Security Document.

“Commitment” means with respect to any Initial Purchaser, such Initial Purchaser’s Notes Commitment.

“Consolidated Debt” at any date means the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money of the Partnership and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Partnership and the Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, (i) all Note Obligations and (ii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, and similar instruments, in each case only to the extent drawn upon (but, excluding, for the avoidance of doubt, surety bonds), (d) Capital Lease Obligations, (e) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of persons other than the Partnership or any of its Subsidiaries, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Partnership or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Partnership or such Subsidiary, provided that Consolidated Funded Indebtedness shall not include any letter of credit issued on account of the self-insurance program of the Operating Company to the extent any such letter of credit is undrawn.

“Consolidated Interest Coverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) the Operating Cash Flow Amount for the relevant fiscal period being tested and ending on such last day plus Cash Interest Expense for such fiscal period, to (ii) Cash Interest Expense for the relevant fiscal period being tested and ending on such last day.

“Consolidated Interest Expense” means, for any period, (a) the total consolidated interest expense of the Partnership and its Subsidiaries for such period (calculated without regard to any limitations on payment thereof) payable in respect of any Indebtedness plus (b) without duplication, that portion of Capital Lease Obligations of the Partnership and its Subsidiaries on a consolidated basis representing the interest factor for such period. All calculations of Consolidated Interest Expense shall additionally be adjusted on a pro forma basis to account for any Equivalent Dispositions then being consummated, if applicable, as well as any other Equivalent Dispositions consummated, on or after the first day of any related Test Period (as if consummated on the first day of such Test Period).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the Collateral Agreement.

“Control Triggering Event” shall occur at any time that (i) an Event of Default arising under Section 9.01(b) (principal payments), Section 9.01(c) (interest payments), Section 9.01(d) (existence, notice of event of default, use of proceeds and negative covenants), Section 9.01(f) (cross-acceleration), Section 9.01(h) (involuntary bankruptcy) or Section 9.01(i) (voluntary bankruptcy) shall have occurred and be continuing, (ii) the failure of the Issuers or any Subsidiary Guarantor to comply with Section 7.14 or (iii) the Trustee or the Holders of at least 25% aggregate principal amount of Notes declare the Notes due and payable in whole in accordance with Section 9.01. Once occurred, a Control Triggering Event shall be deemed to be continuing until no Default or Event of Default shall be continuing.

“Controlled Account” means any “Controlled Deposit Account” and/or any “Controlled Securities Account” as defined in the Collateral Agreement.

“Controlled Entity” means any Note Party’s Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Preferred Units” means the convertible preferred units issued by the Partnership on the Closing Date for gross proceeds of no less than $57,500,000.

“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which at any time its corporate trust business relating to this Indenture shall be administered, or such other address as the Trustee may designate from time to time by notice to the Noteholder Parties and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Noteholder Parties and the Issuers).

“Cure Amount” has the meaning assigned to such term in Section 9.01.

“Cure Quarter” has the meaning assigned to such term in Section 9.01.

“Current Assets” means, with respect to the Partnership and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Partnership and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Partnership and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Partnership and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions and (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Service” means, with respect to the Partnership and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Definitive Note” means a certificated Note in definitive, fully registered form (bearing the Restricted Notes Legend in the case of the Initial Notes) issued by the Issuers pursuant to Section 2.01 in substantially the form attached hereto as Exhibit A or Exhibit B, as applicable (but without the legend for Global Notes set forth in Section 2.07 thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, DTC or another person designated as Depository by the Issuers, which person must be a clearing agency registered under the Exchange Act.

“Dispose” or “Disposed of” means to convey, sell, lease, sub-lease, license, sublicense, sell and leaseback, assign, transfer or otherwise dispose of any property, business or asset, in one transaction or a series of transactions, including any Sale and Lease-Back Transaction and any sale or issuance of Equity Interests of a Subsidiary, and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the earlier of the Maturity Date of the Notes or the date the Notes are no longer outstanding.

“Dollars” or “$” means lawful money of the United States of America.

“DTC” means The Depository Trust Company.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” has the meaning assigned to such term in Section 4.16.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Equivalent Disposition” means the Disposition by any Issuer or Subsidiary Guarantor to any person (other than to an Issuer or a Subsidiary Guarantor) of (a) assets constituting a business unit, (b) all or a substantial part of the business of any Issuer or Subsidiary Guarantor, or (c) sufficient Equity Interests of any Issuer or Subsidiary Guarantor so that, after giving effect to such Disposition, such person is no longer a Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Partnership or a Subsidiary, is treated as a single employer under Section 4001 of ERISA or Section 414(b) or (c) of the Code (or for purposes of Section 412 of the Code or Section 302 of ERISA, Section 412(m) or (o) of the Code).

“ERISA Event” means (a) any Reportable Event; (b) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or, with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, the termination of any Plan under Section 4041(c) of ERISA; (f) the institution of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Partnership, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the receipt by the Partnership, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Partnership, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the withdrawal of any of the Partnership, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (i) the Partnership, a Subsidiary or any ERISA Affiliate engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; (j) the Partnership, a Subsidiary or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (k) any event that could result in the imposition of a Lien on any asset of the Partnership or any Subsidiary with respect to any Plan or Multiemployer Plan under Title IV of ERISA or Section 430 of the Code.

“Event of Default” has the meaning assigned to such term in Section 9.01.

“Excess Cash Flow” means, with respect to the Partnership and the Subsidiaries on a consolidated basis for any Applicable Period, the Operating Cash Flow Amount of the Partnership on a consolidated basis as of the last day of the Applicable Period, minus, without duplication:

(a) to the extent not already included in the Operating Cash Flow Amount. Debt Service for such Applicable Period and the amount of any Net Proceeds or Extraordinary Receipts which have been used to redeem the Notes pursuant to Section 3.02(b); provided that with respect to any such amounts to be paid after the close of such Applicable Period that are deducted in such Applicable Period, any amount so deducted shall not be deducted again in a subsequent Applicable Period;

(b) the amount of any voluntary redemption or repayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary redemption of the Notes, which shall be the subject of Section 3.02(c)(ii)) and the amount of any voluntary payments of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments during such Applicable Period to the extent an equal amount of loans thereunder was simultaneously repaid, so long as the amount of such redemption or repayment is not already reflected in Debt Service;

(c) Capital Expenditures by the Partnership and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash in an amount not to exceed $20,000,000; provided that for the avoidance of doubt, any amount so deducted in such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(e) to the extent not already included in the Operating Cash Flow Amount, amounts paid in cash during such Applicable Period on account of reserves or accruals established in purchase accounting; and

(f) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Note Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith.

“Excess Cash Flow Period” means each fiscal year of the Partnership, commencing with the fiscal year of the Partnership that commenced on January 1, 2019.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes of the Issuers issued pursuant to this Indenture in exchange for, and in an aggregate principal amount equal to or not in excess of, the Initial Notes in compliance with the terms of the Registration Rights Agreement.

“Exchange Offer Registration Statement” means the registration statement filed with the SEC in connection with the Registered Exchange Offer.

“Excluded Account” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 8.01.

“Excluded Net Proceeds” means Net Proceeds from all Dispositions completed after the date of this Indenture in an amount not to exceed $155,000,000 in the aggregate.

“Excluded Property” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Securities” means any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Partnership’s Board of Directors reasonably determines in good faith (with communication of such determination, if any, to be delivered to the Trustee in writing) that the cost or other consequence of pledging such Equity Interests or Indebtedness (including any adverse tax consequences to the Issuers or their direct or indirect owners) is likely to be excessive in relation to the value to be afforded thereby;

(b) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(c) any Equity Interests of any Foreign Subsidiary that is a CFC (other than Equity Interests of Subsidiaries formed under the laws of or domiciled in Puerto Rico) or any FSHCO in excess of 65% of the outstanding Equity Interests of such Foreign Subsidiary or FSHCO;

(d) any Margin Stock; and

(e) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement prohibits such a pledge without the consent of any other party or would give any other party (other than a Note Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder; provided that this clause (e) shall not apply if (1) such other party is a Note Party or a Wholly Owned Subsidiary, (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Partnership or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement or replacement or renewal thereof is in effect, or (3) such prohibition would be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other applicable law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition.

“Excluded Subsidiary” means any of the following:

(a) any Foreign Subsidiary (other than Subsidiaries formed under the laws of or domiciled in Puerto Rico);

(b) any Subsidiary of a Foreign Subsidiary that is a CFC (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico);

(c) any FSHCO;

(d) each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Note Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Note Obligations (unless such consent, approval, license or authorization has been received);

(e) any Subsidiary formed in connection with the C-Corporation Conversion that ceases to exist or be a Subsidiary upon completion of the C-Corporation Conversion, so long as such Subsidiary does not hold material assets (other than Equity Interests that are not pledged as Collateral as of the Closing Date);

(f) any other Subsidiary with respect to which, the Board of Directors of the Partnership reasonably determines in good faith (with communication of such determination, if any, to be delivered to the

Trustee in writing) that the cost or other consequences (including any adverse tax consequences to the Issuers or their direct or indirect owners) of providing a Guarantee of or granting Liens to secure the Note Obligations are likely to be excessive in relation to the value to be afforded thereby; and

(g) any Cemetery Non-Profit.

“Exclusive Management Agreement” means an agreement (including a lease) pursuant to which a Subsidiary Guarantor obtains the exclusive right to manage the operations of any person in the business of (a) providing cemetery services and/or cemetery property or to operate such cemetery property or (b) providing funeral home services or to operate such funeral home, in each case, for a term of not less than one year at the time of execution of such agreement, including any Cemetery Non-Profit Management Agreement that satisfies the foregoing criteria.

“Existing Agent” means Capital One, National Association as Administrative Agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 4, 2016 among StoneMor Operating LLC, the other borrowers party thereto, the lenders party thereto, the Existing Agent, and the other agents and parties thereto, as amended through Amendment No. 8 dated as of February 4, 2019.

“Existing Mortgage” means each Mortgage delivered pursuant to the Existing Credit Agreement.

“Existing Senior Notes” means the 7 7/8% Senior Notes due 2021, issued under the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” means that indenture dated as of May 28, 2013 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantor subsidiaries party thereto and Wilmington Trust, National Association, as trustee, governing the Existing Senior Notes.

“Extraordinary Receipts” means 100% of the cash proceeds received by or paid to the Partnership or any Subsidiary not in the ordinary course of business consisting of federal, state or local Tax refunds (other than resulting from overpayment), judgments, proceeds of settlements, condemnation awards, insurance or other proceeds from losses, damage or destruction of any asset or assets and indemnity payments, in each case, net of (i) such amounts that are required to be remitted to a third person or are insurance or condemnation proceeds that are required to be reinvested in the business or to be used to restore any asset subject to a casualty event, in each case as a result of applicable law or regulation, (ii) documented attorneys’ fees, accountants’ fees and other reasonable fees and expenses incurred or payable in connection therewith, (iii) Taxes paid or payable (in the good faith determination of the Issuers) as a result thereof and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to any liabilities related thereto (other than any taxes deducted pursuant to clause (ii) or (iii) above).

“FASBASC” means the Financial Accounting Standards Board Accounting Standards Codification.

“Financial Covenants” means the covenants of the Issuers set forth in Section 8.11.

“Financial Officer” of any person means the Chief Executive Officer, Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Foreign Subsidiary” means any Subsidiary that is not organized in the United States, any state thereof or the District of Columbia.

“FSHCO” means any Subsidiary that has no material assets other than stock or debt of one or more Foreign Subsidiaries (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico) that are CFCs.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time, applied on a consistent basis, subject to the provisions of Section 1.02.

“General Partner” means (a) prior to completion of the C-Corporation Conversion, StoneMor GP LLC, a Delaware limited liability company, or any successor thereof incorporated to effectuate any step of the C-Corporation Conversion and (b) upon completion of the C-Corporation Conversion, the C-Corporation or such other person as the Required Noteholder Parties shall approve.

“Global Notes” has the meaning given to such term in Section 2.02(b).

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“GP Agreement” means that certain Second Amended and Restated Limited Liability Agreement of the General Partner, dated as of May 21, 2014, as may be amended, restated, modified, replaced or supplemented from time to time (including, for the avoidance doubt, any replacement in connection with any successor entity becoming the General Partner) as permitted under this Agreement.

“Guarantee” of or by any person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“guarantor” has the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” means the Subsidiary Guarantors and, following the C-Corporation Conversion and upon execution by the C-Corporation of a supplemental indenture, the C-Corporation.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Requirement of Law pertaining to the environment.

“Historical Audited Financial Statements” has the meaning assigned to such term in Section 4.05.

“Holder” or “Noteholder” means the Person in whose name the Notes are registered.

“Immaterial Leases” means, with respect to any Note Party or any Subsidiary of a Note Party, (a) oral, month-to-month, season-to-season or otherwise terminable farm leases of excess cemetery land, (b) oral, month-to-month or “term of employment” residential leases with employees, (c) month-to-month leases for office or storage use, (d) cell site, cell tower, communication, billboard and sign leases on excess cemetery land, (e) oil and gas leases not effecting cemetery use, (f) leases of modular office buildings, (g) residential leases with a term of not more than three years, and (h) other leases having no material adverse effect on the cemetery or funeral home use of the real property involved (or the value of such real property).

“Indebtedness” of any person means, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), (e) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (f) all Capital Lease Obligations of such person, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above; provided that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations (to the extent permitted hereunder) until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) obligations in respect of Third Party Funds incurred in the ordinary course of business, (F) in the case of the Partnership and the Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations of the Partnership and the Subsidiaries and (G) any Trust Funds. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof. The obligations of the applicable Subsidiary Guarantors under the Archdiocese Lease, as in effect on the Closing Date, shall not constitute Indebtedness.

“Indemnitee” has the meaning assigned to such term in Section 10.06(c).

“Indenture” means this Indenture as amended or supplemented from time to time.

“Information” has the meaning assigned to such term in Section 4.14(a).

“Initial Notes” means the notes in substantially the form attached hereto as Exhibit A issued by the Issuers pursuant to Section 2.01 and purchased by the Initial Purchasers from the Issuers on the Closing Date pursuant to Section 2.01(b), issued as Global Notes and registered in the name of the Depository or its nominee, together with any Notes issued in substitution therefor pursuant to Section 2.07 of this Indenture. For the avoidance of doubt, references to the “Initial Notes” shall include any increase in the principal amount of outstanding Initial Notes as a result of a PIK Payment.

“Initial Purchaser” means each financial institution listed on Schedule 2.01.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” has the meaning assigned to such term in Section 14.09.

“Interest Payment Date” means, with respect to any Note, the 30th day of March, June, September and December of each year, commencing on September 30, 2019.

“Interest Period” means, with respect to any Note, the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment

Date, with the exception that the first Interest Period with respect to any Note shall commence on and include the Closing Date of the applicable Note and end on and exclude the first Interest Payment Date to occur after the Closing Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the date immediately following the last day of such Interest Period).

“Investment” has the meaning assigned to such term in Section 8.04.

“Issuers” has the meaning assigned to such term in the introductory paragraph of this Indenture.

“Leasehold Property” means any leasehold interest of any Note Party as lessee under any lease of Real Property.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Local Time” means New York City time (daylight or standard, as applicable).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, property, operations, assets, liabilities (actual or contingent), operating results, prospects or financial condition of the Partnership and the Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Issuers and the Subsidiary Guarantors (taken as a whole) to fully and timely perform any of their payment obligations under any Note Document to which either of the Issuers or any of the Subsidiary Guarantors is a party or (c) the validity or enforceability of any of the Note Documents or the material rights and remedies of the Trustee and the Noteholder Parties thereunder.

“Material Indebtedness” means Indebtedness (other than Notes) of any one or more of the Issuers or any Subsidiary in an aggregate principal amount exceeding $5,000,000.

“Material Leases” means any lease, sublease, license, operating agreement or similar agreement pursuant to which any Issuer or any Subsidiary is demised Real Property that is operated in whole or in part as a cemetery, crematory or funeral home

“Material Real Property” means any parcel or parcels of Real Property now or hereafter owned or leased by any Issuer or any Guarantor; provided that “Material Real Property” shall not include any Excluded Property.

“Maturity Date” means June 30, 2024.

“Maximum Rate” has the meaning assigned to such term in Section 2.13(e).

“Merchandise Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by a Note Party as required in accordance with applicable law to receive and administer the aggregate of all amounts required by applicable law derived from the sale of services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, vaults and caskets, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains.

“Minimum Liquidity Cure Trigger Date” has the meaning assigned to such term in Section 9.01.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties” means each Material Real Property encumbered by a Mortgage pursuant to Section 7.12 and Section 7.13.

“Mortgage Amendment” means, with respect to each Existing Mortgage, an amendment of such Existing Mortgage between the applicable Subsidiary Guarantor and the Collateral Agent in form and substance reasonably satisfactory to the Required Noteholder Parties.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt and other security documents (including amendments to any of the foregoing, and including an Existing Mortgage, as assigned by the Existing Agent to the Collateral Agent, and as amended by the applicable Subsidiary Guarantor and Collateral Agent) delivered with respect to Mortgaged Properties, unless an Existing Mortgage is amended, each substantially in the form of Exhibit E (with such changes as may be necessary to account for local law matters) or in such other form as is reasonably satisfactory to the Required Noteholder Parties and the Issuer, in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Partnership or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Partnership or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition (other than under Section 8.05(a), (b), (c), (e), (i), (j) or (k)) or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Note Documents), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) Taxes paid or reasonably estimated to be payable as a result thereof (provided that if the amount of any such estimated Taxes exceeds the amount of Taxes actually required to be paid in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such Taxes are actually paid) and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Partnership or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that 20% of any Excluded Net Proceeds in excess of $55,000,000 after the Closing Date shall not constitute “Net Proceeds” unless and until the Partnership or any Subsidiary has failed to reinvest such proceeds in assets of the general type used or useful in the business of the Partnership and its Subsidiaries (including in connection with an acquisition), on or before the date that is 360 days following receipt of such proceeds by the Partnership or any of its Subsidiaries; provided, further, that the Partnership may elect, in its sole discretion, to treat such cash proceeds as “Net Proceeds” prior to the expiration of such 360-day period; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Partnership or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Nomination and Director Voting Agreement” means the Second Amendment to the Nomination and Director Voting Agreement to be dated the Closing Date by and among the Partnership, Axar Capital Management L.P., American Infrastructure Funds L.P. and certain affiliates of the purchasers party thereto, as such Nomination and Director Voting Agreement may be amended, restated, modified or otherwise replaced from time to time.

“Non-U.S. Person” means a person that is not a “U.S. person” within the meaning of Regulation S.

“Note Documents” means (i) this Indenture, (ii) the Security Documents, (iii) any Intercreditor Agreement, (iv) the Registration Rights Agreement and (v) all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Note Party for the benefit of any Agent or Secured Parties in connection herewith on or after the date hereof.

“Note Obligations” means (a) the due and punctual payment by the Issuers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes issued by the Issuers under this Indenture, when and as due, whether at maturity, by acceleration, upon one or more dates set for redemption or otherwise and (ii) all other monetary obligations of the Issuers owed under or pursuant to this Indenture and each other Note Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Note Party under or pursuant to each of the Note Documents.

“Note Parties” means the Issuers and the Subsidiary Guarantors.

“Noteholder Party” means the Initial Purchasers and the Holders.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any PIK Notes that may be issued.

“Notes Commitment” means, with respect to each Initial Purchaser, the commitment of such Initial Purchaser to purchase Notes hereunder. The amount of each Initial Purchaser’s Notes Commitment is set forth on Schedule 2.01. The aggregate amount of the Notes Commitment is $385,000,000.

“Notes Minimum” means $2,000 (or if a PIK Payment has been made $1.00).

“Notes Multiple” means $1,000 (or if a PIK Payment has been made $1.00).

“OFAC” shall have the meaning assigned to such term in the definition of “Sanctions.”

“Officer’s Certificate” means a certificate signed on behalf of each of the Issuers by a Responsible Officer of each Issuer who, in the case of the Officer’s Certificate required by Section 7.06(d), must be a Financial Officer of the Partnership (or C-Corporation), which meets the requirements set forth in this Indenture.

“Operating Cash Flow Amount” means, on any date, the aggregate amount of “net cash provided by operating activities” (or successor line item) set forth in the financial statements that have been (or were required to be) delivered for the relevant Test Period.

“Operating Company” means StoneMor Operating LLC, a Delaware limited liability company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel that delivers an Opinion of Counsel on behalf of the Issuers or other person may be an employee of, or counsel, to the Issuers or such other person.

“Parent Entity” means any direct or indirect parent of the Partnership (including, without limitation, the General Partner, but excluding, for the avoidance of doubt, any Permitted Holder).

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008, as amended, restated, modified, extended, renewed, replaced or supplemented from time to time as permitted under this Indenture.

“Partnership Common Units” means the common units of the Partnership.

“Partnership Subordinated Units” means the subordinated units of the Partnership.

“Paying Agent” has the meaning assigned to such term in Section 2.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means the Perfection Certificate with respect to the Issuers and the other Note Parties in a form reasonably satisfactory to the Required Noteholder Parties, as the same may be supplemented from time to time to the extent required by Section 7.06 or the Collateral Agreement.

“Permitted Holders” means, Axar Capital Management, L.P., the C-Corporation and their respective Affiliates other than, for the avoidance of doubt, the Partnership and any of its Subsidiaries.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” has the meaning assigned to such term in Section 8.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b)(i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness (excluding customary amortization) is greater than or equal to the lesser of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Notes then outstanding, (c) if the Indebtedness being Refinanced is subordinated in right of payment and/or in lien priority to the Note Obligations under this Indenture, such Permitted Refinancing Indebtedness shall be subordinated in right of payment and/or in lien priority, as applicable, to such Note Obligations on terms not materially less favorable to the Noteholder Parties as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced, (e) the other terms of such Permitted Refinancing Indebtedness (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms) are substantially similar to, or not more restrictive to the Partnership and the Subsidiaries than, in each case taken as a whole, the terms applicable to the Notes (except for (1) covenants or other provisions applicable only to periods after the Maturity Date or (2) those that are otherwise reasonably acceptable to the Issuers and the Required Noteholder Parties (with communication of such covenants or provisions, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing) (or, if more restrictive, the Note Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard)), and (f) at the time of such Refinancing, no Event of Default shall have occurred or be continuing.

“Perpetual Care Trust” means a trust fund or other reserve, trust, escrow or any similar arrangement established and administered by a Note Party as required in accordance with applicable law for the purpose of receiving the aggregate of all amounts required by applicable law derived from the sale of interests in real property, or fixtures, including, without limitation, mausoleums, niches, columbaria, urns, or crypts, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains and set aside in reserve, trust, escrow or any similar arrangement and administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments.

“person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“PIK Interest” means the interest on the Notes due in respect of the PIK Interest Portion on an Interest Payment Date, which is paid, at the Issuers’ election, by increasing the amount of outstanding Notes or by issuing additional PIK Notes.

“PIK Interest Portion” has the meaning assigned to such term in Section 2.13(a).

“PIK Payment” has the meaning assigned to such term in Section 2.02(d).

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) maintained or contributed to by the Partnership, any Subsidiary or any ERISA Affiliate or to which the Partnership, any Subsidiary or any ERISA Affiliate has or may have an obligation to contribute, and each such plan for the six-year period immediately following the latest date on which the Partnership, any Subsidiary or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall have the meaning assigned to such term in Section 7.06.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligor” has the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Compliance” means, at any date of determination, that the Partnership and the Subsidiaries shall be in compliance, after giving pro forma effect to the relevant transactions, with the Financial Covenants, recomputed as at the last day of the most recently ended fiscal quarter of the Partnership and the Subsidiaries for which the financial statements and certificates required pursuant to Section 7.06 have been delivered.

“pro forma effect” or “pro forma basis” means, as to any person, for any Specified Transaction that occurs subsequent to the commencement of a period for which the financial effect of such Specified Transaction is being calculated, and giving effect to the Specified Transaction for which such calculation is being made as well as all other Specified Transactions that have occurred subsequent to the commencement of such period and or prior to the date of such calculation, such calculation as will give pro forma effect to all such Specified Transaction as if such Specified Transaction occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such Specified Transaction.

“Projections” means projections and any forward-looking statements (including statements with respect to booked business) of the Partnership and the Subsidiaries furnished to certain of the Initial Purchasers by or on behalf of the Partnership or any of the Subsidiaries prior to the Closing Date.

“Public Noteholder Party” shall have the meaning assigned to such term in Section 15.21.

“Public Noteholder Party Information” shall have the meaning assigned to such term in Section 7.06.

“Purchase Price” has the meaning specified in Section 2.01(a).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Note Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Record Date” has the meaning specified in Section 2.13(f).

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” has the meaning assigned to such term in Section 2.04(a).

“Registered Exchange Offer” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registrar” has the meaning assigned to such term in Section 2.04(a).

“Registration Rights Agreement” means the Registration Rights Agreement dated the Closing Date, among the Issuers, the Subsidiary Guarantors and the Initial Purchasers.

“Regulation S” means Regulation S under the Securities Act, as such regulation may be amended, supplemented, replaced or otherwise modified from time to time.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder as to which the PBGC has not waived the requirement of Section 4043(a) of ERISA that it be notified of such event with respect to a Plan under subsections .22, .23, .25, .27 or .28 of 29 CFR Part 4043.

“Required Noteholder Parties” means, at any time, Holders holding Notes (including PIK Notes, if any) that, taken together, represent more than 50% of the principal amount of the Notes outstanding at such time (including PIK Notes, if any), voting as a single class.

“Required Percentage” means, with respect to any Applicable Period, 75%.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” means, in relation to any Person, any of the following: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of such Person (or, if such Person is organized as a limited partnership, its general partner).

“Restricted Notes Legend” means the legend set forth in Section 2.07(c).

“Restricted Payments” has the meaning assigned to such term in Section 8.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Issuers in good faith).

“Rights Offering” has the meaning specified in Section 8.06(d).

“Rule 144A” means Rule 144A under the Securities Act, as such regulation may be amended, supplemented, replaced or otherwise modified from time to time.

“Rule 501” means Rule 501 under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 8.03.

“Sanctioned Country” means at any time, a country, region or territory that is, or whose government is, the target of any comprehensive Sanctions, including, as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means at any time, any person with whom dealings are restricted or prohibited under Sanctions, including (i) any person listed in any Sanctions-related list of designated persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State), or equivalent lists maintained by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom, Canada or any other relevant sanctions authority, (ii) any person located or organized in a Sanctioned Country or (iii) any person owned 50 percent or more or Controlled, directly or indirectly, by any such person or persons described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, the U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom or (iii) Canada (or any provincial government).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent, each Agent, each Noteholder Party and each subagent appointed pursuant to Section 14.02 by the Trustee with respect to matters relating to the Note Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Mortgages, the Collateral Agreement, each intellectual property security agreement, and each of the security agreements, pledge agreements and other instruments and documents executed and delivered at any time pursuant to any of the foregoing or pursuant to Section 7.12 or Section 7.13.

“Shelf Registration Statement” means the registration statement filed by the Issuers in connection with the offer and sale of Initial Notes pursuant to the Registration Rights Agreement.

“Specified Equity Contribution” has the meaning assigned to such term in Section 9.01.

“Specified Transaction” means (w) any Disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary of the Partnership or of any product line, business unit or line of business of the Partnership, (x) any Investment that results in a person becoming a Subsidiary of the Partnership, (y) the incurrence, assumption, issuance or permanent redemption or repayment of any Indebtedness or (z) the entry into any other transaction or the making of any payment for which Pro Forma Compliance is required by the terms of this Agreement.

“Subagent” has the meaning assigned to such term in Section 14.02.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Partnership. Notwithstanding the foregoing, the Archdiocese Holdco shall not constitute a “Subsidiary” for purposes of this Indenture or any other Note Document.

“Subsidiary Guarantor” means each Subsidiary of the Partnership that is not an Excluded Subsidiary.

“Successor Issuer” has the meaning assigned to such term in Section 8.05(j).

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” means the date on which the principal of and interest on each Note and all other expenses or amounts payable under any Note Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) or this Indenture shall have otherwise been discharged in accordance with Section 11.01.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Partnership then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 7.06(a) or 7.06(b); provided that prior to the first date financial statements have been delivered pursuant to Section 7.06(a) or 7.06(b), the Test Period in effect shall be the four fiscal quarter period ended March 31, 2019.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Partnership or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Partnership or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Transactions” means, collectively, the transactions to occur pursuant to the Note Documents, including (a) the execution, delivery and performance of the Note Documents, the creation of the Liens pursuant to the Security Documents, and the purchase and sale of the Initial Notes hereunder, the issuance of the Notes and the use of proceeds thereof; (b) the issuance of the Convertible Preferred Units; (c) the repayment in full of, and the termination and release of all obligations, security interests and commitments under, the Existing Credit Agreement and the Existing Senior Notes Indenture; and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Transferee” means the transferee with respect to the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the Holder thereof with respect thereto and under this Indenture pursuant to Section 2.07.

“Transferee Letter” means a transferee letter substantially in the form attached as Exhibit C and accepted by the Trustee.

“Treasury Rate” means, as of the applicable redemption date, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Board of Directors of the Partnership (with communication of such rate to be delivered by the Issuers to the Trustee in writing), such determination shall be conclusive absent manifest error, that on the date three Business Days prior to the date of redemption, is the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term most nearly equal to the period from such redemption date to the second anniversary of the Closing Date for such Notes. If the redemption is in connection with a satisfaction and discharge or defeasance of the Indenture, the applicable Treasury Rate shall be computed as of the date that funds are irrevocably deposited with the Trustee to pay the amounts related thereto, as set forth in this Indenture.

“Trust Accounts” means, collectively, the Perpetual Care Trusts and Merchandise Trusts.

“Trust Committee” has the meaning assigned to such term in Section 7.17.

“Trust Funds” means, as of any date of determination in connection with the Trust Accounts, the aggregate of all amounts required by applicable law to be set aside in reserve, trust or escrow or any similar arrangement.

“Trust Officer” means, with respect to the Trustee or the Collateral Agent, any officer:

(1) within the corporate trust department of the Trustee, or the Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or Collateral Agent, respectively, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means cash or cash equivalents of the Partnership or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Partnership or any of its Subsidiaries; provided that amounts pledged with respect to cash collateralized letters of credit shall be excluded from the calculation of Unrestricted Cash for all purposes under this Indenture.

“U.S. Government Obligations” means direct non-callable obligations of, or Guaranteed by, the United States of America for the payment of which Guarantee or obligations, the full faith and credit of the United States is pledged.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Partnership that is a Wholly Owned Subsidiary of the Partnership.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Partnership and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Yield Maintenance Premium” means the sum of (i) 4% of the aggregate principal amount of Notes redeemed, repaid or repurchased by the Issuers on or before June 27, 2021 and (ii) (a) the aggregate amount of interest, in cash, that would have accrued on such aggregate principal amount of Notes redeemed, repaid or repurchased from the date of redemption or repurchase through June 27, 2021, assuming an interest rate of 11.500% per annum, minus (b) the aggregate amount of interest, in cash, that would have accrued on the principal amount of the Notes so redeemed, repaid or repurchased, if such principal amount of Notes were reinvested for the period from the date of such redemption or repurchase until June 27, 2021 at the Treasury Rate plus 50 basis points. The Issuers shall calculate or cause the calculation of the Yield Maintenance Premium and the Trustee shall have no duty to calculate or verify the Issuers’ calculations thereof.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Indenture unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Indenture to any Note Document or other agreement or document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. Except as otherwise expressly provided herein, any reference herein to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Partnership notifies the Trustee that the Partnership requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03 Effectuation of Transactions. Each of the representations and warranties of the Issuers contained in this Indenture (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.05 Trust Indenture Act. On the Closing Date, this Indenture is not qualified under the TIA, and the TIA shall not apply to or in any way govern the terms of this Indenture. No provisions of the TIA are incorporated into this Indenture unless and until this Indenture is qualified under the TIA as a result of the effectiveness of an Exchange Offer Registration Statement filed with the SEC in connection with a Registered Exchange Offer. The Issuers shall notify the Trustee in writing, upon the effectiveness of an Exchange Offer Registration Statement.

SECTION 1.06 Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP applied on a consistent basis, applied in a manner consistent with that used in preparing the Historical Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Partnership and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

SECTION 1.07 Additional Interest. Whenever in this Indenture or the Notes there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Interest, to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof pursuant to the Registration Rights Agreement. If Additional Interest is due, the Issuers shall deliver an Officers’ Certificate to the Trustee and the Paying Agent at least 15 days prior to the Interest Payment Date setting forth the amount of such Additional Interest, the date on which it shall be paid and whether such Additional Interest shall be paid in Cash Interest or PIK Interest. The determination of whether and how much Additional Interest is due and payable shall be an obligation of the Issuers and the Trustee and each Agent shall have no duty to monitor whether Additional Interest is due or verify the Issuers’ determinations thereof, and each of the Trustee and each Agent shall be entitled to assume that no Additional Interest is due in the absence of receipt of the Officers’ Certificate referred to in the preceding sentence.

ARTICLE II.

THE NOTES

SECTION 2.01 Authorization of the Notes; Commitments; Procedure for Issuance of Notes; Purchase and Sale of the Notes.

(a) The Issuers have authorized the issuance and sale of $385,000,000 aggregate principal amount of Initial Notes on the Closing Date at a purchase price equal to 96.50% of the principal amount thereof (as applicable, the “Purchase Price”).

(b) Subject to the satisfaction (or waiver by Initial Purchasers holding an aggregate of at least 50% of the principal amount of the Notes being issued on the Closing Date) of the conditions set forth in Section 6.01, each Initial Purchaser agrees to purchase from the Issuers Initial Notes on the Closing Date at the Purchase Price in an aggregate principal amount not to exceed its Notes Commitment; provided that Notes issued under this Section 2.01(b) that are redeemed, repaid or repurchased may not be reissued.

(c) Each Note shall be purchased by the Initial Purchasers from the Issuers, and issued by the Issuers to the Depository, for the benefit of the Initial Purchasers ratably in accordance with their respective Commitments.

SECTION 2.02 Form and Dating.

(a) The Initial Notes to be issued on the Closing Date pursuant to Section 2.01(a) will be initially sold and available for transfer and exchange in accordance with the terms of this Indenture to (1) QIBs in reliance on Rule 144A and (2) persons that are Non-U.S. Persons in offshore transactions (as defined in Rule 902(h) of Regulation S) in compliance with Rule 903 or Rule 904 under Regulation S. The Notes may have notations, legends or endorsements required by law, stock exchange rule or Depository rule or usage. The form of the Notes and any notation, legend or endorsement on them shall be satisfactory to the Issuers. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof (and after the issuance of PIK Notes or the increase in the principal amount of a Global Note in order to evidence PIK Interest, minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof).

(b) The Notes and the Trustee’s certificate of authentication shall be issued as one or more permanent Global Notes in registered form in substantially the form of Exhibit A with respect to Initial Notes and Exhibit B with respect to the Exchange Notes (collectively, the “Global Notes”) hereto which are hereby incorporated in and expressly made a part of this Indenture, and shall be deposited with the Trustee, as Custodian for the Depository, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Custodian for the Depository, as hereinafter provided (giving effect to, and as increased by, any payment of PIK Interest made thereon by increasing the aggregate principal amount of such Global Notes by an amount equal to the PIK Interest payable, rounded up to the nearest whole dollar), and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect PIK Interest, exchanges, repurchases, redemptions and other cancellations. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which either of the Issuers or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issued in registered form without interest coupons and in denominations of an integral multiple of the Notes Multiple and not less than the Notes Minimum, except as may be necessary to enable the registration of transfer by a Holder of its entire holding of Notes. Any PIK Notes will be issued with the designation “PIK Note” on the face of such PIK Note.

(c) Subject to the covenants set forth in this Indenture, the aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited and any PIK Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption and otherwise as the Initial Notes.

(d) If the Issuers are entitled to pay PIK Interest in respect of the Notes as set forth herein, the Issuers may elect (subject to the restrictions described in the form of Notes in Exhibit A or Exhibit B) to either increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Indenture having the same terms (except that PIK Notes shall be made in a minimum denomination of $1.00 and integral multiples of $1.00) as the Notes (in each case, a “PIK Payment”). In the event that the Issuers shall determine to pay PIK Interest for any Interest Period, then the Issuers shall deliver a PIK Notice to the Trustee and the Holders as required by the form of Note in Exhibit A or Exhibit B.

SECTION 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Responsible Officer of each Issuer (an “Authentication Order”) (a) the Initial Notes for original issue on the Closing Date in an aggregate principal amount of $385,000,000, (b) the Exchange Notes for issue in a Registered Exchange Offer pursuant to the Registration Rights Agreement for a like principal amount of Initial Notes exchanged pursuant thereto or otherwise pursuant to an effective registration statement under the Securities Act and (c) any additional Notes issued in accordance with the terms of this Indenture. Such written order for the issuance of the Notes shall specify (i) the date on which the original issuance of the Notes is to be authenticated, (ii) the number of separate certificates evidencing the Notes to be authenticated, the principal amount of each of the Notes to be authenticated, the registered holder of each of the Notes and delivery instructions for each of the Notes, if the Holder is other than the Depository payment instructions for each of the Notes, whether the Notes are to be Initial Notes or Exchange Notes and (iii) such other documents and information as the Trustee and the Issuers may reasonably request in connection with the Notes.

In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, (a) authenticate and deliver any PIK Notes for an aggregate principal amount specified in such Authentication Order for such PIK Notes issued hereunder and (b) increase the principal amount of any Global Note as a result of a PIK Payment in the amount set forth in such Authentication Order.

One Responsible Officer shall sign each of the Notes for each of the Issuers by manual or facsimile signature.

If a Responsible Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid nor shall it be entitled to any benefit under this Indenture until an authorized signatory of the Trustee signs the certificate of authentication on the Note by manual signature. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes on behalf of the Trustee by manual signature. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so by manual signature. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04 Registrar and Paying Agent.

(a) The Trustee shall keep at its Corporate Trust Office books for (i) the recordation of the names and addresses of the Holders and (ii) the registration and transfer of the Notes (the “Register”). The Issuers hereby appoint the Trustee as their registrar (the “Registrar”) and paying agent (“Paying Agent”) to keep such books and make such registrations and transfers as are hereinafter set forth in this Section 2.04 and also authorizes and directs the Trustee to provide a copy of such registration or transfer record to any Paying Agent upon its written request. The entries in the Register shall be conclusive absent manifest error, and the Issuers, the Trustee and the Noteholder Parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Indenture, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuers or any Noteholder Party (but only, in the case of a Noteholder Party, at the Trustee’s office and only with respect to any entry relating to such Noteholder Party’s Notes), at any reasonable time and from time to time upon reasonable prior notice.

(b) If a person other than the Trustee is appointed by the Issuers to maintain the Register, the Issuers will give the Trustee and any Paying Agent prompt written notice of such appointment and of the location, and any change in the location, of the successor Registrar and the Trustee and the Paying Agent shall have the right to inspect the Register at all reasonable times and to obtain copies thereof, and the Trustee shall have the right to conclusively rely upon a certificate executed on behalf of the Registrar by an officer thereof as to the names and addresses of the Noteholders and the principal amounts and number of such Notes.

(c) The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 10.06. The Partnership or any of its domestically organized Subsidiaries may act as Paying Agent or Registrar.

(d) The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 10.07.

SECTION 2.05 Paying Agent to Hold Money in Trust. Prior to 11:00 AM Local Time on each due date of the principal of and interest on any Note, the Issuers shall deposit with each Paying Agent (or if the Partnership or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If the Partnership or a Subsidiary of the Partnership acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by them to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any Default under Sections 9.01(h) or 9.01(i) the Trustee shall automatically be the Paying Agent.

SECTION 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07 Transfer and Exchange.

(a) A Note may not be transferred in whole or in part except in accordance with this Section 2.07. Upon written request by a Holder of the Notes and such Holder’s compliance with the provisions of Section 2.07(b), the Registrar shall register the transfer or exchange of the Global Note or Definitive Note, as applicable, evidencing such Holder’s interest in the Notes; provided that under no circumstance shall any transfer of Notes to the Partnership, the C-Corporation or any Affiliate of the Partnership or the C-Corporation be permitted under this Indenture and any such purported transfer shall be void ab initio. Prior to such registration of transfer or exchange of the Global Note or Definitive Note , as applicable, evidencing such Holder’s interest in the Notes, the requesting Holder shall present or surrender to the Registrar the Global Note or Definitive Note, as applicable, duly endorsed and accompanied by a Transferee Letter duly executed by such Holder and acknowledged by the Issuers, in each case duly authorized in writing. In addition, the requesting Holder and its Transferee (if applicable) shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 2.07(b).

(b) No transfer or exchange of any Note or interest therein shall be made unless such transfer or exchange is made pursuant to a transaction that is exempt from registration under the Securities Act. In connection therewith, other than with respect to the issuance of the Initial Notes on the Closing Date pursuant to Section 2.01(a), the Registrar shall refuse to register such transfer or exchange unless it receives (and upon receipt, may conclusively rely upon) a duly executed Transferee Letter. None of the Issuers, the Trustee or the Registrar is obligated to register or qualify any Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer or exchange of any Note or interest therein without registration or qualification. Any Noteholder desiring to effect such a transfer or exchange shall, and does hereby agree to, indemnify the Issuers, the Trustee and the Registrar against any liability that may result if the transfer or exchange is not so exempt or is not made in accordance with the Securities Act and all other applicable federal and state laws.

(c) Legend.

(i) Except as permitted by subparagraph (c) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the following Restricted Notes Legend (each defined term in the Restricted Notes Legend being defined as such for purposes of the legend only):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT IT IS (A) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNTS OF ONE OR MORE OTHER “QUALIFIED INSTITUTIONAL BUYERS” WITH RESPECT TO WHICH IT EXERCISES SOLE INVESTMENT DISCRETION, OR (B) IT IS NOT A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), IS NOT ACQUIRING THE NOTE FOR THE ACCOUNT OR FOR THE BENEFIT OF A “U.S. PERSON” AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE PARTNERSHIP OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNTS OF ONE OR MORE OTHER QUALIFIED INSTITUTIONAL BUYERS WITH RESPECT TO WHICH IT EXERCISES SOLE INVESTMENT DISCRETION IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A PERSON THAT IS NOT A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S THAT IS NOT ACTING FOR THE ACCOUNT OR THE BENEFIT OF A “U.S. PERSON” IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND BASED UPON AN OPINION OF COUNSEL IF THE TRUSTEE SO REQUESTS),(E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF ANY ISSUER OR THE REGISTRAR SO REQUESTS) OR (F) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (3) REPRESENTS THAT (A) EITHER (I) NO PORTION OF THE ASSETS USED BY IT TO ACQUIRE AND HOLD THIS NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT, OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”) OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE INTERNAL REVENUE CODE (COLLECTIVELY, “SIMILAR LAW”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO BE “PLAN ASSETS” OF ANY SUCH PLAN, OR ACCOUNT WITHIN THE MEANING OF U.S. DEPARTMENT OF LABOR REGULATIONS, 29 C.F.R. §2510.3 101, AS MODIFIED BY SECTION 3(42) OF ERISA (EACH OF THE FOREGOING, A “PLAN”), OR (II) (X) ITS PURCHASE AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION

406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND (Y) NONE OF THE ISSUERS, THE TRUSTEE OR ANY OTHER AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS A FIDUCIARY TO ANY PLAN WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THIS NOTE, AND (B) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OTHER THAN TO ANY PERSON OR ENTITY THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS AND AGREEMENTS WITH RESPECT TO ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST HEREIN, AND (4) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

IN CONNECTION WITH ANY TRANSFER OR EXCHANGE, THE TRANSFEREE OR THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS THE REGISTRAR OR TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER OR EXCHANGE COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Global Note shall also bear the following legend:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, AND TRANSFERS OF INTERESTS IN THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.07 OF THE INDENTURE.

Each Global Note issued with original issue discount shall also bear the following legend:

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, CLOSING DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: 3600 HORIZON BLVD., SUITE 100 TREVOSE, PA 19053 ATTENTION: CHIEF FINANCIAL OFFICER.

(d) Additional Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate, Notes in the manner provided in this Indenture at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Subsidiary Guarantors, the Trustee, the Paying Agent, the Registrar and the Collateral Agent may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Subsidiary Guarantors, the Trustee, the Paying Agent, the Registrar or the Collateral Agent shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v) [Intentionally Omitted]

(vi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under applicable law or this Indenture with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine compliance as to form with the express requirements hereof.

(vii) The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(viii) After a transfer of any Initial Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to the Restricted Notes Legend on any such Initial Note will cease to apply, and an Initial Note or an Initial Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(ix) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes pursuant to which Holders of such Initial Notes are offered Exchange Notes in exchange for their Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form, in each case without the Restricted Notes Legend, will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(x) None of the Trustee, the Collateral Agent nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depository.

SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the

Issuers, with respect to the Issuers, to protect the Issuers, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 15.04, a Note does not cease to be outstanding because either of the Issuers or an Affiliate of either of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11 Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) pursuant to Section 2.13(b) in any lawful manner. The Issuers may pay the defaulted interest to the persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 15.04 of this Indenture.

SECTION 2.13 Interest.

(a) The Notes shall bear interest at a fixed rate of 9.875% per annum (such interest payable, “Cash Interest”) or, at the Issuers’ option through January 30, 2022, a fixed rate of 7.50% in cash per annum plus a fixed rate of 4.00% per annum in the form of PIK Interest (the “PIK Interest Portion”); provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, Additional Interest will accrue on the Notes at a rate of 0.25% per annum (increasing by an additional 0.25% per annum with respect to each subsequent 90-day period that occurs after the date on which such Registration Default occurs, up to a maximum Additional Interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all Registration Defaults have been cured and (y) the date which is two years after the Closing Date, and shall be payable on each Interest Payment Date in the form of interest selected by the Issuers in accordance with this Section 2.13(a) for the interest otherwise due on the Notes on such Interest Payment Date.

(b) Notwithstanding the foregoing, during the continuance of an Event of Default, at the option of the Required Noteholder Parties as evidenced to the Trustee in writing (and automatically upon an Event of Default under Sections 9.01(b), (c), (h) or (i)), the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) entirely in cash and payable on demand, at a rate per annum equal to 13.50%; provided, however, that if a Registration Default occurs, Additional Interest will accrue on the Notes at a rate of 0.25% per annum (increasing by an additional 0.25% per annum with respect to each subsequent 90-day period that occurs after the date on which such Registration Default occurs, up to a maximum Additional Interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all Registration Defaults have been cured and (y) the date which is two years after the Closing Date, and shall be payable on each Interest Payment Date in the form of interest selected by the Issuers in accordance with this Section 2.13(a) for the interest otherwise due on the Notes on such Interest Payment Date; provided, further that this clause (b) shall not apply to any Event of Default that has been waived by the Required Noteholder Parties pursuant to Section 12.01.

(c) Accrued interest on each Note shall be payable in arrears (i) on each Interest Payment Date for such Note or, if any such date is not a Business Day, on the next succeeding Business Day (with no interest accruing on such payment as the result of such delay) and (ii) on the Maturity Date; provided that (A) interest accrued pursuant to clause (b) of this Section 2.13 shall be payable on demand and (B) in the event of any redemption of any Note, accrued interest on the principal amount redeemed shall be payable on the date of such redemption through, but excluding, the date of such redemption.

(d) All interest hereunder shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Noteholder Party, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Noteholder Party in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Noteholder Party, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Noteholder Party on subsequent payment dates to the extent not exceeding the legal limitation.

(f) The Issuers shall pay interest on the Notes (except interest accrued pursuant to clause (b) of this Section 2.13) to the Paying Agent for the account of the persons who are registered Holders at the close of business, whether or not a Business Day, 15 days prior to an Interest Payment Date (each a “Record Date”). The Issuers shall pay interest accrued pursuant to clause (b) of this Section 2.13 to the Paying Agent for the account of the registered Holders as of a subsequent special record date, which the Issuers shall fix or cause to be fixed and notice of which the Issuers shall promptly mail or cause to be mailed to each affected Holder (with a copy to the Trustee and Paying Agent), which notice shall state the special record date, the payment date and the amount of such interest to be paid.

SECTION 2.14 Payments Generally; Pro Rata Treatment.

(a) Unless otherwise specified, the Issuers shall make each payment required to be made by it hereunder (whether of principal, interest or fees or otherwise) prior to 11:00 a.m., Local Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent for the account of the applicable Holders, except that payments pursuant to Section 10.06 shall be made directly to the persons entitled thereto. The Paying Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. All payments made under the Note Documents shall be made in Dollars. Any payment required to be made by the Paying Agent hereunder shall be deemed to have been made by the time required if the Paying Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Paying Agent to make such payment.

(b) Subject to Section 9.02, if at any time insufficient funds are received by and available to the Trustee from the Issuers to pay fully all amounts of principal, interest and fees then due from the Issuers hereunder, such funds shall be applied (i) first, towards payment of fees, expenses, indemnities and other amounts then due to the Trustee, Collateral Agent and each Agent from the Issuers hereunder or under any Notes Document, ratably among the parties entitled thereto in accordance with the amounts of fees, expenses, indemnity and other amounts then due to such parties, (ii) second, towards payment of interest and fees of the Noteholders then due from the Issuers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (iii) third, towards payment of principal then due from the Issuers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties

SECTION 2.15 Book-Entry Provisions for Global Notes.

(a) Each Global Note initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.07 hereof. Members of, or Participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its Custodian, or under any Global Note, and the Depository may be treated by the Issuers, the Trustee, the Agents and any agent of the Issuers, the Trustee or the Agents as the absolute owner of each Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee, the Agents or any agent of the Issuers, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in any Global Note may be transferred or, subject to Section 2.02, exchanged for Definitive Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.07 hereof. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes, if (i) the Depository (x) notifies the Issuers that it is unwilling or unable to continue as Depository for the Global Notes or (y) has ceased to be a clearing company registered under the Exchange Act and, in each case, and a successor depository is not appointed by the Issuers within 90 days of such notice, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes or (iii) a Default or an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository or the Trustee to issue Definitive Notes.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Definitive Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in such Global Note to be transferred, and the Issuers shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and make available for delivery, one or more Definitive Notes, as the case may be, of like tenor and amount.

(d) In connection with the transfer of Global Notes, in whole, to beneficial owners pursuant to paragraph (b), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall, upon receipt of an Authentication Order from the Issuers, authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Notes an equal aggregate principal amount of Definitive Notes of authorized denominations.

(e) Any Definitive Note containing a Restricted Notes Legend delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) shall, except as otherwise provided by Section 2.07, bear the Restricted Notes Legend.

(f) The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16 Issuance of PIK Interest. Any PIK Interest on the Notes will be payable to Holders and (a) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, the Depository or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and (b) with respect to Notes represented by Definitive Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar). In the case of Definitive Notes, the Trustee will, at the written request of the Issuers and upon receipt of executed PIK Notes and an Authentication Order from the Issuers, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the Register. In the case of Global Notes, the Trustee will, at the written request of the Issuers and upon receipt of an Authentication Order from the Issuers, increase the principal amount of the Global Notes by the PIK Interest amount. In the event the Issuers are entitled to and elect to pay PIK Interest for any Interest Period, each Holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued as Definitive Notes will be distributed to Holders, dated as of the applicable Interest Payment Date and will bear interest on the principal amount of such PIK Note from and after the date of such PIK Payment.

SECTION 2.17 Calculations. The Issuers shall be responsible for making all calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, interest, Additional Interest, determination of how much interest shall be payable as PIK Interest or Cash Interest and any additional amounts or other amounts payable on the Notes.

ARTICLE III.

REDEMPTION

SECTION 3.01 Redemption of Notes.

(a) Subject to the other clauses of this Section 3.01, to the extent not previously redeemed, outstanding Notes shall be due and payable on the Maturity Date.

(b) Redemptions of the Notes from:

(i) all Net Proceeds or Extraordinary Receipts pursuant to Section 3.02(b) and Excess Cash Flow pursuant to Section 3.02(c) shall be allocated to the Notes pursuant to Section 3.01(c), with the application thereof to reduce in direct order amounts due on the succeeding Interest Payment Dates under such Notes, and

(ii) any optional redemptions of the Initial Notes pursuant to Section 3.02(a) shall be applied to the remaining installments of the Notes as the Issuers may in each case direct.

(c) Any mandatory redemption of Notes pursuant to Section 3.02(b) or (c) shall be applied so that the aggregate amount of such redemption is allocated among the Initial Notes by lot in accordance with the Depository’s procedures based on the aggregate principal amount of outstanding Initial Notes.

(d) Prior to any mandatory redemption of the Notes pursuant to Section 3.02(b) or (c) or any optional redemption of the Notes pursuant to Section 3.02(a), the Issuers shall notify the Trustee and the Holders in writing no less than 10 days or more than 60 days before the scheduled date of such redemption, (A) specifying such redemption date, (B) specifying the outstanding principal amount of such Notes to be redeemed on such date, (C) specifying the accrued interest and redemption price applicable to the redemption, and (D) stating the applicable provision of this Indenture pursuant to which such redemption is to be made; provided that a notice of redemption may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or transactions, in which case such notice may be revoked or the redemption date delayed by the Issuers if such condition is not satisfied. Upon written request of the Issuers delivered at least two Business Days in the case of Global Notes and five Business Days in the case of Definitive Notes prior to the date on which notice is to be sent to Holders (or such shorter period as is acceptable to the Trustee) and at the Issuers’ sole expense, the Trustee shall send to each Holder of Notes to be so redeemed, by first-class mail at his or her last address, or deliver such notice through the applicable procedures of the Depository in the case of Global Notes, as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04, a copy of the notice of redemption required to delivered to the Trustee pursuant to this Section 3.01(d).

(e) All redemptions of Notes shall be accompanied by accrued interest up to, but excluding, the redemption date on the principal amount redeemed to the extent required by Section 2.13(c) and (other than in connection with a redemption pursuant to Section 3.01(a)) the Issuers shall deliver to the Trustee an Officer’s Certificate that such redemption shall comply with the conditions contained in this Indenture and the Note.

(f) In the event that fewer than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (if such listing is known to the Trustee) or, if such Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and in accordance with the applicable procedures of the Depository; provided that no Notes of a principal amount of $2,000 or less (or if a PIK Payment has been made, $1.00 or less) shall be redeemed in part (for the avoidance of doubt any redemption for all and less than all Notes shall be subject to the applicable procedures of the Depository unless such method is otherwise prohibited). A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon delivery of the original Note to the Paying Agent and cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent funds in U.S. legal tender in satisfaction of the applicable redemption price pursuant to this Indenture.

(g) If the redemption date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the redemption date will be paid to the person in whose name a Note is registered at the close of business on such interest Record Date, and no additional interest will be payable to Holders who redeem their Notes.

(h) All interest on Notes to be redeemed shall be paid as Cash Interest.

SECTION 3.02 Voluntary and Mandatory Redemption of Notes.

(a) The Issuers shall have the right at any time and from time to time to redeem the Notes in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of the Notes Multiple and not less than the Notes Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 3.01(d); provided that:

(i) in the event of any optional redemption of the Notes made pursuant to this Section 3.02(a) prior to the second anniversary of the Closing Date for such Notes, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes, the principal amount of Notes to be redeemed, plus the Yield Maintenance Premium as of the applicable redemption date, plus accrued and unpaid interest up to, but excluding, the redemption date;

(ii) in the event of any optional redemption of the Notes made pursuant to this Section 3.02(a) on or after the second anniversary of the Closing Date for such Notes and prior to the third anniversary of the Closing Date for such Notes, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes the principal amount of Notes to be redeemed, plus a premium equal to 4.00% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date;

(iii) in the event of any optional redemption of the Notes made pursuant to this Section 3.02(a) on or after the third anniversary of the Closing Date for such Notes and prior to the fourth anniversary of the Closing Date for such Notes, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes the principal amount of Notes to be redeemed, plus a premium equal to 2.00% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date; and

(iv) on or after the fourth anniversary of the Closing Date for such Notes, no premium shall be due in respect of the redemption of any such Notes and the redemption price shall be the principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to, but excluding the redemption date.

(b) The Issuers shall apply all Net Proceeds and Extraordinary Receipts on or prior to the date which is five Business Days after the date of the realization or receipt by the Partnership or any Subsidiaries thereof, to redeem Notes at 100% of the principal amount, plus accrued and unpaid interest up to, but excluding, the date of redemption in accordance with clauses (b) and (c) of Section 3.01 plus the prepayment premiums specified in clause (a) of this Section 3.02 (it being understood that (x) such prepayment premiums shall not be payable in the case of the first $55.0 million of Excluded Net Proceeds and (y) any redemption of the Notes using the remaining Excluded Net Proceeds shall be at a redemption price of 102.00% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the date of redemption).

(c) Not later than five Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 7.06(a) with respect to each Excess Cash Flow Period, the Issuers shall calculate Excess Cash Flow for such Excess Cash Flow Period and such calculation will be set forth in an Officer’s Certificate delivered to the Trustee and the Holders setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required redemption in respect thereof and the calculation thereof in reasonable detail, along with a notice of mandatory redemption calling the Notes for partial redemption as provided in the next sentence. The Issuers will effect a mandatory redemption of the Notes on at least five days, or in the case of Global Notes, as required by the procedures of the Depository, but not more than 30 days’ notice to Holders of the Notes and the Trustee in an amount equal to (i) the Required Percentage of such Excess Cash Flow minus (ii) the amount of any optional redemptions of Notes during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any optional redemptions of Notes after the end of such Excess Cash Flow Period but before the date of redemption under this clause (c)) to redeem Notes at 100% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the redemption date in accordance with Section 3.01 and the other provisions of this Article III (it being understood that the prepayment premiums specified in Section 3.02(a) shall not be payable with respect to any Excess Cash Flow Period).

(d) In the event of any mandatory redemption required to be made pursuant to clause (b) of the definition of “Net Proceeds,” or if the Notes are accelerated or otherwise become due prior to their stated maturity pursuant to Section 9.01 following the occurrence of any Event of Default, prior to the second anniversary of the Closing Date for such Notes, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes the prepayment premium specified in Section 3.02(a) applicable to such Notes on such date.

(e) In connection with any redemption or repurchase of Notes under this Indenture, the Holders must present to the Trustee or the Paying Agent their Notes and any certifications, notices and other documents and information as may be required by this Indenture and the Trustee.

SECTION 3.03 Effect of Notice of Redemption. Once the notice of redemption described in Section 3.02 hereof is given, Notes called for redemption without a condition precedent become due and payable on the redemption date and at the applicable redemption price, including any premium, plus accrued interest to, but not including, the redemption date, if any. Upon surrender to the Paying Agent, such Notes shall be paid at the applicable redemption price, including any premium, plus accrued interest to, but not including, the redemption date, if any; provided that if the redemption date is after a Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date.

SECTION 3.04 Deposit of Redemption Price. At or prior to 11:00 a.m., New York City time, on each redemption date, the Issuers shall have deposited with the Paying Agent in immediately available funds in Dollars sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. On and after any redemption date, if U.S. legal tender sufficient to pay the redemption price of and accrued interest on Notes called for redemption shall have been deposited in accordance with the immediately preceding sentence, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the redemption price of and, subject to the proviso in Section 3.03, accrued and unpaid interest on such Notes to, but not including, the redemption date. If any Note called for redemption shall not be so paid, interest will continue to accrue and be paid, from the redemption date until such redemption payment is made, on the unpaid principal of the Notes and any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided for in Section 2.12.

SECTION 3.05 Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

On the Closing Date, the Issuers and the Guarantors represent and warrant to each of the Noteholder Parties, the Trustee and the Agents that:

SECTION 4.01 Organization; Powers. Each of the Partnership and each of its Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own or lease its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Note Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Issuers, to issue the Notes hereunder.

SECTION 4.02 Authorization; No Conflicts. The execution, delivery and performance by each of the Issuers and the Subsidiary Guarantors of each of the Note Documents to which it is a party and the issuance of Notes hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Issuers and such Subsidiary Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Issuers or any such Subsidiary Guarantor, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of the Issuers, or any such Subsidiary Guarantor, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Issuers or any such Subsidiary Guarantor (including, for the avoidance of doubt, any registration, license, permit, approval or certificate necessary to conduct any cemetery, crematory or funeral home business issued by any Governmental Authority) or (D) any provision of any indenture, certificate of designation for Preferred Stock, agreement or other instrument to which the Issuers or any such Subsidiary Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for Preferred Stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 4.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Issuers or any such Subsidiary Guarantor, other than the Liens created by the Note Documents and Permitted Liens.

SECTION 4.03 Enforceability. This Indenture has been duly executed and delivered by the Issuers and the Subsidiary Guarantors, constitutes, and each other Note Document in effect on or prior to the date hereof and each other Note Document when executed and delivered by the Issuers and each Subsidiary Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Note Party enforceable against each Issuer and each such Subsidiary Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 4.04 Governmental Approvals. No action, consent, exemption or other action or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery, enforcement against or performance by each Note Document to which any Issuer or Subsidiary Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (f) filings or other actions listed on Schedule 4.04 and any other filings or registrations required by the Security Documents and (g) any filings that the Partnership is required to make with the SEC under the Exchange Act.

SECTION 4.05 Financial Statements. (a) The audited consolidated balance sheets and the consolidated statements of income, stockholders’ equity, and cash as of and for the fiscal years ended December 31, 2016, 2017 and 2018 for the Partnership and the Subsidiaries, including the notes thereto (the “Historical Audited Financial Statements”), present fairly in all material respects the consolidated financial position of the Partnership and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and, except as set forth on Schedule 4.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and (b) the unaudited consolidated balance sheet and the consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2019 and 2018 for the Partnership and its consolidated subsidiaries, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Partnership and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and, except as set forth on Schedule 4.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

SECTION 4.06 No Material Adverse Effect. Since December 31, 2018, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.07 Title to Properties; Possession Under Leases.

(a) Schedule 4.07(a) sets forth a complete and accurate list of all real property owned by the Partnership or any Note Party as of the Closing Date, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state and record owner thereof, and whether such owned real property is, or will be pursuant to Section 7.13, subject to a Mortgage.

(b) Schedule 4.07(b) sets forth a complete and accurate list of all leases of real property under which the Partnership or any Note Party is the lessee as of the Closing Date (other than (i) intercompany leases among the Note Parties, (ii) office leases and (iii) Immaterial Leases), showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof, and whether such leased real property is, or will be pursuant to Section 7.13, subject to a Mortgage.

(c) Schedule 4.07(c) sets forth a complete and accurate list of all leases of real property under which the Partnership or any Note Party is the lessor as of the Closing Date (other than (i) intercompany leases among the Note Parties, (ii) office leases and (iii) Immaterial Leases), showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof, and whether a subordination, non-disturbance and attornment agreement has been, or is required to be, delivered to the tenant under such lease of such leased real property.

(d) Each of the Issuers and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including any Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(e) Each of the Issuers and the Subsidiaries has complied with all obligations under all Material Leases to which it is a party in all material respects, and all such Material Leases are in full force and effect. Each of the Issuers and the Subsidiaries has complied with all obligations under all leases (other than Material Leases) to which it is a party, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not result in a Material Adverse Effect.

(f) As of the Closing Date, none of the Issuers or the Subsidiaries has received (i) any written notice of any pending or contemplated condemnation proceedings having a value in excess of $100,000 in the aggregate or (ii) any Casualty Event affecting all or any portion of any Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(g) As of the Closing Date, none of the Partnership and the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as set forth on Schedule 4.07(g), as permitted under Section 8.02 or 8.05 or as would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08 Subsidiaries.

(a) Schedule 4.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Partnership and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Partnership or by any such Subsidiary.

(b) As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Partnership or any of the Subsidiaries, except as set forth on Schedule 4.08(b).

SECTION 4.09 Litigation; Compliance with Laws.

(a) There are no actions, suits, claims or disputes pending or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Issuers, threatened in writing against the Partnership or any of the Subsidiaries or any business, revenues, property or rights of any such person (A) that involve any Note Document or (B) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except (in the case of this clause (B) only) for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Partnership’s public filings with the SEC, in each case, prior to the Closing Date or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any action, suit or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

(b) None of the Issuers, the Subsidiaries and their respective properties, revenues or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 4.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.10 Federal Reserve Regulations. Neither the purchase of any Note hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

SECTION 4.11 Investment Company Act. None of the Issuers or the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.12 Use of Proceeds. The Issuers will use the proceeds of the Notes solely for the retirement of outstanding debt obligations and for general corporate purposes (including for working capital, the consummation of the Transactions, and for the cash collateralization of letters of credit); provided that, unless otherwise agreed in writing by the Required Noteholder Parties (with communication of such agreement, if any, to be delivered to the Issuers and the Trustee in writing), no proceeds of any Notes shall be permitted to be used to make Investments under Sections 8.04(q) and 8.04(u).

SECTION 4.13 Taxes. Except as set forth on Schedule 4.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Partnership and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Partnership and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes or assessments due and payable by it (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 7.05 and for which the Partnership or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, with respect to the Partnership and each of the Subsidiaries, there are no claims being asserted with respect to any Taxes.

SECTION 4.14 No Material Misstatements.

(a) Each representation, warranty and statement of fact of any Note Party contained in any Note Document or in any other documents, certificates or written statements (the “Information”) concerning the Issuers, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to the Trustee, the Agents and the Required Noteholder Parties in connection with the Transactions or the other transactions contemplated hereby, was true and correct in all material respects, as of the date such Information was furnished to the Noteholder Parties and as of the Closing Date and did not, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The Projections, pro forma financial information and other forward looking information and information of a general economic nature prepared by or on behalf of the Partnership or any of its representatives and that have been made available to any Noteholder Party in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Partnership to be reasonable (it being understood that such Projections, pro forma financial information and other forward looking information are as to future events and are not to be viewed as facts, such Projections, pro forma financial information and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections, pro forma financial information and other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized) as of the date such Projections and information were furnished to the Noteholder Parties.

SECTION 4.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), (iii) no ERISA Event has occurred, (iv) there exists no Unfunded Pension Liability with respect to any Plan, (v) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Partnership, any Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan or (vi) the Partnership, any Subsidiary and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan.

SECTION 4.16 Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Partnership or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Issuers’ knowledge, threatened which allege a violation or potential violation of or liability under any Environmental Laws, in each case relating to the Partnership or any of its Subsidiaries, (ii) each of the Partnership and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and has been, in compliance with the terms of such Environmental Permits and with all Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently or, to the Issuers’ knowledge, formerly owned, operated or leased by the Partnership or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Partnership or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to require an environmental investigation or give rise to any cost, liability or obligation of the Partnership or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which the Partnership or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Trustee, the Collateral Agent and the Required Noteholder Parties prior to the Closing Date, (v) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Partnership or any of the Subsidiaries of any property currently or, to the Issuers’ knowledge, formerly owned or leased by the Partnership or any of the Subsidiaries that has not been made available to the Trustee, the Collateral Agent and the Required Noteholder Parties prior to the Closing Date and (vi) there are no facts, circumstances or conditions arising out of or relating to the operations of the Partnership or its Subsidiaries or any Real Property or facilities currently or previously owned or leased by the Partnership or any Subsidiary that would reasonably be expected to require environmental investigation, remedial activity or corrective action or cleanup or would reasonably be expected to result in the Partnership or any Subsidiary incurring any liability pursuant to Environmental Laws.

SECTION 4.17 Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties in the Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Note Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b) The Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties under the Collateral Agreement or any ancillary document thereunder in the Intellectual Property included in the Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or filings with the United States Patent and Trademark Office or United States Copyright Office and comparable offices in Puerto Rico and equivalent filings in foreign jurisdictions, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in Puerto Rico may be necessary to perfect a Lien on registered trademarks, issued patents, trademark and patent applications, registered copyrights and exclusive licenses to registered third-party United States copyrights acquired by, filed by or registered to the Note Parties after the Closing Date).

(c) Each Mortgage, executed and delivered pursuant to Section 7.12 or Section 7.13 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Note Parties’ rights, titles and interests in and to the applicable Mortgaged Property and the proceeds thereof, and when such Mortgage is filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the applicable Subsidiary Guarantor in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

SECTION 4.18 Solvency.

(a) As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, (i) the fair value of the assets of the Partnership and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Partnership and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Partnership and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Partnership and the Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Partnership and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Partnership and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) As of the Closing Date, immediately after giving effect to the consummation of the Transactions, the Partnership does not intend to, and the Partnership does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature.

SECTION 4.19 Labor Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 4.19: (i) the Partnership and the Subsidiaries are and at all times during the last five years have been in compliance with all applicable laws, contracts, policies, plans and programs relating to employment and employment practices; (ii) neither the Partnership nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or legally binding commitment to any labor union or employee organization or group in respect of or affecting employees; (iii) neither the Partnership nor any of its Subsidiaries is currently engaged in, or has any legal duty to engage in, any negotiation with any labor union or employee organization; (iv) there is no pending or, to the knowledge of the Partnership, threatened strike, labor dispute, complaint, grievance, or arbitration proceeding against the Partnership or any of its Subsidiaries regarding any alleged unfair labor practices within the meaning of the National Labor Relations Act; (v) the hours worked and payments made to employees of the Partnership and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (vi) all payments due from the Partnership or any of the Subsidiaries or for which any claim may be made against the Partnership or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Partnership or such Subsidiary to the extent required by GAAP.

SECTION 4.20 Insurance. Schedule 4.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Partnership or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 4.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Indenture or any other Note Document.

SECTION 4.22 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.22, (a) the Partnership and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use in or are otherwise reasonably necessary for the present conduct of their respective businesses, (b) the Partnership and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Partnership or any of its Subsidiaries is pending or, to the knowledge of the Partnership, threatened and (ii) to the knowledge of the Partnership, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

SECTION 4.23 Senior Debt; First Priority Obligations. The Note Obligations will constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness of any Note Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Note Obligations.

SECTION 4.24 USA PATRIOT Act; Sanctions; Anti-Terrorism and Anti-Corruption Laws.

(a) None of the Note Parties nor any of their respective officers, directors, or to the knowledge of the Partnership and the Note Parties, any of their respective employees, brokers or agents (i) has violated any Anti-Terrorism Laws or Sanction, (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Financial Action Task Force on Money Laundering or “specified unlawful activities” under 18 U.S.C. §1956, (iii) is a Sanctioned Person. None of the Note Parties nor any of their Affiliates has been notified that its name appears on a list of persons that engage in investment or other commercial activities in Iran or any other Sanctioned Country; (iv) has been found in violation of, charged with, or convicted under any Anti-Terrorism Law or Sanctions, (v) to the Issuers’ knowledge is under investigation by any Governmental Authority for possible violation of Anti-Terrorism Laws or any Sanctions, (vi) has been assessed civil penalties under any Anti-Terrorism Laws or any Sanctions, or (vii) has had any of its funds seized or forfeited in an action under any Anti-Terrorism Law or Sanctions. The Partnership and Note Parties, as applicable, have established policies, procedures and controls which are reasonably designed (and otherwise comply with applicable law) to ensure that the Partnership and each Note Party, and each of their respective directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Anti-Terrorism Laws and Sanctions.

(b) None of Note Parties (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable Anti-Corruption Laws, (ii) is under investigation by any Governmental Authority for possible violation of Anti-Corruption Laws, or (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws. The Partnership and Note Parties, as applicable, have established policies, procedures and controls which are reasonably designed (and otherwise comply with applicable law) to ensure that the Partnership and each Controlled Entity, and each of their respective directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

SECTION 4.25 Securities Laws.

(a) Assuming accuracy of the representations and warranties of the Initial Purchasers in Article V and the Initial Purchasers’ compliance with the terms and conditions set forth in this Indenture, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Indenture to register the Notes under the Securities Act or to qualify this Indenture under the Trust Indenture Act of 1939, as amended.

(b) Each of the Issuers, the Subsidiary Guarantors and their respective Affiliates and any person acting on any of their behalf (other than the Initial Purchasers, as to whom neither the Issuers nor the Guarantors make any representation or warranty) has complied with the offering restrictions set forth in Regulation S under the Securities Act.

(c) None of the Issuers, the Subsidiary Guarantors, their respective Affiliates or any person acting on any of their behalf (other than the Initial Purchasers as to whom neither the Issuers nor the Guarantors make any representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act. The Issuers agree that they will not and will cause their respective Affiliates not to make any offer or sale of securities of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes to the Initial Purchasers, (ii) any subsequent transfer of the Notes by the Initial Purchasers to a subsequent Holder pursuant to Section 2.07, or (iii) any subsequent transfer by such subsequent Holders to others pursuant to Section 2.07 hereof) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(d) At the Closing Date, the Notes are not of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

SECTION 4.26 Compliance with Cemetery Laws. Each of the Issuers and the Subsidiary Guarantors has complied with, and is in compliance with, all applicable laws governing the operation of its cemeteries, crematories and funeral homes, the providing of cemetery and funeral services (including cremation services), and the sale of Cemetery Property and other cemetery and funeral merchandise (collectively, “Cemetery Laws”), including, without limitation: (a) obtaining and maintaining valid registrations, licenses, permits, and certificates to conduct each cemetery, crematory and funeral home business from each applicable Governmental Authority; (b) employing qualified representatives, employees, and sales agents who are registered with the appropriate Governmental Authorities; (c) submitting all required notices, records, statements, affidavits, financial reports and other documents, each in form and substance satisfactory to the appropriate Governmental Authorities; (d) making all required disclosures in accordance with applicable laws; (e) using contracts, agreements, and other documents in form, wording and substance that comply with applicable laws; (f) establishing, funding and administering trust or escrow accounts, including, but not limited to, Trust Accounts, in accordance with applicable laws; (g) appointing qualified trustees and escrow agents to manage and administer trust funds established under applicable laws; (h) maintaining and caring for cemeteries with the standard of care required by applicable laws; (i) constructing columbaria and mausoleums in accordance with applicable laws; (j) canceling contracts for cemetery and funeral services and merchandise, including making refunds to consumers, in accordance with applicable laws; (k) owning no more than the maximum amount of land permitted for cemetery and burial use under applicable laws; and (l) establishing cemeteries in areas permitted by applicable laws; except to the extent any failures to comply with the above requirements, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Furthermore, there are no pending or, to the knowledge of either Issuer or any Subsidiary Guarantor, threatened claims or suspensions against either Issuer or any Subsidiary Guarantor, by any person which relate to the operation of any cemetery or funeral home, the providing of any cemetery, crematory or funeral services or the sale of any Cemetery Property or other cemetery or funeral merchandise, except for those that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDER PARTIES

By acquisition of its interest in the Notes, each Initial Purchaser and each subsequent Transferee and Holder will be deemed to have represented and warranted, as of the date on which such Initial Purchaser or such Transferee or Holder, as applicable, acquires its interest in such Notes, that (i) it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, acquiring its interest in such Notes for its own account or for the accounts of one or more other “qualified institutional buyers” with respect to which it exercises sole investment discretion or (ii) it (A) is not a “U.S. person” within the meaning of Regulation S under the Securities Act and is not acting for the account or the benefit of a “U.S. person”; (B) is acquiring the Notes outside the United States in an “offshore transaction” (as defined in Rule 902(h) of Regulation S under the Securities Act) in compliance with Rule 904 under Regulation S; and (C) is not purchasing the Notes as a result of any “directed selling efforts” (within the meaning of Regulation S under the Securities Act) and, in the case of either clause (i) or (ii) in purchasing and/or acquiring the Notes, it is specifically understood and agreed that such person is acquiring the Notes for the purpose of investment for its own account and not with a view toward the sale or distribution thereof, although, by making such representation, the Initial Purchasers and such subsequent Transferees and Holders shall not be deemed to have committed to hold the Notes for any minimum duration, (b) it understands that the Notes will not be registered under the Securities Act, by reason of their issuance by the Issuers in a transaction exempt from the registration requirements of the Securities Act, and that it must not offer or sell the Notes and must hold such Notes unless and until a subsequent resale thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration and such person further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such person) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts and (c) such person has not employed any broker or finder in connection with the transactions contemplated by this Indenture and no fees or commissions are payable to it except as otherwise provided for in this Indenture.

ARTICLE VI.

CONDITIONS OF PURCHASE

SECTION 6.01 Initial Notes. The obligations of the Initial Purchasers to purchase the Initial Notes on the Closing Date are subject to the satisfaction (or waiver by Initial Purchasers holding an aggregate of at least 50% of the aggregate principal amount of Notes being issued on the Closing Date) of the following conditions on or prior to the Closing Date:

(a) Each of the Trustee, the Collateral Agent and the Required Noteholder Parties (or its counsel) shall have received from each of the Issuers and the Initial Purchasers a counterpart of this Indenture and each other Note Document signed on behalf of such party.

(b) Each of the Trustee and the Initial Purchasers shall have received, on behalf of the Initial Purchasers, written opinions of (i) Cahill Gordon & Reindel LLP, as special New York counsel for the Note Parties, (ii) Vinson & Elkins LLC, as special counsel for the Issuers, (iii) Duane Morris LLP, as special Pennsylvania, Florida, New Jersey, California, Illinois, Maryland and Virginia counsel for the Note Parties, (iv) Baker Donelson, Bearman, Caldwell & Berkowitz, PC, as special Alabama counsel for the Note Parties, (v) May Oberfell Lorber, as special Indiana counsel for the Note Parties, (vi) Honigman Miller Schwartz and Cohn LLP, as special Michigan counsel for the Note Parties, (vii) Holland & Knight LLP, as special North Carolina counsel for the Note Parties, (viii) Fox Rothschild LLP, as special South Carolina counsel for the Note Parties and (ix) Spilman Thomas and Battle, PLLC, as special West Virginia counsel for the Note Parties, in each case, (A) dated the Closing Date, (B) addressed to the Initial Purchasers on the Closing Date and (C) in form and substance reasonably satisfactory to each of the Trustee and Initial Purchasers holding an aggregate of at least 50% of the aggregate principal amount of Notes being issued on the Closing Date covering such matters relating to the Note Documents as each of the Trustee, the Collateral Agent and the Initial Purchasers holding an aggregate of at least 50% of the aggregate principal amount of Notes being issued on the Closing Date shall reasonably request.

(c) Each of the Trustee, the Collateral Agent and the Initial Purchasers shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Note Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Note Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Note Party or other person duly authorized by the constituent documents of such Note Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Note Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Note Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Note Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Note Documents dated as of the Closing Date to which such person is a party and, in the case of the Issuers, the issuance of the Notes hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and specimen signature of each officer executing any Note Document or any other document delivered in connection herewith on behalf of such Note Party, and

(vi) as to the absence of any pending proceeding for the dissolution or liquidation of such Note Party or, to the knowledge of such person, threatening the existence of such Note Party.

(d) Each of the Trustee, the Collateral Agent and the Initial Purchasers shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of each of the Issuers, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office (and comparable offices in foreign jurisdictions), filings made with respect to the Note Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Initial Purchasers holding at least 50% of the aggregate principal amount of Notes being issued on the Closing Date that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Indenture, released (or arrangements reasonably satisfactory to the Initial Purchasers holding at least 50% of the aggregate principal amount of Notes being issued on the Closing Date for such release shall have been made).

(e) The Initial Purchasers shall have received a solvency certificate substantially in the form of Exhibit D and signed by a Financial Officer of the Partnership confirming the solvency of the Partnership and the Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(f) Each of the Trustee, Collateral Agent and the Initial Purchasers shall have received all fees payable thereto on or prior to the Closing Date and, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, Mayer Brown LLP and Shipman & Goodwin LLP) required to be reimbursed or paid by the Note Parties hereunder or under any Note Document on or prior to the Closing Date.

(g) Except as set forth in Schedule 7.13 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral Requirement” for the purposes of this Section 6.01) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral Requirement shall be satisfied as of the Closing Date.

(h) Each of the Trustee, the Collateral Agent and the Initial Purchasers shall have received at least three Business Days prior to the Closing Date all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent such information has been requested not less than ten Business Days prior to the Closing Date.

(i) Loans outstanding under the Existing Credit Agreement shall have been repaid in full and all commitments, security, guarantees and other obligations thereunder shall have been terminated pursuant to arrangements reasonably satisfactory to the Initial Purchasers holding at least 50% of the aggregate principal amount of the Notes being issued on the Closing Date (other than obligations in respect of contingent indemnification and expense reimbursement claims not yet due and letters of credit that have been cash collateralized).

(j) The Existing Senior Notes Indenture and all notes outstanding thereunder shall have been satisfied and discharged in accordance with the terms thereof.

(k) The representations and warranties set forth in the Note Documents shall be true and correct in all material respects (without duplication of any materiality qualifier therein) as of the Closing Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier therein) as of such earlier date).

(l) Each of the Trustee, the Collateral Agent and the Initial Purchasers shall have received certified copies of all material approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law in connection with the execution, delivery, performance, validity and enforceability of the Note Documents or any of the transactions contemplated thereby, and such approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Initial Notes or any transaction being financed with the proceeds thereof shall be ongoing.

(m) The Consolidated Interest Coverage Ratio for the trailing 12-month period ended as of the most recently ended fiscal quarter ended at least 45 days before the Closing Date shall be at least 1.20 to 1.00.

(n) The Asset Coverage Test as of the most recently ended fiscal quarter ended at least 45 days before the Closing Date shall be at least 1.75 to 1.00.

(o) The average daily balance of Unrestricted Cash and unrestricted Permitted Investments of the Partnership and its Subsidiaries , on a pro forma basis after giving effect to the Transactions, for the five Business Days preceding the Closing Date shall exceed $15,000,000.

(p) The Partnership shall have received prior to or substantially concurrently with the issuance of the Initial Notes the gross proceeds from the issuance of the Convertible Preferred Units.

(q) The Partnership shall have appointed Andrew Axelrod or Joseph Redling as Chairman of the board of directors of the Partnership.

ARTICLE VII.

AFFIRMATIVE COVENANTS

The Issuers covenant and agree with the Trustee, the Collateral Agent and each Noteholder Party that, until the Termination Date, unless the Required Noteholder Parties shall otherwise consent in writing, the Issuers will, and will cause each of the Subsidiary Guarantors to:

SECTION 7.01 Payment of Notes.

(a) The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent (if other than the Trustee), if other than the Issuers or a Subsidiary, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) a written order, pursuant to Section 2.02, from the Issuers signed by an Officer to increase the balance of any Global Note to reflect such PIK Interest or (ii) a PIK Note duly executed by the Issuers together with a written order, pursuant to Section 2.02, of the Issuers signed by an Officer requesting the authentication of such PIK Note by the Trustee.

(b) The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 7.02 Maintenance of Office or Agency.

(a) The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03; provided that no office of the Trustee shall be an office or agency of the Issuers or Guarantors for the purpose of service of legal process on the Issuers or any Guarantor.

SECTION 7.03 Existence; Business and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and all rights and franchises, licenses and permits, except, in the case of a Subsidiary of the Partnership, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 8.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Partnership or a Wholly Owned Subsidiary of the Partnership in such liquidation or dissolution; provided that Subsidiary Guarantors may not be liquidated into Subsidiaries that are not Note Parties (except as permitted under Section 8.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Indenture).

SECTION 7.04 Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and consistent with past practice or industry practice, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Partnership and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) Except as Initial Purchasers holding an aggregate of at least 50% of the Notes issued on the Closing Date may agree in their discretion (with communication of such agreement, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing), within 30 days of the Closing Date, use commercially reasonable efforts to cause all such property and casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” additional insured or lender’s loss payable endorsements, as applicable, in form and substance as necessary to adequately protect the interests of the Secured Parties, deliver a certificate of an insurance broker to the Collateral Agent; use commercially reasonable efforts to cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (provided that with respect to any successor or assign of the Collateral Agent, such insurer shall only be required to provide such written notice to the extent it has been provided with such successor or assign’s notice information); deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence delivered to the Issuers, the Trustee and the Collateral Agent in writing of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with similar credit or notes facilities.

(c) In connection with the covenants set forth in this Section 7.04, it is understood and agreed that:

(i) the Trustee, the Collateral Agent, the Noteholder Parties and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.04, it being understood that (A) the Note Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Trustee, the Collateral Agent, the Noteholder Parties or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Partnership, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Trustee, the Collateral Agent, the Noteholder Parties and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 7.04 shall in no event be deemed a representation, warranty or advice by the Collateral Agent, the Trustee or the Noteholder Parties that such insurance is adequate for the purposes of the business of the Partnership and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Partnership and the Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 7.04.

SECTION 7.05 Taxes. Pay its obligations in respect of all Taxes before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Partnership or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 7.06 Financial Statements, Reports, etc. Furnish to the Trustee:

(a) within 95 days after the end of each fiscal year, a consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity showing the financial position of the Partnership (or, after the consummation of the C-Corporation Conversion, the C-Corporation) and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Partnership (or, after the consummation of the C-Corporation Conversion, the C-Corporation) or any Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Partnership (or, after the consummation of the C-Corporation Conversion, the C-Corporation) and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery of annual reports on Form 10-K of the Partnership or C-Corporation, as applicable, and the consolidated Subsidiaries shall satisfy the requirements of this Section 7.06(a) to the extent such annual reports include the information specified herein);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity showing the financial position of the Partnership or C-Corporation, as applicable, and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity shall be certified by a Financial Officer on behalf of the Partnership or C-Corporation, as applicable, as fairly presenting, in all material respects, the financial position and results of operations of the Partnership or C-Corporation, as applicable, and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery of quarterly reports on Form 10-Q of the Partnership or C-Corporation, as applicable, and the consolidated Subsidiaries shall satisfy the requirements of this Section 7.06(b) to the extent such quarterly reports include the information specified herein);

(c) all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1 .03, 2.01, 2.03, 2.04, 2.05, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02(b) and (c)(l) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) (but excluding, for the avoidance of doubt, financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information required pursuant to clauses (a) and (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined by the Partnership in good faith, which determination shall be conclusive)) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations);

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, an Officer’s Certificate of a Financial Officer of the Partnership or C-Corporation, as applicable, (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 7.06(d) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the end of the first full fiscal quarter of the Partnership or C-Corporation, as applicable, ending after the Closing Date setting forth computations in reasonable detail demonstrating compliance with the Financial Covenants;

(e) within 35 days after the end of each fiscal month ending after the Closing Date (commencing with the fiscal month ending June 30, 2019), the consolidated balance sheet and related statements of income or operations, shareholders’ equity or partners’ capital and cash flows of the Partnership or C-

Corporation, as applicable, and the Subsidiaries as of the end of and for such month and the then elapsed portion of the fiscal year, presenting fairly in all material respects the financial condition and results of operations of the Partnership or C-Corporation, as applicable, and the Subsidiaries on a consolidated basis prepared in a manner consistent with the most recent monthly internal financial statements and reporting plan provided to the Initial Purchasers prior to the Closing Date, subject to normal quarterly and/or year-end audit adjustments and the absence of footnotes, and monthly cash flow forecasts for the next 12 months following the end of such month with a qualitative and quantitative variance analysis (with respect to both the actual cash flows of the prior month and the forecast delivered with respect to the prior month) and weekly cash flow forecasts for the next 13 weeks, in each case, using reasonable assumptions and in form and scope substantially consistent with the information provided prior to the Closing Date;

(f) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Required Noteholder Parties, other materials filed by the Partnership or C-Corporation, as applicable, or any of the Subsidiaries with the SEC or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (f) shall be deemed delivered for purposes of this Indenture when posted to the website of the Partnership or C-Corporation Conversion, as applicable (or any Parent Entity) or the website of the SEC;

(g) [intentionally omitted];

(h) within 60 days (or such later date as the Required Noteholder Parties (with communication of such extension, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing) may agree in their discretion) after the beginning of each fiscal year (commencing with the fiscal year commencing on January 1, 2020), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Partnership or C-Corporation, as applicable, and the Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income of the Partnership or C-Corporation, as applicable, and the Subsidiaries for the following fiscal year (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer to the effect that the Budget is based on assumptions believed by the Partnership or C-Corporation, as applicable, to be reasonable as of the date of delivery thereof;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Partnership or C-Corporation, as applicable, or any of the Subsidiaries, or compliance with the terms of any Note Document as in each case the Required Noteholder Parties may reasonably request (for itself or on behalf of any Noteholder Party);

(j) at a time determined by the Issuers after delivery of the financial statements required pursuant to Section 7.06(a) or 7.06(b) (but not later than ten Business Days after such delivery), the Partnership or C-Corporation, as applicable, shall cause appropriate Financial Officers or other officers with reasonably equivalent duties of the Issuers to participate in one conference call for the Noteholder Parties to discuss the financial condition and results of operations of the Partnership or C-Corporation, as applicable, and the Subsidiaries for the most recently ended fiscal period and, prior to the date of each such conference call, will announce the time and date of such conference call and either include all information necessary to access the call or inform Noteholder Parties how they can obtain such information, including, without limitation, the applicable password or login information (if applicable); provided that to the extent the Partnership or C-Corporation, as applicable, hosts a quarterly conference call for the holders of its equity securities, the Issuers’ participation in such conference call shall satisfy the requirements of this Section 7.06(j) so long as the Noteholder Parties are provided notice of such conference call;

(k) in the event that any Parent Entity reports on a consolidated basis, such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clauses (a), (b) and (c) of this Section 7.06 for the Partnership or C-Corporation, as applicable (together with a reconciliation showing the adjustments necessary to determine compliance by the Partnership or C-Corporation, as applicable, and the Subsidiaries with the Financial Covenants, if applicable) will satisfy the requirements of such paragraphs; and

(l) within 95 days after the end of each fiscal year, a current list of all cemeteries, crematories and funeral homes owned or leased by the Note Parties, in form substantially consistent with the information provided prior to the Closing Date and containing such detail as may be reasonably requested by the Required Noteholder Parties.

In addition to providing such information and reports to the Trustee, the Issuers shall make available to the Noteholder Parties the information required to be provided pursuant to the foregoing clauses (a) through (l) of this Section 7.06, clauses (a) through (f) of Section 7.07, and Section 8.05(j), by posting such information to its website (or the website of any Parent Entity) or on IntraLinks or any comparable password protected online data system or website (the “Platform”). Delivery of reports, information and documents to the Trustee pursuant to this Section 7.06, Section 7.07, Section 7.14, Section 7.16 and Section 8.05 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

All financial statements furnished to Noteholders pursuant to paragraphs (a), (b) and (f) above (the “Public Noteholder Party Information”) shall be made available through a portion of the Platform designated “Public Noteholder Party” as contemplated by Section 15.21.

In addition, the requirements of this Section 7.06 shall be deemed to have been satisfied by (1) the filing with the SEC of the information required by this Section 7.06 that otherwise satisfy the requirements set forth above and/or (2) the posting of reports that would be required to be provided to the Trustee and the Holders on the Issuers’ website at times that otherwise satisfy the time requirements set forth above; provided that in the case of delivery to the Trustee, such website is a publicly available, non-password protected site.

SECTION 7.07 Litigation and Other Notices. Furnish to the Trustee written notice of the following promptly after any Responsible Officer of the Issuers obtains actual knowledge thereof:

(a) of any condition or event that constitutes any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Partnership or any of the Subsidiaries which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(c) any other event, development or change specific to the Partnership or any of the Subsidiaries that has, or would reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any change in the board of directors (or similar governing body) of the Partnership;

(e) promptly after the occurrence thereof, written notice of any Casualty Event to any material portion of the Collateral that could reasonably be expected to result in a Material Adverse Effect; and

(f) any noncompliance by Partnership or any of the Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect, or (ii) cause any Mortgaged Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

SECTION 7.08 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation, Environmental Laws and Cemetery Laws) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 7.08 shall not apply to Environmental Laws, which are the subject of Section 7.11, to laws related to Taxes, which are the subject of Section 7.05, or to Anti-Terrorism Laws, USA PATRIOT Act, Anti-Corruption Laws and Sanctions, which are the subject of Section 8.12.

SECTION 7.09 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Trustee, the Collateral Agent or the Required Noteholder Parties or, upon the occurrence and during the continuance of an Event of Default, any Noteholder that holds or beneficially owns, individually, at least 20% of the aggregate principal amount of the Notes then outstanding (a “20% Noteholder”) to visit and inspect, or provide such parties upon request with copies of the financial records and the properties and any existing environmental assessment reports or Phase I or Phase II studies relating to any of the properties of the Partnership or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Issuers, and as often as reasonably requested by a 20% Noteholder and to make extracts from and copies of such financial records, and permit any persons designated by the Trustee, the Collateral Agent or the Required Noteholder Parties or, upon the occurrence and during the continuance of an Event of Default, any 20% Noteholder upon reasonable prior notice to the Issuers to discuss the affairs, finances and condition of the Partnership or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Partnership has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

SECTION 7.10 Use of Proceeds. Use the proceeds of the Notes issued hereunder in the manner contemplated by Section 4.12.

SECTION 7.11 Compliance with Environmental Laws. (i) Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 7.11(i), to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) in each case to the extent the Note Parties or their Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws, except, in each case with respect to this Section 7.11, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) promptly, and in any event within 60 days after request by the Required Noteholder Parties, at the expense of the Note Parties, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Trustee or Collateral Agent (acting at the direction of the Required Noteholder Parties), indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Noteholder Parties determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Required Noteholder Parties may retain an environmental consulting firm to prepare such report at the expense of the Note Parties, and the Note Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Required Noteholder Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; provided that in no event shall such request for any report described in this Section 7.11(iii) be made unless (i) an Event of Default exists or (ii) a notice has been delivered under Section 7.07(f).

SECTION 7.12 Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages (or Mortgage Amendments) and other documents), that the Trustee or Collateral Agent (in each case, acting at the direction of the Required Noteholder Parties) may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied (subject to applicable Cemetery Laws), all at the expense of the Note Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than Real Property) is acquired by the Issuers or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Issuers or such Subsidiary Guarantor, as applicable, will (i) notify the Collateral Agent and the Holders of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Note Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary, or as reasonably requested by the Trustee or Collateral Agent, to grant and perfect such Liens, including actions described in clause (a) of this Section 7.12, all at the expense of the Note Parties, subject to clause (e) below.

(c) (i) Grant and cause each of the Subsidiary Guarantors to grant to the Collateral Agent security interests in, and Mortgages on, any Material Real Property of the Issuers or such Subsidiary Guarantors, as applicable, to the extent acquired after the Closing Date, within 90 days after such acquisition (or such later date as the Collateral Agent (acting at the direction of the Trustee (acting at the direction of the Required Noteholder Parties)) may agree in the Required Noteholder Parties’ discretion) or in such other form as is reasonably satisfactory to each of the Collateral Agent (acting at the direction of the Required Noteholder Parties) and the Issuers, which security interest and Mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and (ii) record or file, and cause each such Subsidiary Guarantor to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary Guarantor to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (e) below. Unless otherwise waived by the Trustee (acting at the direction of the Required Noteholder Parties), with respect to each such Mortgage, the Issuers shall cause the requirements set forth in clauses (f) and (g) of the definition of “Collateral Requirement” to be satisfied with respect to such Material Real Property.

(d) If any additional direct or indirect Subsidiary of the Partnership is formed or acquired after the Closing Date and if such Subsidiary is not an Excluded Subsidiary, within 15 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Trustee (acting at the direction of the Required Noteholder Parties) may agree at the Required Noteholder Parties’ discretion), notify the Collateral Agent and Trustee thereof and, within twenty Business Days after the date such Subsidiary is formed or acquired or such longer period as the Trustee (acting at the direction of the Required Noteholder Parties) may agree at the Required Noteholder Parties’ discretion (or, with respect to clauses (f), (g) and (h) of the definition of “Collateral Requirement”, within 90 days after such formation or acquisition or such longer period as set forth therein or as the Trustee (acting at the direction of the Required Noteholder Parties) may agree at the Required Noteholder Parties’ discretion, as applicable), cause the Collateral Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Note Party.

(e) The Collateral Requirement and the other provisions of this Section 7.12 and the other Note Documents with respect to Collateral need not be satisfied with respect to any Excluded Property. Notwithstanding anything herein to the contrary, (A) the Required Noteholder Parties may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Note Parties on such date) where it reasonably determines, in consultation with the Issuers (with communication of such determination, if any, to be delivered in writing to the Issuers, the Trustee and the Collateral Agent) that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Indenture or the other Note Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, (C) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Issuers (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Required Noteholder Parties (with communication of such determination, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing by the Required Noteholder Parties)) and (D) any discretionary power or determination to be made by the Trustee or Collateral Agent shall in all events be subject to the provisions of Section 14.04.

SECTION 7.13 Post-Closing.

(a) Within 90 days (or, with respect to Real Property located in Puerto Rico, 120 days) after the Closing Date (or such longer period as the Required Noteholder Parties may agree in their reasonable discretion (with communication of such agreement, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing)), with respect to the Real Property identified on Schedule 4.07(a) and Schedule 4.07(b) as being subject to a Mortgage, cause the requirements set forth in clauses (f) and (g) of the definition of “Collateral Requirement” to be satisfied; provided, if, despite in good faith using commercially reasonable efforts, Issuers shall not have satisfied the Collateral Requirement with respect to all Existing Mortgages within such 90-day period or Mortgaged Properties located in Puerto Rico within such 120-day period, as applicable, such period may be extended by notice from Issuers to Trustee for an additional period of up to thirty (30) days (or such longer period as the Required Noteholder Parties may agree in their reasonable discretion (with communication of such agreement, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing)).

(b) Take all necessary actions to satisfy the items described on Schedule 7.13 within the applicable period of time specified in such Schedule (or such longer period as the Required Noteholder Parties may agree in their reasonable discretion (with communication of such agreement, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing)).

(c) Use its reasonable best efforts to complete the Rights Offering within 100 days of the Closing Date.

SECTION 7.14 Cash Management Systems.

(a) On the Closing Date or, as applicable, within the time period set forth in Section 7.12 or Section 7.13 (as applicable), or within 60 days after any person becomes a Subsidiary Guarantor after the Closing Date (in each case, or such longer period as the Required Noteholder Parties may agree in their reasonable discretion (with communication of such agreement, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing)), the Issuers and each applicable Subsidiary Guarantor shall enter into Control Agreements with respect to all cash and Permitted Investments maintained in Deposit Accounts and Securities Accounts of the Issuers and each Subsidiary Guarantor, in each case, other than cash and Permitted Investments maintained in Excluded Accounts. It is understood and agreed that the proceeds of the Notes shall be held in a Deposit Account subject to a Control Agreement pending application for any purpose permitted hereunder.

(b) At any time after the occurrence and during the continuance of a Control Triggering Event, the Collateral Agent (acting at the written request of the Trustee, which will act at the written direction of the Required Noteholder Parties delivered in accordance with this Indenture) shall have the right to deliver an Activation Notice (or similar term, as defined in each Control Agreement) with respect to each Controlled Account. After delivery of an Activation Notice (or similar term, as defined in each Control Agreement), the Collateral Agent shall comply with the written instructions of the Trustee (acting at the direction of the Required Noteholder Parties delivered in accordance with this Indenture) with respect to credits and transfers from the applicable Controlled Accounts.

(c) The Issuers and Subsidiary Guarantors may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution subject to the applicable requirements of Section 7.14(a).

(d) So long as no Control Triggering Event has occurred and is continuing, the Issuers and Subsidiary Guarantors may direct the manner of disposition of funds in all Controlled Accounts.

(e) The Collateral Agent (acting at the written request of the Trustee, which will act at the written direction of the Required Noteholder Parties delivered in accordance with this Indenture) shall promptly (but in any event within one Business Day of obtaining knowledge thereof) (a) furnish written notice to each person with whom a Controlled Account is maintained of any termination of a Control Triggering Event or (b) take such other action and execute such other documents as may be reasonably requested by the Issuers or the applicable Subsidiary Guarantor in connection with any termination of a Control Triggering Event.

SECTION 7.15 Employee Benefit Plans. Maintain each material Plan in compliance with all applicable requirements of law and regulations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.16 ERISA-Related Information. The Issuers shall supply (or shall cause each of the Subsidiaries to supply) to the Trustee the following if such information relates to any event, development or change that has had, or would reasonably be expected to have, a Material Adverse Effect:

(a) promptly and in any event within 15 days after the Partnership, any Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

(b) promptly and in any event within 30 days after the Partnership, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Partnership describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Partnership, Subsidiary or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that in the case of ERISA Events under clause (b) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under clause (e) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event;

(c) promptly and in any event within 30 days after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are deemed given, or from any prior notice, as applicable; (ii) the existence of any material Withdrawal Liability under Section 4201 of ERISA, if the Partnership, any Subsidiary or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Partnership, any Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Partnership, any Subsidiary or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Issuer; and

(d) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that the Partnership, any Subsidiary or any ERISA Affiliate requests with respect to any Multiemployer Plan to which such Partnership, Subsidiary or ERISA Affiliate is obligated to contribute and (ii) any notices described in Section 101(l) of ERISA that the Partnership, any Subsidiary or any ERISA Affiliate requests with respect to any Multiemployer Plan to which such Partnership, Subsidiary or ERISA Affiliate is obligated to contribute; provided that if such Partnership, Subsidiary or ERISA Affiliate, as applicable, has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Trustee (acting at the direction of the Required Noteholder Parties), such Partnership, Subsidiary or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor, and the Issuers shall (or shall cause each of the Subsidiaries to) provide copies of such documents and notices promptly after receipt thereof.

SECTION 7.17 Maintenance of Trust Funds and Trust Accounts. (a) Deposit in the appropriate Trust Account all applicable Trust Funds in compliance in all material respects with applicable law and in accordance with a conservative investment strategy focused on generating current income, (b) establish and maintain all of the funding obligations of each of the Trust Accounts in compliance in all material respects with applicable law, (c) establish and maintain diversification and concentration guidelines for making such investments, provided that (w) no such investments shall be made in options or derivatives (or in mutual funds or exchange traded funds that employ leverage, options or derivatives as part of their primary investment strategy), (x) no more than 20% of the total investments in the Trust Funds shall be invested in equity securities (based on the allocation at the time of purchase of any such equity securities and excluding the securities of mutual funds that invest in debt securities), (y) no investments shall be made in any Affiliate of the Partnership or C-Corporation or in any fund or asset controlled or managed by any Affiliate of the Partnership or the C-Corporation and (z) no more than 15% of the total investments of the Trust Funds shall be invested in private credit funds (based on the net asset value of such private credit funds at the time of commitment of funding of such private credit funds and other than prior funded and unfunded commitments to private credit funds existing as of the Closing Date), and (d) maintain a committee of the Board to approve all investments and trust policies (“Trust Committee”) that (x) as of the Closing Date will include Andrew Axelrod, Joe Redling and an independent director not designated by Axar and (y) upon any subsequent change to such committee after the Closing Date, shall thereafter be composed of a majority of independent directors not designated by Axar and (e) not engage in any extraordinary withdrawals of amounts contained in the Trust Accounts.

SECTION 7.18 Appraisals. With respect to the Mortgaged Properties, (a) provide to the Collateral Agent copies of all existing appraisals, and (b) at any time that the Required Noteholder Parties request, provide the Required Noteholder Parties with new appraisals from an appraiser reasonably acceptable to the Required Noteholder Parties, and prepared on a basis reasonably satisfactory to the Required Noteholder Parties or updates of existing appraisals.

SECTION 7.19 Compliance with Terms of Leaseholds. (a) Make all payments and otherwise perform all material obligations in respect of the Archdiocese Lease, keep the Archdiocese Lease in full force and effect, not allow the Archdiocese Lease to be terminated as a result of its actions, and notify the Trustee of any default by any party to the Archdiocese Lease, (b) make all payments and otherwise perform all obligations in respect of all other leases of real property to which any Note Party or any of its Subsidiaries is a party, keep all such other leases in full force and effect, not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, and notify the Trustee of any default by any party with respect to such leases, except, in any case under this Section 7.19, where the failure to do any of the foregoing in this clause (b), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) cooperate with the Trustee and/or the Required Noteholder Parties in all respects to cure any default under (x) the Archdiocese Lease or (y) such other leases that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.20 Maintenance of Ratings. Use commercially reasonable efforts to (i) obtain a rating of the Notes (but not obtain a specific rating) from each of Moody’s and S&P within 90 days after the Closing Date and (ii) maintain a public corporate family rating of the Partnership and maintain the rating of the Notes obtained in accordance with the immediately preceding clause (i) (but not maintain a specific rating), in each case from each of Moody’s and S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Issuers of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

ARTICLE VIII.

NEGATIVE COVENANTS

The Issuers covenant and agree with the Trustee, the Collateral Agent and each Noteholder Party that, until the Termination Date, unless the Required Noteholder Parties shall otherwise consent in writing, the Issuers will not, and will not permit any of the Subsidiaries to:

SECTION 8.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date (provided that any such Indebtedness that is not intercompany Indebtedness shall be set forth on Schedule 8.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Partnership or any Subsidiary);

(b) Indebtedness created hereunder and under the other Note Documents or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms hereof (including any Guarantee thereof) as well as the Exchange Notes;

(c) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Partnership or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business and consistent with past practice or industry practices;

(d) Indebtedness of the Issuers to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Issuers or any other Subsidiary Guarantor; provided that such Indebtedness under this clause (d) shall be unsecured and subordinated in right of repayment to the Notes on terms reasonably satisfactory to the Required Noteholder Parties;

(e) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business and consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and consistent with past practice or industry practices;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services, in each case incurred in the ordinary course of business and consistent with past practice or industry practices;

(g) Capital Lease Obligations and any other Indebtedness incurred by the Partnership or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 8.03 and any Permitted Refinancing Indebtedness in respect thereof;

(h) Guarantees (i) by either of the Issuers or any Subsidiary Guarantor of any Indebtedness of the Issuers or any Subsidiary Guarantor permitted to be incurred under this Indenture and (ii) by either of the Issuers or any Subsidiary Guarantor of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor to the extent such Guarantees are permitted by Section 8.04 (other than Section 8.04(n)); provided that Guarantees by the Issuers or any Subsidiary Guarantor under this Section 8.01(h) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinate to the Note Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(i) Indebtedness arising from agreements of the Partnership or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, other Investments or the disposition of any business, assets or a Subsidiary expressly permitted by this Indenture;

(j) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(k) Indebtedness in respect of cash collateralized letters of credit and obligations owed to credit card companies in an aggregate face amount not to exceed $35,000,000, including any cash collateralized letters of credit outstanding on the date hereof;

(l) Indebtedness incurred in the ordinary course of business in respect of obligations of the Partnership or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and consistent with past practice or industry practices and not in connection with the borrowing of money or any hedging agreement;

(m) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and consistent with past practice or industry practice; and

(n) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (m) above or refinancings thereof.

SECTION 8.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Partnership or any Subsidiary at the time owned by it, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Partnership and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness set forth on Schedule 8.02(a), and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 8.01) and shall not subsequently apply to any other property or assets of the Partnership or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Note Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 7.05;

(d) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Partnership or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(e) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Partnership or any Subsidiary;

(f) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Partnership or any Subsidiary;

(h) Liens arising out of Sale and Lease-Back Transactions permitted under Section 8.03 or other transactions permitted by Section 8.01(g), so long as such Liens attach only to the property sold and being leased or being subject to such Capital Lease Obligations in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(i) Liens securing judgments that do not constitute an Event of Default under Section 9.01(j);

(j) with respect to any Mortgaged Property, Liens disclosed by the applicable title insurance policy delivered prior to, on or subsequent to the Closing Date pursuant to Section 7.12 or Section 7.13 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;

(k) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Partnership or any Subsidiary in the ordinary course of business;

(l) Liens in the ordinary course of business and consistent with past practice that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Partnership or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practice, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Partnership or any Subsidiary;

(m) Liens incurred in the ordinary course of business and consistent with past practice or industry practice (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(n) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 8.01(e), (j) or (k) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(o) Leases or subleases, non-exclusive licenses or non-exclusive sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business and not interfering in any material respect with the business of the Partnership or any of the Subsidiaries, which may include leases of billboards, leases for “solar farms,” non-surface leases for oil and gas, land leases for cell tower use and farming leases over excess land;

(p) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and consistent with past practice or industry practice;

(q) Liens solely on any cash earnest money deposits made by the Partnership or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted to be made hereunder;

(r) Liens with respect to property or assets of any Subsidiary that is not a Note Party securing obligations of a Subsidiary that is not a Note Party permitted under Section 8.01;

(s) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions to the extent the relevant Indebtedness is permitted to be incurred hereunder;

(t) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(u) agreements to subordinate any interest of the Partnership or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Partnership or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business and consistent with past practice;

(v) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(w) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(x) Liens on cash or Permitted Investments securing letters of credit and obligations owed to credit card companies permitted by Section 8.01(j) or (k); provided that such cash and Permitted Investments do not exceed 110% of the stated face amount of such letters of credit secured thereby;

(y) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(z) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(aa) Liens securing Indebtedness or other obligation (i) of either of the Issuers or a Subsidiary Guarantor in favor of the Issuers or any Subsidiary Guarantor and (ii) of any Subsidiary that is not Note Party in favor of any Subsidiary that is not a Note Party; provided that in the case of this clause (ii), such Liens are on property that does not constitute Collateral;

(bb) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Partnership or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices; provided that such Lien secures only the obligations of the Partnership or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 8.01;

(cc) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Partnership or any of the Subsidiaries in the ordinary course of business;

(dd) any Lien or other restriction on the use of property (including cash) deposited in any Trust Fund, to the extent imposed by law or by the terms of the agreement governing such Trust Fund; and

(ee) Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary of the Partnership or (B) such person or such property is acquired by the Partnership or any Subsidiary; provided that (i) such Liens do not extend to any other assets of the Partnership or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property), (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof); (iii) such Liens were not incurred in contemplation of such person becoming a Subsidiary; and (iv) such Liens secure Indebtedness otherwise permitted to be incurred under Section 8.01.

SECTION 8.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that the Sale and Lease-Back Transaction listed on Schedule 8.03 hereof shall be permitted; provided, further, that with respect to any Sale and Lease-Back Transaction, the Net Proceeds therefrom shall be used to redeem the Notes to the extent required by Section 3.02(b).

SECTION 8.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Partnership and the Subsidiaries) or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) the Transactions;

(b) (i) Investments by either of the Issuers or any Subsidiary Guarantor in the Equity Interests of either of the Issuers or any Subsidiary Guarantor; (ii) intercompany loans from either of the Issuers or any Subsidiary Guarantor to either of the Issuers or any Subsidiary Guarantor; and (iii) Guarantees by

either of the Issuers or any Subsidiary Guarantor of Indebtedness otherwise permitted hereunder of either of the Issuers or any Subsidiary Guarantor;

(c) Permitted Investments;

(d) Investments arising out of the receipt by the Partnership or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 8.05;

(e) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and consistent with past practice or industry practices and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (f) is not increased at any time above the amount of such Investment existing or committed on the Closing Date;

(g) Investments resulting from pledges and deposits under Sections 8.02(e), (f), (m), (p), (q), (x), and (ee);

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business and consistent with past practice or industry practices or Investments acquired by the Partnership or a Subsidiary as a result of a foreclosure by the Partnership or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(i) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Partnership or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 8.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 8.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(j) Guarantees by the Partnership or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Partnership or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices;

(k) Investments to the extent that payment for such Investments is made with Equity Interests of the Issuers or any Parent Entity;

(l) Investments consisting of Restricted Payments permitted under Section 8.06 (and without duplication of any baskets thereunder);

(m) Investments in the ordinary course of business and consistent with past practice or industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(n) Guarantees permitted under Section 8.01 (except to the extent such Guarantee is expressly subject to this Section 8.04);

(o) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Partnership or such Subsidiary;

(p) Investments by the Partnership and its Subsidiaries, including loans to any direct or indirect parent of the Partnership, if the Partnership or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 8.06 and counted against the amount permitted under such clause for all purposes of this Indenture);

(q) Investments made substantially contemporaneously in exchange for, or out of the proceeds of a sale (other than to a Subsidiary) of, Equity Interests of the Issuers or any Parent Entity; provided that at the time of such Investment pursuant to this clause (q):

(i) no such Equity Interests shall constitute a Specified Equity Contribution for purposes of Section 9.01;

(ii) in the case of a sale of Equity Interests, such sale is made substantially concurrently with, or within 90 days prior to, the date of consummation or such Investment or the date on which the Partnership enters into a binding agreement for such Investment;

(iii) any assets acquired as part of any such Investments shall be pledged as Collateral to the extent required by the Note Documents and in the manner set forth in this Indenture;

(iv) the Issuers shall be in compliance, on a pro forma basis, with all of the requirements of this Indenture, including, without limitation, Section 8.11; and

(v) no Default or Event of Default shall occur as a result of such Investment;

(r) non-economic Equity Interest in the Archdiocese Holdco, on the terms set forth in the Operating Agreement, in the form of Exhibit F to the Archdiocese Lease, between the Archdiocese and one or more of the Subsidiary Guarantors (as amended, restated, modified or supplemented from time to time, in each case in a manner which could not reasonably be expected to be adverse in any material respect to the interests of the Holders);

(s) Investments of Trust Funds, and interest and other earnings thereon, in accordance with Section 8.13;

(t) the C-Corporation Conversion; and

(u) other Investments by the Issuers or any Subsidiary in an aggregate outstanding amount not to exceed $10,000,000, provided that (i) any such Investments are made in accordance with the terms of this Indenture, (ii) any assets acquired as part of any such Investments shall be pledged as Collateral to the extent required by the Note Documents and (iii) upon the making of any such Investments, the Issuers shall be in compliance, on a pro forma basis, with all of the requirements of this Indenture, including, without limitation, Section 8.11.

SECTION 8.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 8.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory in the ordinary course of business by the Partnership or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Partnership or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Issuer), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Partnership or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary with or into the Partnership in a transaction in which the Partnership is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any Subsidiary Guarantor in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Guarantor and, in the case of each of clauses (i) and (ii), no person other than the Issuers or a Subsidiary Guarantor receives any consideration (unless otherwise permitted by Section 8.04), (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Issuers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Issuers and is not materially disadvantageous to the Noteholder Parties, (v) any Subsidiary may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 8.04 so long as the continuing or surviving person shall be a Subsidiary Guarantor (unless otherwise permitted by Section 8.04), which shall be a Note Party if the merging or consolidating Subsidiary was a Note Party (unless otherwise permitted by Section 8.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 7.12 or (vi) any Subsidiary may merge or consolidate with any other person in order to effect a Disposition otherwise permitted pursuant to this Section 8.05;

(c) Dispositions from (i) Note Parties to other Note Parties and (ii) from Subsidiaries that are not Note Parties to other Subsidiaries that are not Note Parties (in each case upon voluntary liquidation or otherwise);

(d) so long as no Event of Default exists or would result therefrom, Sale and Lease-Back Transactions permitted by Section 8.03; provided that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 8.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 8.02;

(e) Investments permitted by Section 8.04, Permitted Liens, and Restricted Payments permitted by Section 8.06;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) other Dispositions of assets to a person that is not an Affiliate of any Note Party; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) at least 75% of the consideration for such Disposition consists of cash and cash equivalents and the Partnership or relevant Subsidiary receives fair market value for such assets, (iii) the Net Proceeds thereof, are applied in accordance with Section 3.02(b), and (iv) the Net Proceeds and the fair market value of any other non-cash consideration received do not exceed $155,000,000 in the aggregate for all such Dispositions on or after the date of this Indenture;

(h) Dispositions of inventory and Cemetery Property of the Partnership and its Subsidiaries determined in good faith by the management of the Partnership to be no longer useful in the operation of the business of the Partnership or any of the Subsidiaries;

(i) acquisitions and purchases made with the proceeds of any Disposition pursuant to the last proviso of clause (a) of the definition of “Net Proceeds”;

(j) (i) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Partnership, provided that (A) the Partnership shall be the surviving entity or (B) if the surviving entity is not the Partnership (such other person, the “Successor Issuer”), (1) the Successor Issuer shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Issuer shall expressly assume all the obligations of the Partnership under this Indenture and the other Note Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Trustee (acting at the direction of the Required Noteholder Parties), (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to this Indenture as applicable, confirmed that its guarantee thereunder shall apply to any Successor Issuer’s obligations under this Indenture, (4) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Issuer shall have delivered to the Trustee (x) an Officer’s Certificate stating that such merger or consolidation does not violate this Indenture or any other Note Document and (y) an Opinion of Counsel to the effect that such merger or consolidation does not violate this Indenture or any other Note Document and covering such other matters as are contemplated by the Collateral Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, such Successor Issuer will succeed to, and be substituted for, either Issuer under this Indenture); and

(k) the Partnership and the Subsidiaries may consummate the C-Corporation Conversion; provided that if the C-Corporation Conversion is consummated, the Partnership, the C-Corporation and the Subsidiary Guarantors shall enter into a supplemental indenture to this Indenture on the date of such consummation specifying that all of the requirements set forth in this Indenture applicable to the Partnership shall thereafter be applicable to the C-Corporation and providing a Guarantee by the C-Corporation (and any other intermediate parent company) of the obligations of the Issuers under this Indenture and of the Notes on customary terms and substantially consistent with the terms and conditions of Article XIII.

SECTION 8.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests of the person paying such dividends or distributions (other than any Specified Equity Contribution)) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of either Issuer’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares (other than any Specified Equity Contribution)) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Partnership or any Wholly Owned Subsidiary of the Issuer;

(b) Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Partnership, (iii) payments permitted by Section 8.07(a) (other than Section 8.07(b)(v)), (iv) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments, and (v) (A) with respect to any taxable period for which the Partnership and/or any of its Subsidiaries are members of a consolidated, unitary, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which any Parent Entity is the common parent (a “Tax Group”) (or is a partnership or disregarded entity that is wholly owned by a corporate parent), distributions to pay the consolidated, combined, unitary or similar income Tax liabilities of such Tax Group (or such corporate parent) for such taxable period that are attributable to income of the Issuers and/or any of their Subsidiaries, in an amount not to exceed the amount that the Issuers and their applicable Subsidiaries would have been required to pay in respect of such federal, state and/or local income Taxes, as the case may be, in respect of such taxable period if the Issuers and/or their applicable Subsidiaries had paid such Taxes directly as a stand-alone corporate taxpayer or stand-alone corporate group for all relevant taxable periods and (B) with respect to any taxable period (other than a taxable period described in clause (A)) for which the Partnership is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, distributions in an amount equal to the product of (a) the taxable income of the Partnership in respect of such taxable period multiplied by (b) the highest combined U.S. federal, state, and local income tax rate applicable to any direct or indirect owner of the Partnership for such taxable period (taking into account Section 1411 of the Code) as determined in good faith by the Partnership; provided that in the case of subclause (i), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such subclause (i). that are allocable to the Partnership and its Subsidiaries (which (x) shall be 100% at any time that any Parent Entity owns directly or indirectly no material assets other than Equity Interests in any other Parent Entity and assets incidental to such equity ownership and (y) in all other cases shall be as determined in good faith by the Issuers);

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(d) the repurchase of all or a portion of the Convertible Preferred Units with the cash proceeds of any issuance of additional Equity Interests after the Closing Date (the “Rights Offering”); and

(e) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Partnership or any Parent Entity.

SECTION 8.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Partnership and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction), unless such transaction is otherwise permitted by this Indenture.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Indenture,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of any Parent Entity or of the General Partner;

(ii) transactions among the Partnership or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction in the ordinary course of business (including via merger, consolidation or amalgamation in which the Partnership or a Subsidiary is the surviving entity) and (A) a Cemetery Non-Profit pursuant to the Cemetery Non-Profit Management Agreement for such Cemetery Non-Profit or (B) a Person pursuant to the Exclusive Management Agreement for such person;

(iii) the Transactions and permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 8.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Noteholder Parties when taken as a whole in any material respect (as determined by the Issuers in good faith);

(iv) (A) any employment agreements entered into by the Partnership or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(v) Restricted Payments permitted under Section 8.06, including payments to any Parent Entity, and Investments permitted under Section 8.04;

(vi) the issuance, sale or transfer of Equity Interests of the Partnership or any Subsidiary to any Parent Entity or Permitted Holder and capital contributions by any Parent Entity or Permitted Holder to the Partnership or any Subsidiary; provided that any such issuance, sale or transfer shall be determined on an arm’s length basis and approved by the independent directors of the board of directors of the Partnership or the relevant Subsidiary, as applicable;

(vii) transactions with customers, clients or suppliers, or purchasers or sellers of goods and services or the entry into of shared services agreements or similar agreements involving operational efficiencies (including with entities owned or controlled by Affiliates), in each case, in the ordinary course of business or otherwise in compliance with the terms of this Indenture on terms substantially as favorable to the Partnership or such Subsidiary as would be obtainable by the Partnership or such Subsidiary at the time in a comparable arm’s-length transaction with a person other than an Affiliate;

(viii) transactions between the Partnership or any of the Subsidiaries and any person, a director of which is also a director of the Partnership or any direct or indirect parent company of the Issuer; provided, however, that (A) such director abstains from voting as a director of the Partnership or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Partnership for any reason other than such director’s acting in such capacity;

(ix) transactions permitted by, and complying with, the provisions of Section 8.05;

(x) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Issuer) for the purpose of improving the consolidated tax efficiency of the Partnership and the Subsidiaries which do not circumvent any covenant set forth herein;

(xi) the C-Corporation Conversion; and

(xii) any tax sharing agreements or arrangements; provided that any payments under such tax sharing agreements or arrangements by the Issuers or any of their Subsidiaries are permitted under Section 8.06(b)(v).

SECTION 8.08 Business of the Partnership and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material business or business activity materially different from any business or business activity conducted by any of them on the Closing Date.

SECTION 8.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.

(a) Amend or modify in any manner materially adverse to the Noteholder Parties (as determined in the good faith judgment of the Board of Directors of the Partnership), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Noteholder Parties (as determined in the good faith judgment of the Board of Directors of the Partnership), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Partnership or any Subsidiary.

(b) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Partnership or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Partnership or such Subsidiary that is a Note Party pursuant to the Security Documents, in each case other than those arising under any Note Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date and set forth on Schedule 8.01, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Issuers);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(E) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive than the restrictions contained in this Indenture or are market terms at the time of issuance (as determined in the good faith judgment of the Board of Directors of the Partnership (or any successor thereto));

(F) customary provisions contained in leases or non-exclusive licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business and consistent with past practice or industry practice;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and consistent with past practice or industry practice;

(I) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 8.05 pending the consummation of such sale, transfer, lease or other disposition;

(J) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.09;

(K) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Issuers have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Partnership and its Subsidiaries to meet their ongoing obligations;

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(M) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(N) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(O) any encumbrances or restrictions of the type referred to in Section 8.09(b)(i) and 8.09(b)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (O) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Issuers, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

SECTION 8.10 Fiscal Year. In the case of the Partnership or any Subsidiary, permit any change to its fiscal year without the prior written consent of the Required Noteholder Parties (with communication of such consent to be delivered to the Partnership and the Trustee in writing), in which case, the Issuers and the Required Noteholder Parties will, and are hereby authorized by the Noteholder Parties to, make any adjustments to this Indenture that are necessary to reflect such change in fiscal year (with communication of such authorization to be delivered to the Issuers and the Trustee in writing), all in accordance with Article XII.

SECTION 8.11 Financial Covenants.

(a) Permit the Consolidated Interest Coverage Ratio, as of the last day of any fiscal quarter, for (x) the six month period ending December 31, 2019, (y) the nine-month period ending March 31, 2020 and (z) each twelve month period beginning with the twelve month period ended June 30, 2020, to be less than the corresponding amount for such fiscal period end set forth on Schedule 8.11(a).

(b) Permit the aggregate amount of Capital Expenditures in the trailing four quarters ending as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter of the Partnership ending after the Closing Date) to exceed $20,000,000.

(c) Permit the average daily balance of Unrestricted Cash and unrestricted Permitted Investments of the Partnership and its Subsidiaries as of the end of any day for any period of ten consecutive Business Days to be less than the relevant amount set forth on Schedule 8.11(c) in the aggregate.

(d) Permit the Asset Coverage Test as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter of the Partnership ending after the Closing Date) to be less than the relevant amount set forth on Schedule 8.11(d).

SECTION 8.12 Compliance with Anti-Terrorism and Anti-Corruption Laws and Sanctions. No Note Party shall:

(a) (i) violate any Sanctions, Anti-Terrorism Laws or Anti-Corruption Laws, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Financial Action Task Force on Money Laundering or “specified unlawful activities” under 18 U.S.C. §1956, (iii) become (including by virtue of being majority owned by or controlled by a Sanctioned Person), own or control a Sanctioned Person or (iv) knowingly permit any of their respective Affiliates to violate these laws or engage in these actions.

(b) use, directly or indirectly, the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any person, (x) to fund any activities or business of or with any Sanctioned Person or Sanctioned Country, or (y) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity for or on behalf of a government, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws, or (z) in any other manner that would result in a violation of Sanctions or any Anti-Terrorism Laws or Anti-Corruption Laws by any person (including any person participating in the Notes, whether as underwriter, advisor, investor, or otherwise).

SECTION 8.13 Trust Funds. Not, except in accordance with reasonable business practices and in accordance in all material respects with applicable law, (a) withdraw or otherwise remove any monies or other assets (whether principal, interest or other earnings) from any Trust Account or (b) make any investments of Trust Funds or interest or earnings thereon.

SECTION 8.14 Amendment of Partnership Units and Organizational Documents. Not:

(a) amend or modify, or permit the amendment or modification of, any provision of any Partnership Common Unit or Partnership Subordinated Unit (including, without limitation, any certificate of designation relating thereto) except to facilitate the C-Corporation Conversion; or

(b) amend, modify or change the Partnership Agreement, the GP Agreement or any other Note Party’s organizational documents, or enter into any new organizational document except to facilitate the C-Corporation Conversion; provided that the foregoing clause shall not restrict (i) the ability of Partnership or the General Partner to amend the Partnership Agreement or the GP Agreement, respectively, to authorize the issuance of Equity Interests otherwise permitted pursuant to the terms of this Agreement, or (ii) the ability of the Partnership to amend its organizational documents to adopt customary takeover defenses for a public company, such as classification of its board of directors, requirements for notice of acquisition of shares and other similar measures.

SECTION 8.15 Holding Company. The Partnership shall not (a) engage in any business or activity, other than those of a holding company and activities incidental thereto, (b) own any significant assets (other than (i) the Equity Interests in the Operating Company, (ii) any intercompany loan permitted to be made by it pursuant to Section 8.04, (iii) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement, and (iv) other assets used or held in connection with the performance of activities permitted to be conducted by the Partnership), or (c) have any material liabilities (other than (i) those liabilities for which it is responsible under the Note Documents, the Partnership Agreement, any intercompany loan permitted to be incurred by it pursuant to Section 8.01 and any other Indebtedness permitted to be incurred by the Partnership pursuant to Section 8.01, and (ii) liabilities in respect of the Guarantee of the Note Parties’ trusting obligations described in Section 7.17 (including Guarantees in favor of the applicable regulatory authorities to maintain the financial condition of the applicable Note Parties)); provided, however, the restrictions contained above shall not prohibit (or be construed to prohibit) the Partnership from (x) conducting administrative and other ordinary course “holding company” activities necessary or desirable in connection with the operation of the business and activities of the Note Parties through the Note Parties or (y) consummating the C-Corporation Conversion.

ARTICLE IX.

DEFAULTS AND REMEDIES

SECTION 9.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Partnership or any Subsidiary herein or in any other Note Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (without duplication of any materiality qualifier therein) when so made or deemed made;

(b) default shall be made in the payment of any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest (including Additional Interest, if any) on any Note or in the payment of any other amount (other than an amount referred to in clause (b) above) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days (it being understood that any failure to pay that portion of any interest payment required to be paid in cash is a default in the payment of interest for purposes of this clause (c) (irrespective of whether all or a part of any such portion is paid in the form of PIK Interest));

(d) default shall be made in the due observance or performance by the Issuers of any covenant, condition or agreement contained in, Section 7.03(a), 7.07(a) or 7.10 or in Article VIII;

(e) default shall be made in the due observance or performance by either of the Issuers or any of the Subsidiary Guarantors of any covenant, condition or agreement contained in any Note Document (other than those specified in clauses (a), (b) and (d) above) and such default shall continue unremedied for a period of 15 days after the earlier of written notice and request for cure from the Trustee or Holders of at least 25% aggregate principal amount of Notes;

(f) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; or (ii) the Partnership or any Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Partnership or any of the Subsidiaries, or of a substantial part of the property or assets of the Partnership or any Subsidiary, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Partnership or any of the Subsidiaries or for a substantial part of the property or assets of the Partnership or any of the Subsidiaries or (iii) the winding-up or liquidation of the Partnership or any Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Partnership or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Partnership or any of the Subsidiaries or for a substantial part of the property or assets of the Partnership or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Partnership or any Subsidiary to pay one or more final judgments aggregating in excess of $5,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Partnership or any Subsidiary to enforce any such judgment;

(k) (i) one or more ERISA Events shall have occurred; or (ii) the Partnership, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment under Section 4219 of ERISA with respect to its Withdrawal Liability; provided that in each case, either individually or in the aggregate, such occurrence has had, or would be reasonably expected to have, a Material Adverse Effect;

(l) any Note Document shall for any reason be asserted in writing by either of the Issuers or any Subsidiary not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Issuers or any other Note Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Indenture or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, or (iii) a material portion of the Guarantees pursuant to the Security Documents by the Subsidiary Guarantors guaranteeing the Note Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this Section 9.01(l) if the Note Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m) the C-Corporation Conversion does not occur on or before March 31, 2020 and such default shall continue unremedied for a period of five Business Days;

(n) any provisions of any Intercreditor Agreement or any agreement or instrument governing any Indebtedness thereunder shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Note Obligations or the Liens securing the Note Obligations, for any reason, shall not have the priority contemplated by this Indenture; or

(o) the Partnership or any Subsidiary (x) shall fail to maintain one or more licenses, permits or similar approvals to conduct its business or (y) shall be required by law to take action to cure a breach of applicable law in any given state with respect to Trust Accounts where, in the case of clauses (x) and (y), the sum of the revenue of the Partnership or such Subsidiary associated with such licenses, permits or similar approvals referred to in clause (x) and the balances of such Trust Accounts referred to in clause (y) exceeds the lesser of (i) 15% of the Partnership’s and its Subsidiaries’ revenue, as measured by the Partnership’s consolidated financial statements for the fiscal year ending on the immediately preceding December 31 and (ii) $30,000,000, and the Partnership or the relevant Subsidiary fails to cure such breach within 30 days; provided that this clause (o) shall not apply to the failure to maintain any licenses, permits or similar approvals to conduct its business as a result of the issuance of the Convertible Preferred Units on the Closing Date if the Partnership or the relevant Subsidiary fails to use commercially reasonable efforts to cure such breach in due course where such failure has not had and would not reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Issuers described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Trustee or the Holders of at least 25% aggregate principal amount of Notes may, by written notice to the Issuers (with a copy to the Trustee if given by the Holders), declare the Notes then outstanding to be forthwith due and payable in whole, whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Issuers accrued hereunder and under any other Note Document (including any amounts required under Section 3.02), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained herein or in any other Note Document to the contrary notwithstanding; and in any event with respect to the Issuers described in clause (h) or (i) above, all liabilities of the Issuers accrued hereunder and under any other Note Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained herein or in any other Note Document to the contrary notwithstanding.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, or premium, if any, and interest of the Note (including liquidated damages) on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

If an Event of Default in payment of principal, premium or interest specified in Section 9.01(b) or Section 9.01(c) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against any Issuer or Guarantor (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate set forth in the Notes, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, each of their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 10.06) and the Holders allowed in any judicial proceedings relative to any Issuer or Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, each of their agents and counsel, and any other amounts due the Trustee or Collateral Agent under this Indenture or the other Note Documents. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceedings.

Notwithstanding anything to the contrary in this Section 9.01, in the event the Issuers fail to comply with the Financial Covenants set forth in Section 8.11 (x) as of the last day of any fiscal quarter, in the case of Section 8.11(a), (b) and (d) or (y) as of the end of the first Business Day on which the requirements of Section 8.11(c) are not satisfied (such date, the “Minimum Liquidity Cure Trigger Date”), any cash equity contribution to either the Partnership or any Parent Entity that is then immediately contributed to the Partnership (in each case funded with proceeds of Equity Interests other than any Disqualified Stock) after (i) the last day of such fiscal quarter and on or prior to the day that is ten days after the day on which financial statements are required to be delivered for that fiscal quarter, in the case of Section 8.11(a), (b) and (d) or (ii) on or prior to the day that is ten Business Days after the Minimum Liquidity Cure Trigger Date, in the case of Section 8.11(c), will, at the irrevocable election of Issuers, be included in the calculation of Operating Cash Flow Amount and/or Unrestricted Cash, in each case for the purposes of determining compliance with such covenants in Section 8.11 during and at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Operating Cash Flow Amount and/or Unrestricted Cash, a “Specified Equity Contribution”); provided that (a) notice of any Issuer’s intent to accept a Specified Equity Contribution shall be delivered by such Issuer no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, in the case of Section 8.11(a), (b) and (d), or the Business Day after the Minimum Liquidity Cure Trigger Date, in the case of Section 8.11(c), (b) no Specified Equity Contribution shall be made in consecutive fiscal quarters, (c) the amount of any Specified Equity Contribution will be no less than $15,000,000 or, if greater, the amount required to cause the Note Parties to be in compliance with such financial covenants (the “Cure Amount”), (d) no such Specified Equity Contribution shall increase the availability of any basket set forth in this Indenture, (e) there shall be no more than two Specified Equity Contributions made in the aggregate after the Closing Date, (f) there shall be no reduction in Consolidated Funded Indebtedness (through either netting of cash or prepayment of indebtedness) in connection with any Specified Equity Contribution (or the application of the proceeds thereof) for determining compliance with Section 8.11(d) for the period ending on the last day of the applicable Cure Quarter, (g) no Investment made by the Issuers or any Subsidiary shall constitute a Specified Equity Contribution, (h) the Specified Equity Contribution for any Cure Quarter shall be deemed to increase the Operating Cash Flow Amount for purposes of Section 8.11(d) only up to the Cure Amount, but shall constitute Unrestricted Cash for purposes of Section 8.11(c) and Section 8.11(d) up to the amount of the Specified Equity Contribution and (i) excluding the Rights Offering, any cash equity contribution to either the Partnership or any Parent Entity during a fiscal quarter shall be deemed to constitute a Specified Equity Contribution within the meaning of this paragraph, whether or not the notice described in clause (a) of this proviso is delivered, unless and until the Partnership delivers a written certification at the same time as it delivers the financial statements for such fiscal quarter as required by Section 7.06 to the effect that it would not have breached any of the financial covenants in Section 8.11 had it not received such cash equity contribution during such fiscal quarter (it being understood that if the Partnership does not make such certification and any such cash equity contribution is not in an amount equal at least $15,000,000, then the Partnership shall be deemed to have breached the relevant financial covenants in Section 8.11); provided, further, that to the extent any Equity Cure is used to prepay the Notes, there shall be a reduction in Consolidated Funded Indebtedness for determining compliance with Section 8.11(d) in future quarters, where such Cure Quarter is included in the applicable test period (but, for the avoidance of doubt, there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the equity cure is exercised). Upon the Trustee’s receipt of written notice from an Issuer of its intent to exercise its cure right pursuant to this Section 9.01 no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, in the case of Section 8.11(a), (b) and (d), or the Business Day after the Minimum Liquidity Cure Trigger Date, in the case of Section 8.11(c), then, until the day that is ten days after such date, none of the Trustee, the Collateral Agent or any Noteholder Party shall exercise the right to accelerate the Notes and none of the Trustee, the Collateral Agent or any Noteholder Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 8.11 in respect of the period ending on the last day of such fiscal quarter.

SECTION 9.02 Rescission. At any time after any action is taken by the Trustee following the occurrence and continuation of an Event of Default pursuant to Section 9.01 and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article, the Required Noteholder Parties, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Issuers have paid or deposited with the Trustee a sum sufficient to pay:

(A) all of the installments of interest and premium on and, if the Maturity Date with respect to the Notes has occurred, the then unpaid principal balance of all such Notes which were overdue prior to the date of such acceleration;

(B) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate of interest applicable to the Notes;

(C) all sums paid or advanced by the Trustee and the Collateral Agent pursuant to the terms of the Note Documents and the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Trustee and the Collateral Agent and their agents and counsel incurred in connection with the enforcement of this Indenture;

(D) all scheduled payments, early termination amounts, taxes, indemnities and interest on overdue interest; or

(ii) all Events of Default, other than the nonpayment of the principal of or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided herein.

No such rescission with respect to any Event of Default shall affect any subsequent Event of Default or impair any right consequent thereon.

SECTION 9.03 Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Trustee or the Collateral Agent from any Note Party (or from proceeds of any Collateral) following any Event of Default that is continuing or any acceleration of the Note Obligations under this Indenture or any Event of Default with respect to the Issuers under Section 9.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Trustee or the Collateral Agent from the Issuers, including those set forth in Section 10.06 of this Indenture, (ii) second, towards payment of other Note Obligations then due from the Issuers hereunder, and (iii) last, the balance, if any, after all of the Note Obligations have been paid in full, to the Issuers or as otherwise required by Requirements of Law.

SECTION 9.04 Control by Majority. The Required Noteholder Parties may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability (it being understood that the Trustee shall have no duty to determine whether such action is prejudicial to any Holder of the Notes). Prior to taking any action under this Indenture, each of the Trustee and Collateral Agent shall be entitled to indemnification, security and prefunding satisfactory to the Trustee or Collateral Agent, as applicable, against all losses, liabilities and expenses that may be caused by taking or not taking such action.

ARTICLE X.

TRUSTEE

SECTION 10.01 Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing and is actually known to the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 9.04; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 10.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 10.01.

SECTION 10.02 Rights of Trustee.

(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, agent, custodian and other person employed to act hereunder, including the Collateral Agent.

(i) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states that it is a “notice of default’.

(l) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

SECTION 10.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 10.09 and 10.10.

SECTION 10.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any other Note Document, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of either of the Issuers or any Subsidiary Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Sections 10.02(k) and 15.01 hereof from either Issuer, any Subsidiary Guarantor or any Holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the Holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein. If the Trustee is directed by the Required Noteholder Parties to deliver any information, determination or any other matter to the Issuers, the Trustee will have no liability relating thereto nor will it be deemed to have any notice or knowledge of any information contained therein. The Trustee will have no obligation to monitor or record any information contained therein.

SECTION 10.05 Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee or the Trustee has received written notice thereof pursuant to Section 10.02(k), the Trustee shall mail to each holder of the Notes notice of the Default within the later of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or a Trust Officer of the Trustee has received written notice thereof pursuant to Section 10.02(k). Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Noteholders. The Issuers are also required to notify the Trustee, within 30 days after the occurrence thereof, of any Registration Default (as defined in the Registration Rights Agreement).

SECTION 10.06 Expenses; Indemnity.

(a) The Issuers and the Guarantors, jointly and severally, shall pay to the Trustee and Collateral Agent from time to time such compensation as shall be agreed in writing between the Issuers and the Trustee and Collateral Agent for the Trustee’s and Collateral Agent’s services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Guarantors, jointly and severally, shall reimburse the Trustee and Collateral Agent upon request for all reasonable fees and expenses, including out of pocket expenses incurred or made by it in connection with the performance of its duties under this Indenture or in connection with the collection of any funds. Such expenses shall include the reasonable fees and expenses of the Trustee’s and Collateral Agent’s agents and counsel, as more fully described in Section 10.06(b).

(b) The Issuers and the Guarantors, jointly and severally, agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Trustee or the Collateral Agent or the Required Noteholder Parties in connection with the preparation of this Indenture and the other Note Documents, or by the Trustee or the Collateral Agent or the Required Noteholder Parties in connection with the administration of this Indenture and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Required Noteholder Parties, Shipman & Goodwin LLP, counsel for the Trustee and Collateral Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Trustee, the Collateral Agent or any Noteholder Party in connection with the enforcement of their rights in connection with this Indenture and the other Note Documents, in connection with the Notes purchased hereunder, including the fees, charges and disbursements of counsel for the Trustee, counsel for the Collateral Agent, a single counsel for Noteholder Parties, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Issuers of such conflict and thereafter retains its own counsel with the Issuers’ prior written consent (not to be unreasonably withheld and which shall not be required after an Event of Default which is continuing), of another firm of such for such affected person).

(c) The Issuers and the Guarantors, jointly and severally, agree to indemnify the Trustee, the Collateral Agent, each Noteholder Party, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited, in the case of Noteholder Parties, to not more than one counsel for all such Noteholder Parties, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Issuers of such conflict and thereafter retains its own counsel with the Issuers’ prior written consent (not to be unreasonably withheld and which shall not be required after an Event of Default which is continuing), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Indenture or any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby and in the case of the Trustee and its related Indemnitees, the acceptance and administration of the trust or trusts hereunder, (ii) any violation of or liability under Environmental Laws relating, directly or indirectly, to the Partnership or any Subsidiary, (iii) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Partnership or any Subsidiary or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Partnership or any of their subsidiaries or Affiliates including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of its powers or duties hereunder or in connection with the enforcement of these provisions; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Issuers or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Transactions. The provisions of this Section 10.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Indenture, the consummation of the transactions contemplated hereby, the repayment of any of the Note Obligations, the invalidity or unenforceability of any term or provision of this Indenture or any other Note Document, or any investigation made by or on behalf of the Trustee, the Collateral Agent or any Noteholder Party. All amounts due under this Section 10.06 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) To the fullest extent permitted by applicable law, the Issuers and Guarantors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Indenture, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Notes or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Indenture or the other Note Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.06 shall survive the resignation or removal of the Trustee, the Collateral Agent, the replacement of any Noteholder Party, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Note Obligations and the termination of this Indenture.

(f) To secure the Issuers’ and Guarantors’ payment obligations to the Trustee and Collateral Agent in this Section 10.06, the Trustee shall have a lien prior to the Notes on all assets or money held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of, premium or interest on particular Notes in accordance with Article XI.

(g) In addition and without prejudice to the rights provided to the Trustee under any provision of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 9.01(h) or (i) hereof occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 10.07 Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuer. The Required Noteholder Parties may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(i) the Trustee fails to comply with Section 10.09;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuers or by the Required Noteholder Parties and such Noteholder Parties do not within 30 days appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Noteholder Parties. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 10.06.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 10.09, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 10.07, the Issuers’ obligations under Section 10.06 shall continue for the benefit of the retiring Trustee.

SECTION 10.08 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture that the certificate of the Trustee shall have.

SECTION 10.09 Eligibility; Disqualification. There shall at all times be a Trustee hereunder which shall (i) be a bank or trust company organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, (ii) be subject to supervision or examination by federal or state authority, and (iii) have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If the Trustee shall cease to satisfy the eligibility requirements of this Section 10.09, the Trustee shall resign promptly after written request to do so by the Issuer; provided that the resignation of the Trustee shall not be effective until the substitution and replacement of the Trustee by a successor Trustee meeting the eligibility requirements set forth in this Section 10.09.

SECTION 10.10 Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of the Collateral Agent or any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee or Collateral Agent, as applicable, shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Collateral Agent, as applicable in good faith.

(b) Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Collateral Agreement or any other Security Document by the Issuers, the Subsidiary Guarantors or the Collateral Agent. The Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or adviser, whether retained or employed by the Issuers or by the Trustee, in relation to any matter arising in the administration of this Indenture or the Security Documents.

ARTICLE XI.

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 11.01 Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights, protections and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Yield Maintenance Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Yield Maintenance Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii) the Issuers and/or the Subsidiary Guarantors have paid all other sums payable under this Indenture; and

(iii) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 11.01(c) and 11.02, the Issuers at any time may terminate:

(i) all of their obligations under the Notes and this Indenture with respect to the Noteholder Parties (“legal defeasance option”), and (ii) its obligations under Article VII, Article VIII, and Sections 9.01(a), 9.01(d), 9.01(e), 9.01(f), 9.01(g), 9.01(h), 9.01(i), 9.01(j), 9.01(k) 9.01(l), 9.01(m), 9.01(n) and

9.01(o) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding the prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising their legal defeasance option or their covenant defeasance option, the obligations of each Subsidiary Guarantor with respect to the Security Documents shall be terminated simultaneously with the termination of such obligation.

If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Sections 9.01(a), 9.01(d), 9.01(e), 9.01(f), 9.01(g), 9.01(h), 9.01(i), 9.01(j), 9.01(k), 9.01(l), 9.01(m), 9.01(n) or 9.01(o).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article X, including, without limitation, Sections 10.06 and 10.07 and in this Article XI and the rights and immunities of the Trustee and Collateral Agent under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 10.06, 10.07 and 11.05 and the rights and immunities of the Trustee and Collateral Agent under this Indenture shall survive such satisfaction and discharge.

SECTION 11.02 Conditions to Defeasance.

(a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i) the Issuers irrevocably deposit in trust with the Trustee cash in U.S. Dollars or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;

(ii) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants, investment bank or financial advisory firm expressing their opinion that the payments of principal and interest when due and without reinvestment on any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) no Default specified in Section 9.01(h) or (i) with respect to the Issuers shall have occurred or is continuing on the date of such deposit;

(iv) the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(v) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided that upon any redemption that requires the payment of the Yield Maintenance Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Yield Maintenance Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Maturity Date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(vi) such exercise does not impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article XI have been complied with.

(b) Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

SECTION 11.03 Application of Trust Money. The Trustee shall hold in trust money (including proceeds thereof) deposited with it pursuant to this Article XI. The Trustee shall apply the deposited money through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 11.04 Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money held by it as provided in this Article XI that, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article XI.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 11.05 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money in accordance with this Article XI by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article XI until such time as the Trustee or any Paying Agent is permitted to apply all such money in accordance with this Article XI; provided, however, that, if the Issuers have made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or any Paying Agent.

ARTICLE XII.

AMENDMENTS AND WAIVERS

SECTION 12.01 Amendments and Waivers.

(a) No failure or delay of the Trustee, the Collateral Agent or any Noteholder Party in exercising any right or power hereunder or under any Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Trustee, the Collateral Agent and the Noteholder Parties hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Indenture or any other Note Document or consent to any departure by the Issuers or any other Note Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Issuers or any other Note Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in clause (c) below, neither the Indenture nor any other Note Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of the Indenture, pursuant to a supplemental indenture entered into by the Issuers and the Trustee (with the consent of the Required Noteholder Parties), and (y) in the case of any other Note Document, pursuant to an agreement or agreements in writing entered into by each Note Party thereto and the Trustee (with the consent of the Required Noteholder Parties) or the Collateral Agent (as applicable); provided, however, that no such agreement shall:

(i) reduce the principal amount of, or extend the Maturity Date of, or decrease the rate of interest on, any Note, without the prior written consent of each Holder of a Note affected thereby (which, notwithstanding the foregoing, such consent of such Holder of a Note affected thereby shall be the only consent required hereunder to make such modification); provided that any amendment to the financial definitions in this Indenture shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) extend any date on which payment of interest on any Note is due, without the prior written consent of each Holder of a Note affected thereby (which, notwithstanding the foregoing, such consent of such Holder of a Note affected thereby shall be the only consent required hereunder to make such modification);

(iii) amend the provisions of Section 9.02 or 2.14(b) with respect to the pro rata application or sharing of payments required thereby in a manner that by its terms modifies the application or sharing of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Noteholder Party, the Trustee, Collateral Agent or any Agent affected thereby (which, notwithstanding the foregoing, such consent of such Noteholder Party, the Trustee, Collateral Agent or any Agent affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend or modify the provisions of this Section 12.01 or the definition of the term “Required Noteholder Parties” or any other provision hereof specifying the number or percentage of Noteholder Parties or Initial Purchasers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Noteholder Party affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 12.01(d); or

(v) release, or subordinate the Collateral Agent’s Lien on, all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their respective Guarantees under this Indenture, unless, in the case of a Subsidiary Guarantor, all or substantially all of the Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by this Indenture, without the prior written consent of each Holder of Notes.

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Trustee or the Collateral Agent without the prior written consent of the Trustee or the Collateral Agent acting as such at the effective date of such agreement, as applicable. Each Noteholder Party shall be bound by any waiver, amendment or modification authorized by this Section 12.01.

(c) Without the consent of any Noteholder Party, the Issuers, the Trustee and/or the Collateral Agent may (or shall, to the extent required by any Note Document) enter into any amendment, modification or waiver of any Note Document, or enter into any new agreement or instrument, (i) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Indenture, (ii) to add more restrictive terms in respect of the Notes as contemplated by clause (e) of the definition of “Permitted Refinancing Indebtedness”, (iii) to otherwise enhance the rights or benefits of any Noteholder Party under any Note Document, (iv) to provide for the issuance of PIK Notes in accordance with the terms of this Indenture, (v) to provide for uncertificated Notes in addition to or in place of certificated Notes, (vi) to make any change in this Indenture necessary to qualify the Indenture under the Trust Indenture Act, or (vii) to cure any ambiguity, defect or inconsistency (provided that any amendment, modification of any Note Document pursuant to this clause (vii) shall not be materially adverse to the interests of the Noteholder Parties (as reasonably determined by the Board of Directors of the Partnership)).

(d) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Issuers may elect (in their discretion, but shall not be obligated) to deliver to the Trustee an Officer’s Certificate at least three Business Days (in the case of unsecured Indebtedness) and 15 Business Days (in the case of secured Indebtedness) prior to the incurrence thereof (or such shorter time as the Trustee may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Issuers’ election, state that the Issuers have determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 8.01 and 8.02 (taking into account any other applicable provisions of this Section 12.01), in which case such certificate shall be conclusive evidence thereof.

SECTION 12.02 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuers certifying that the requisite amount of Holders have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the Required Noteholder Parties (or in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Depository’s applicable procedures), (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers, the Subsidiary Guarantors, the Trustee and the Collateral Agent, if applicable.

(b) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

(c) Neither of the Issuers shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Note Documents unless such consideration is offered (subject to limitations of applicable law) to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation or other documents relating to such consent, waiver or agreement or proxies in relation thereto.

SECTION 12.03 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and, upon written order of the Issuers signed by a Responsible Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 12.04 Trustee to Sign Amendments. The Trustee and Collateral Agent, if applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article XII if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent, if applicable. If it does, the Trustee and Collateral Agent, if applicable may but need not sign it. In signing such amendment, the Trustee and Collateral Agent shall be entitled to receive indemnity, security and/or prefunding satisfactory to the Trustee and Collateral Agent, respectively, and shall be provided with, and (subject to Section 10.01) shall be fully protected in relying upon, (i) an Officer’s Certificate and (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligations of the Issuers and the Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

SECTION 12.05 Calculation of Principal Amount. Determinations as to whether the requisite Noteholder Parties have concurred in any direction, waiver or consent shall be made in accordance with this Article XII and Section 2.12.

ARTICLE XIII.

GUARANTEES

SECTION 13.01 Guarantee.

(a) Subject to this Article XIII, each of the Issuers (with respect to the other Issuer’s obligations) and each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Collateral Agent and their successors and assigns that:

(i) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of one or both of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Issuers, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Subsidiary Guarantors, any amount paid by either to the Trustee, the Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders, the Trustee and Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article IX hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article IX hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(e) Each Subsidiary Guarantor hereby agrees that its execution and delivery of this Indenture or any supplemental indenture substantially in the form attached as Exhibit F hereto executed on behalf of such Subsidiary Guarantor by an Officer thereof shall evidence its Guarantee set forth in this Article XIII without the need for any further notation on the Notes. Each of the Subsidiary Guarantors, jointly and severally, hereby agrees that its Guarantee set forth in Section 13.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Subsidiary Guarantors.

SECTION 13.02 Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article XIII, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 13.03 Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

(a) No Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with, amalgamate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another person, other than the Issuers or another Subsidiary Guarantor, unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either:

(A) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation, amalgamation or merger unconditionally assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and appropriate documents relating to the Collateral pursuant to agreements in form reasonably satisfactory to the Collateral Agent; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

(b) In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

(c) This Section 13.03 will not apply to (i) any consolidation, amalgamation or merger of a Subsidiary Guarantor with or into either of the Issuers or another Subsidiary Guarantor or (ii) any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

SECTION 13.04 Releases.

(a) The Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged:

(i) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation or amalgamation) to a person that is not (either before or after giving effect to such transaction) either of the Issuers or a Subsidiary that is not an Excluded Subsidiary if the sale or other disposition is expressly permitted under Section 8.05 hereof;

(ii) in connection with any sale or other disposition of all of the Equity Interests of that Subsidiary Guarantor to a person that is not (either before or after giving effect to such transaction) either of the Issuers or a Subsidiary that is not an Excluded Subsidiary, if the sale or other disposition is expressly permitted under Section 8.05 hereof;

(iii) if the Issuers designate that Subsidiary Guarantor to be an Excluded Subsidiary in accordance with the applicable provisions of this Indenture;

(iv) upon the liquidation or dissolution of that Subsidiary Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(v) upon legal or covenant defeasance or satisfaction and discharge of this Indenture as provided in Article XI hereof.

(b) At the written request and expense of the Issuers, the Trustee, subject to the Security Documents and upon receipt of the documents required by Section 15.02, shall execute any documents reasonably requested by the Issuers in order to evidence the release of such Subsidiary Guarantor from its obligations under its Guarantee.

(c) Any Subsidiary Guarantor not released from its obligations under its Guarantee as provided in this Section 13.04 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XIII.

ARTICLE XIV.

COLLATERAL

SECTION 14.01 Appointment.

(a) Each Noteholder Party (in its capacities as a Noteholder Party) hereby irrevocably designates and appoints the Collateral Agent as the agent for such Noteholder Party and the other Secured Parties under the Security Documents, and each such Noteholder Party irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the other Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the other Note Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of Puerto Rico, each of the Noteholder Parties hereby grants to the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of Puerto Rico on such Noteholder Party’s behalf. Notwithstanding any provision to the contrary elsewhere in this Indenture, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Noteholder Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any other Note Document or otherwise exist against the Agents.

(b) In furtherance of the foregoing, each Noteholder Party (in its capacity as a Noteholder Party) hereby appoints and authorizes the Collateral Agent to act as the agent of such Noteholder Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties to secure any of the Note Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 14.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article XIV (including, without limitation, Section 14.07) and Article X (including, without limitation, Section 10.06) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Note Documents, as if set forth in full herein with respect thereto.

SECTION 14.02 Delegation of Duties. The Trustee and the Collateral Agent may execute any of their respective duties under this Indenture and the other Note Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Trustee or the Collateral Agent. Should any instrument in writing from the Issuers or any other Note Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Issuers shall, or shall cause such Note Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Trustee or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

SECTION 14.03 Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Indenture or any other Note Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Noteholder Parties for any recitals, statements, representations or warranties made by any Note Party or any officer thereof contained in this Indenture or any other Note Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Indenture or any other Note Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or any other Note Document or for any failure of any Note Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Noteholder Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or any other Note Document, or to inspect the properties, books or records of any Note Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Issuers or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by the Issuers, or a Noteholder Party in accordance with Sections 10.02(k) or 14.05. No Agent or the Trustee shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Indenture or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Indenture, any other Note Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or the Trustee.

SECTION 14.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may (but shall not be obligated to) rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder on the Closing Date, that by its terms must be fulfilled to the satisfaction of a Noteholder Party, each Agent and the Trustee may presume that such condition is satisfactory to such Noteholder Party. Each Agent may consult with legal counsel (including counsel to the Issuers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Noteholder Party specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes and each Agent shall not be affected by any notice or knowledge to the contrary. Each Agent shall be fully justified in failing or refusing to take any action under this Indenture or any other Note Document unless it shall first receive such advice or concurrence or direction of the Required Noteholder Parties (or, if so specified by this Indenture, all or other Noteholder

Parties) as it deems appropriate or it shall first be indemnified to its satisfaction by the Noteholder Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture and the other Note Documents in accordance with a request of the Required Noteholder Parties (or, if so specified by this Indenture, all or other Noteholder Parties), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Noteholder Parties.

SECTION 14.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Noteholder Party or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Trustee receives such a notice, the Trustee shall give notice thereof to the Collateral Agent and to the Holders pursuant to Section 10.05. The Trustee and Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Noteholder Parties (or, if so specified by this Indenture, all or other Noteholder Parties) in accordance with Section 9.04; provided that unless and until the Trustee or Collateral Agent shall have received such directions, the Trustee or Collateral Agent, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

SECTION 14.06 Non-Reliance on Agents and other Noteholder Parties. Each Noteholder Party expressly acknowledges that neither the Trustee, the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Trustee or any Agent hereafter taken, including any review of the affairs of a Note Party or any affiliate of a Note Party, shall be deemed to constitute any representation or warranty by the Trustee or any Agent to any Noteholder Party. Each Noteholder Party represents to the Trustee and the Agents that it has, independently and without reliance upon the Trustee or any Agent or any other Noteholder Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Note Parties and their affiliates and made its own decision to purchase or hold the Notes issued hereunder and enter into this Indenture. Each Noteholder Party also represents that it will, independently and without reliance upon the Trustee or any Agent or any other Noteholder Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Indenture and the other Note Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Note Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Noteholder Parties by the Trustee hereunder, the Trustee shall not have any duty or responsibility to provide any Noteholder Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Note Party or any affiliate of a Note Party that may come into the possession of the Trustee or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 14.07 Indemnification. The Noteholder Parties agree to indemnify the Trustee and each Agent, in its capacity as such (to the extent not reimbursed by the Issuers and without limiting the obligation of the Issuers to do so), in the amount of its pro rata share (based on its aggregate outstanding Notes) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against the Trustee or such Agent in any way relating to or arising out of this Indenture, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Noteholder Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Trustee or such Agent’s gross negligence or willful misconduct. The failure of any Noteholder Party to reimburse the Trustee or any Agent promptly upon demand for its ratable share of any amount required to be paid by the Noteholder Parties to the Trustee or such Agent as provided herein shall not relieve any other Noteholder Party of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Noteholder Party shall be responsible for the failure of any other Noteholder Party to reimburse the Trustee or such Agent for such other Noteholder Party’s ratable share of such amount. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.

SECTION 14.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Note Party as though such Agent were not an Agent. With respect to its Notes purchased or held by it, each Agent shall have the same rights and powers under this Indenture and the other Note Documents as any Initial Purchaser or Holder, as applicable, and may exercise the same as though it were not an Agent, and the terms “Initial Purchaser”, “Initial Purchasers”, “Holder” and “Holders”, as applicable, shall include each Agent in its individual capacity.

SECTION 14.09 Security Documents. The Noteholder Parties and the other Secured Parties authorize the Collateral Agent and the Trustee to release any Collateral or Guarantors in accordance with Section 14.11 or if approved, authorized or ratified in accordance with Section 12.01.

The Noteholder Parties and the other Secured Parties hereby irrevocably authorize and instruct the Trustee and the Collateral Agent to, without any further consent of any Noteholder Party or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify, any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is expressly permitted (including with respect to priority) under this Indenture and to subject the Liens on the Collateral securing the Note Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”). The Noteholder Parties and the other Secured Parties irrevocably agree that (x) the Trustee and the Collateral Agent may rely exclusively on an Officer’s Certificate of the Issuers as to whether any such other Liens are expressly permitted and (y) any Intercreditor Agreement entered into by the Trustee or the Collateral Agent shall be binding on the Secured Parties, and each Noteholder Party and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness expressly permitted by Section 8.01 hereof to extend credit to the Note Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Noteholder Parties and the other Secured Parties hereby authorize the Trustee and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Trustee or the Collateral Agent under any Note Document (i) to the holder of any Lien on such property that is permitted by clause (h) or clause (ee) of Section 8.02 or Section 8.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Trustee and the Collateral Agent shall do so upon request of the Issuer; provided that prior to any such request, the Issuers shall have in each case delivered to the Trustee and the Collateral Agent an Officer’s Certificate of the Issuers certifying (x) that such Lien is permitted under this Indenture, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) an Opinion of Counsel.

SECTION 14.10 Authorization of Actions to Be Taken.

(a) Each Noteholder Party, by its signature hereto or acceptance of Notes, consents and agrees to the terms of each Security Document as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and/or the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, the Security Documents and Intercreditor Agreement and authorizes and empowers the Trustee and the Collateral Agent to bind the holders of Notes and other holders of Note Obligations as set forth in the Security Documents to which it is a party and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee and the Collateral Agent are authorized and empowered to receive for the benefit of the holders of Notes any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Article IX, Section 10.01 and Section 10.02 hereof and the Security Documents, upon the occurrence and continuance of an Event of Default, the Trustee may, in its sole discretion and without the consent of the Noteholder Parties, direct, on behalf of the Noteholder Parties, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Liens securing the Note Obligations;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or

(iii) collect and receive payment of any and all Note Obligations.

The Trustee is authorized and empowered (but not obligated) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens securing Note Obligations or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Noteholder Parties in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Noteholder Parties, the Trustee or the Collateral Agent.

SECTION 14.11 Release of Liens.

(a) The Noteholder Parties and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Note Parties on any Collateral (including any Controlled Accounts) shall be automatically released: (i) in full upon the occurrence of the Termination Date or discharge, legal defeasance or covenant defeasance of this Indenture under Article XI; (ii) upon the Disposition of such Collateral by any Note Party to a person that is not (and is not required to become) a Note Party in a transaction expressly permitted by this Indenture (and the Collateral Agent and the Trustee may rely conclusively on a certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Note Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Noteholder Parties (or such other percentage of the Noteholder Parties whose consent may be required in accordance with Section 12.01), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with Article XIII hereof or clause (b) below (and the Collateral Agent and the Trustee may rely conclusively on a certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry), and (vi) as required by the Trustee to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent or the Trustee pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Note Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Note Parties in respect of) all interests retained by the Note Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Note Documents.

(b) In addition, the Noteholder Parties and the other Secured Parties hereby irrevocably agree that the Guarantors shall be automatically released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to exist or constitute a Subsidiary or otherwise becoming an Excluded Subsidiary in a transaction expressly permitted by this Indenture (and the Trustee may rely conclusively on a certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry).

(c) The Noteholder Parties and the other Secured Parties hereby authorize the Trustee and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 14.11 and to return to the Issuers all title documents (including share certificates (if any)) held by it in respect of any Collateral, all without the further consent or joinder of any Noteholder Party or any other Secured Party. Any representation, warranty or covenant contained in any Note Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Trustee and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Trustee and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Issuers and at the Issuers’ expense in connection with the release of any Liens or Guarantees created by any Note Document in respect of such Subsidiary, property or asset; provided that the Trustee shall have received a certificate of a Responsible Officer of the Issuers containing such certifications as the Trustee shall reasonably request. Notwithstanding anything to the contrary contained herein or any other Note Document, on the Termination Date, upon request of the Issuers, the Trustee and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral (including returning to or the Issuers all share certificates (if any) held by it in respect of any Collateral and terminating any control agreements in respect of Controlled Accounts), and to release all obligations under any Note Document, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimburse claims not then due; provided that the Trustee shall have received an Officer’s Certificate of the Issuers containing such certifications as the Trustee shall reasonably request; provided, further, that upon the request of the Trustee, the Issuers shall provide to Trustee in such form satisfactory to the Trustee, the release and discharge of the Trustee, and each of its officers, directors, attorneys, agents and employees, and each of their respective heirs, representatives, successors and assigns (each a “Releasing Person”) from any and all claims, demands, debts, accounts, contracts, torts, liabilities, actions and causes of actions, whether in law or in equity, that any Note Party or the successors or assigns of any Note Party hereafter has or may have against any Releasing Person.

(d) Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Issuer or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Issuer or Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Issuers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Trustee or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Note Documents as contemplated by this Section 14.11(d).

(e) The Issuers will comply with the provisions of Sections 314(b) and 314(d) of the TIA, in each case following qualification of this Indenture pursuant to the TIA. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuers except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuers and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Following such qualification, to the extent the Issuers are required to furnish to the Trustee an Opinion of Counsel pursuant to Section 314(b)(2) of the TIA, the Issuer will furnish such opinion not more than 60 but not less than 30 days prior to each June 30. Any release of Collateral permitted by this Section 14.11 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 10.02, accept such Officer’s Certificate or Opinion of Counsel as conclusive evidence of compliance with the foregoing.

SECTION 14.12 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIV upon the Issuers or the Subsidiary Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or the Subsidiary Guarantors or of any officer or officers thereof required by the provisions of this Article XIV; and if the Trustee, the Collateral Agent or a nominee of the Trustee or Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee, Collateral Agent or a nominee of the Trustee or Collateral Agent.

SECTION 14.13 Release Upon Termination of the Issuers’ Obligations. In the event (i) that the Issuers deliver to the Trustee an Officer’s Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuers’ obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article XI, the Trustee and Collateral Agent shall deliver to the Issuers such documents and instruments acknowledging release as the Issuers may reasonably request, without recourse or warranty by the Trustee or Collateral Agent and shall do or cause to be done all acts reasonably necessary at the request and expense of the Issuers to release such Lien as soon as is reasonably practicable.

SECTION 14.14 Right to Realize on Collateral and Enforce Guarantees. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuers, the Trustee, the Collateral Agent and each Secured Party hereby agree that (a) no Noteholder Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Trustee or Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Noteholder Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Noteholder Party or Noteholder Parties in its or their respective individual capacities unless the Required Noteholder Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Note Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

SECTION 14.15 Certain Rights of the Collateral Agent. The Collateral Agent shall be entitled to compensation and indemnity as provided in Section 10.06. The Collateral Agent shall resign or may be removed in accordance with Sections 10.07 and 10.08, with references therein to Trustee deemed to be references to Collateral Agent. The Collateral Agent shall be entitled to all of the rights, privileges and immunities of the Trustee. Whether or not expressly stated in any Note Document, in acting under such Note Document, the Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to it under this Indenture as if such rights, privileges, immunities and indemnities were set forth therein.

ARTICLE XV.

MISCELLANEOUS

SECTION 15.01 Notices; Communications.

(a) Except as provided in Section 15.01(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows:

(i) if to any Note Party, the Trustee, the Collateral Agent, the Required Noteholder Parties or the Initial Purchasers as of the Closing Date to the address, telecopier number or electronic mail address specified for such person on Schedule 15.01; and

(ii) if to any Holder, to its address shown on the Register kept by the Registrar;

provided, however, that notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to the customary procedures of such Depository.

(b) Notices and other communications to the Noteholder Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). The Issuers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 15.01(b) above shall be effective as provided in such Section 15.01(b); provided that, any notices to the Trustee or Collateral Agent shall be effective upon actual receipt by the Trustee or Collateral Agent in the Corporate Trust Office.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 7.06 may be delivered electronically (including through the Platform) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Partnership files such documents with the SEC or posts such documents, or provides a link thereto on the Partnership’s website on the Internet at the website address listed on Schedule 15.01, or (ii) on which such documents are posted on the Partnership’s behalf on an Internet or intranet website, if any, to which each Noteholder Party has access.

The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

For the avoidance of doubt, neither the Trustee nor the Collateral Agent shall have any obligations to disseminate information or reports to the Noteholder Parties or to establish or maintain the Platform.

SECTION 15.02 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee or Collateral Agent to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Trustee or Collateral Agent at the request of the Trustee or Collateral Agent:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee or Collateral Agent, as applicable, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee or Collateral Agent, as applicable, stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 15.03 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 15.04 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Subsidiary Guarantors or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or the Subsidiary Guarantors, including any Affiliates of the Issuers and the Subsidiary Guarantors, shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee has received written notice as so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 15.05 Survival of Indenture. All covenants, agreements, representations and warranties made by the Note Parties herein, in the other Note Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Indenture or any other Note Document shall be considered to have been relied upon by the Noteholder Parties and shall survive the purchasing by the Initial Purchasers of the Notes and the execution and delivery of the Note Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 10.06) shall survive the Termination Date.

SECTION 15.06 Binding Effect. This Indenture shall become effective when it shall have been executed by the Issuers, the Trustee and the Collateral Agent and when the Trustee and the Collateral Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Issuers, the Trustee and each Noteholder Party and their respective permitted successors and assigns.

SECTION 15.07 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Noteholder Parties in exercising any right, power or privilege under this Article XV shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Noteholder Parties herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Indenture at law, in equity, by statute or otherwise.

SECTION 15.08 [Reserved].

SECTION 15.09 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Noteholder Parties. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 15.10 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected. If performance of any covenant, duty or obligation is required on a date which is not a Business Day, performance shall not be required until the next succeeding Business Day.

SECTION 15.11 GOVERNING LAW. THIS INDENTURE AND THE OTHER NOTE DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS INDENTURE OR ANY OTHER NOTE DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER NOTE DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 15.12 Entire Agreement. This Indenture and the other Note Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Indenture and the other Note Documents. Nothing in this Indenture or in the other Note Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Indenture or the other Note Documents.

SECTION 15.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE OF THE NOTES ARE DEEMED TO HAVE WAIVED, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE OR ANY OF THE OTHER NOTE DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND THE HOLDERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INDENTURE AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.13.

SECTION 15.14 Severability. In the event any one or more of the provisions contained in this Indenture or in any other Note Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 15.15 No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in either of the Issuers or any direct or indirect parent companies, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, the Collateral Agreement, this Indenture or any other Note Document, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Noteholder Party, by its signature hereto or by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 15.16 Successors. All agreements of the Issuers and the Subsidiary Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee and Collateral Agent in this Indenture shall bind its successors.

SECTION 15.17 Counterparts. This Indenture may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 15.06. Delivery of an executed counterpart to this Indenture by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed original.

SECTION 15.18 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Indenture and are not to affect the construction of, or to be taken into consideration in interpreting, this Indenture.

SECTION 15.19 Jurisdiction; Consent to Service of Process.

(a) The Issuers and each other Note Party irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Trustee, the Collateral Agent, any Noteholder Party, or any Affiliate of the foregoing in any way relating to this Indenture or any other Note Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture or in any other Note Document shall affect any right that the Trustee, the Collateral Agent or any Noteholder Party may otherwise have to bring any action or proceeding relating to this Indenture or any other Note Document against the Issuers or any other Note Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture or the other Note Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Indenture irrevocably consents to service of process in the manner provided for notices in Section 15.01. Nothing in this Indenture will affect the right of any party to this Indenture or any other Note Document to serve process in any other manner permitted by law.

SECTION 15.20 Confidentiality. Each of the Noteholder Parties and the Agents agree that it shall maintain in confidence any information relating to any Parent Entity, the Partnership and any Subsidiary furnished to it by or on behalf of any Parent Entity, the Partnership or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Noteholder Party or such Agent without violating this Section 15.20 or (c) was available to such Noteholder Party or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to any Parent Entity, the Partnership or any other Note Party) and shall not reveal the same other than to its directors, partners, members, legal counsel, independent auditors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Notes on behalf of such Noteholder Party (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 15.20), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors and to their respective directors, partners, members, legal counsel, independent auditors, trustees, officers, employees and advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 15.20), (D) in order to enforce its rights under any Note Document in a legal proceeding, (E) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such person or any of its Affiliates, (F) to any prospective assignee, transferee or successor of any of its rights under this Indenture (so long as such person shall have agreed with the Issuers to keep the same confidential in accordance with this Section 15.20, including pursuant to a “click through” agreement on the Platform) and (G) disclosures with the consent of the relevant Note Party.

SECTION 15.21 Platform; Public Noteholder Party Information. The Issuers and the Noteholder Parties hereby acknowledge that certain of the Noteholder Parties may be “public-side” Noteholder Parties (i.e., Noteholder Parties that do not wish to receive material non-public information with respect to the Partnership or its Subsidiaries or any of their respective securities) (each, a “Public Noteholder Party”). The Issuers hereby agree that the Noteholder Parties and each Agent are authorized to treat the Public Noteholder Party Information as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Partnership or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Public Noteholder Party Information shall be treated as set forth in Section 15.20, to the extent such Public Noteholder Party Information constitutes information subject to the terms thereof). The Noteholder Parties hereby acknowledge that any information required to be provided by the Issuers hereunder that is not Public Noteholder Party Information shall only be made available to “private side” Noteholder Parties and that such information may contain information that is material non-public information with respect to the Partnership or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws and the Noteholder Parties agree to treat such information accordingly. Neither the Trustee nor any Agent shall have any obligation to monitor the Issuers’ delivery of information to Noteholder Parties or determine whether such information contains material non-public information.

SECTION 15.22 USA Patriot Act Notice. Each Noteholder Party that is subject to the USA PATRIOT Act, the Trustee (for itself and not on behalf of any Noteholder Party) and the Collateral Agent hereby notifies the Issuers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Noteholder Party, the Trustee or Collateral Agent, as applicable, to identify each Note Party in accordance with the USA PATRIOT Act.

SECTION 15.23 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed by their respective authorized officers as of the date first written above.

STONEMOR PARTNERS L.P.

By:	/s/ Garry P. Herdler
Name:	Garry P. Herdler
Title:	Chief Financial Officer

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

By:	/s/ Garry P. Herdler
Name:	Garry P. Herdler
Title:	Chief Financial Officer

[Signature Page to Indenture]

Alleghany Memorial Park LLC
Alleghany Memorial Park Subsidiary, Inc.
Altavista Memorial Park LLC
Altavista Memorial Park Subsidiary, Inc.
Arlington Development Company
Augusta Memorial Park Perpetual Care Company
Birchlawn Burial Park LLC
Birchlawn Burial Park Subsidiary, Inc.
Bronswood Cemetery, Inc.
Cedar Hill Funeral Home, Inc.
Cemetery Investments LLC
Cemetery Investments Subsidiary, Inc.
Cemetery Management Services, L.L.C.
Cemetery Management Services of Ohio, L.L.C.
Chapel Hill Associates, Inc.
Chapel Hill Funeral Home, Inc.
CMS West LLC
CMS West Subsidiary LLC
Columbia Memorial Park LLC
Columbia Memorial Park Subsidiary, Inc.
Cornerstone Family Insurance Services, Inc.
Cornerstone Family Services of New Jersey, Inc.
Cornerstone Family Services of West Virginia LLC
Cornerstone Funeral and Cremation Services LLC
Cornerstone Trust Management Services LLC
Covenant Acquisition LLC
Covenant Acquisition Subsidiary, Inc.
Covington Memorial Funeral Home, Inc.
Covington Memorial Gardens, Inc.
Eloise B. Kyper Funeral Home, Inc.
Forest Lawn Gardens, Inc.
Forest Lawn Memorial Chapel, Inc.
Forest Lawn Memory Gardens, Inc.
Glen Haven Memorial Park LLC
Glen Haven Memorial Park Subsidiary, Inc.
Henlopen Memorial Park LLC
Henlopen Memorial Park Subsidiary LLC
Henry Memorial Park LLC
Henry Memorial Park Subsidiary, Inc.
Juniata Memorial Park LLC
KIRIS LLC
KIRIS Subsidiary, Inc.
Kirk & Nice, Inc.
Kirk & Nice Suburban Chapel, Inc.
Lakewood/Hamilton Cemetery LLC
Lakewood/Hamilton Cemetery Subsidiary, Inc.
Lakewood Memory Gardens South LLC
Lakewood Memory Gardens South Subsidiary, Inc.
Laurel Hill Memorial Park LLC
Laurel Hill Memorial Park Subsidiary, Inc.
Laurelwood Holding Company
Legacy Estates, Inc.
Loewen [Virginia] LLC
Loewen [Virginia] Subsidiary, Inc.
Lorraine Park Cemetery LLC
Lorraine Park Cemetery Subsidiary, Inc.

[Signature Page to Indenture]

Modern Park Development LLC
Modern Park Development Subsidiary, Inc.
Oak Hill Cemetery LLC
Oak Hill Cemetery Subsidiary, Inc.
Osiris Holding Finance Company
Osiris Holding of Maryland LLC
Osiris Holding of Maryland Subsidiary, Inc.
Osiris Holding of Pennsylvania LLC
Osiris Holding of Rhode Island LLC
Osiris Holding of Rhode Island Subsidiary, Inc.
Osiris Management, Inc.
Osiris Telemarketing Corp.
Perpetual Gardens.Com, Inc.
Plymouth Warehouse Facilities LLC
Prince George Cemetery Corporation
PVD Acquisitions LLC
PVD Acquisitions Subsidiary, Inc.
Rockbridge Memorial Gardens LLC
Rockbridge Memorial Gardens Subsidiary Company
Rolling Green Memorial Park LLC
Rose Lawn Cemeteries LLC
Rose Lawn Cemeteries Subsidiary, Incorporated
Roselawn Development LLC
Roselawn Development Subsidiary Corporation
Russell Memorial Cemetery LLC
Russell Memorial Cemetery Subsidiary, Inc.
Shenandoah Memorial Park LLC
Shenandoah Memorial Park Subsidiary, Inc.
Sierra View Memorial Park
Southern Memorial Sales LLC
Southern Memorial Sales Subsidiary, Inc.
Springhill Memory Gardens LLC
Springhill Memory Gardens Subsidiary, Inc.
Star City Memorial Sales LLC
Star City Memorial Sales Subsidiary, Inc.
Stephen R. Haky Funeral Home, Inc.
Stitham LLC
Stitham Subsidiary, Incorporated
StoneMor Alabama LLC
StoneMor Alabama Subsidiary, Inc.
StoneMor Arkansas Subsidiary LLC
StoneMor California, Inc.
StoneMor California Subsidiary, Inc.
StoneMor Cemetery Products LLC
StoneMor Colorado LLC
StoneMor Colorado Subsidiary LLC
StoneMor Florida LLC
StoneMor Florida Subsidiary LLC
StoneMor Georgia LLC
StoneMor Georgia Subsidiary, Inc.
StoneMor Hawaiian Joint Venture Group LLC
StoneMor Hawaii LLC
StoneMor Hawaii Subsidiary, Inc.
StoneMor Holding of Pennsylvania LLC
StoneMor Illinois LLC
StoneMor Illinois Subsidiary LLC

[Signature Page to Indenture]

StoneMor Indiana LLC
StoneMor Indiana Subsidiary LLC
StoneMor Iowa LLC
StoneMor Iowa Subsidiary LLC
StoneMor Kansas LLC
StoneMor Kansas Subsidiary LLC
StoneMor Kentucky LLC
StoneMor Kentucky Subsidiary LLC
StoneMor Michigan LLC
StoneMor Michigan Subsidiary LLC
StoneMor Mississippi LLC
StoneMor Mississippi Subsidiary LLC
StoneMor Missouri LLC
StoneMor Missouri Subsidiary LLC
StoneMor North Carolina LLC
StoneMor North Carolina Subsidiary LLC
StoneMor North Carolina Funeral Services, Inc.
StoneMor Ohio LLC
StoneMor Ohio Subsidiary, Inc.
StoneMor Oklahoma LLC
StoneMor Oklahoma Subsidiary LLC
StoneMor Operating LLC
StoneMor Oregon LLC
StoneMor Oregon Subsidiary LLC
StoneMor Pennsylvania LLC
StoneMor Pennsylvania Subsidiary LLC
StoneMor Puerto Rico LLC
StoneMor Puerto Rico Cemetery and Funeral, Inc.
StoneMor Puerto Rico Subsidiary LLC
StoneMor South Carolina LLC
StoneMor South Carolina Subsidiary LLC
StoneMor Tennessee Subsidiary, Inc.
StoneMor Washington, Inc.
StoneMor Washington Subsidiary LLC
StoneMor Wisconsin LLC
StoneMor Wisconsin Subsidiary LLC
Sunset Memorial Gardens LLC
Sunset Memorial Gardens Subsidiary, Inc.
Sunset Memorial Park LLC
Sunset Memorial Park Subsidiary, Inc.
Temple Hill LLC
Temple Hill Subsidiary Corporation
The Valhalla Cemetery Company LLC
The Valhalla Cemetery Subsidiary Corporation
Tioga County Memorial Gardens LLC
Virginia Memorial Service LLC
Virginia Memorial Service Subsidiary Corporation
WNCI LLC
W N C Subsidiary, Inc.

[Signature Page to Indenture]

Wilcomico Memorial Parks LLC Wicomico Memorial Parks Subsidiary, Inc. Willowbrook Management Corp. Woodlawn Memorial Park Subidiary LLC

By:	/s/ Garry P. Herdler
Name:	Garry P. Herdler
Title:	Chief Financial Officer of each Guarantor named above, signing on behalf of each Guarantor independently

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as the Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to Indenture]

FPA New Income Inc., as Initial Purchaser

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

By:	/s/ E. Lake Setzler III
Name: E. Lake Setzler III
Title: Treasurer

[Signature Page to Indenture]

FPA Flexible Fixed Income, a Series of FPA Funds Trust, as Initial Purchaser

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: President

By:	/s/ E. Lake Setzler III
Name: E. Lake Setzler III
Title: Treasurer

[Signature Page to Indenture]

Source Capital, Inc., as Initial Purchaser

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: President

By:	/s/ E. Lake Setzler III
Name: E. Lake Setzler III
Title: Treasurer

[Signature Page to Indenture]

Academy of Motion Picture Arts and Sciences, as Initial Purchaser

By:	FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

Morningstar Defensive Bond Fund, as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

Motion Picture Industry Health Plan (Active), as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

Motion Picture Industry Individual Account Plan, as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

Motion Picture Industry Health Plan (Retiree), as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

Hudson East River Systems, LLC (f/k/a New York-Presbyterian Hospital) , as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

The Health Plan of the Upper Ohio Valley Inc., as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

SAG-AFTRA Health Plan, as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

The Nature Conservancy, as Initial Purchaser

By:	First Pacific Advisors, LP, its investment manager

By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director

[Signature Page to Indenture]

Pioneer Diversified High Income Trust

Pioneer High Income Trust

Pioneer High Yield Fund

VY Pioneer High Yield Portfolio

Amundi Funds — Pioneer US High Yield Bond

Pioneer Corporate High Yield Bond Fund

Pioneer High Yield VCT Portfolio,

            Each as an Initial Purchaser

By:	Amundi Pioneer Asset Management, Inc., As investment adviser to each Initial Purchaser

By:	/s/ David Brecht
Name: David Brecht
Title: Senior Vice President

[Signature Page to Indenture]

Redwood Master Fund, Ltd., as Initial Purchaser

By:	/s/ Ruben Kliksberg
Name: Ruben Kliksberg
Title: Co-CEO

[Signature Page to Indenture]

Redwood Opportunity Master Fund Ltd., as Initial Purchaser

By:	/s/ Ruben Kliksberg
Name: Ruben Kliksberg
Title: Co-CEO

[Signature Page to Indenture]

CORBIN OPPORTUNITY FUND, L.P.

By:	Corbin Capital Partners, L.P. its investment manager, as Initial Purchaser

By:	/s/ Steve Carlino
Name: Steve Carlino
Title: CFO

[Signature Page to Indenture]

PONTUS HOLDINGS LTD., as Initial Purchaser

By:	/s/ Russell Bryant
	Name:	Russell Bryant
	Title:	Chief Financial Officer Quadrant Capital Advisors, Inc. Investment Advisor to Pontus Holdings Ltd.

[Signature Page to Indenture]

KNIGHTHEAD (NY) FUND, LP

BY:	Knighthead Capital Management, LLC, Its Investment Advisor, as Initial Purchaser

By:	/s/ Laura Torrado
Name: Laura Torrado
Title: Authorized Signatory

[Signature Page to Indenture]

KNIGHTHEAD MASTER FUND, LP

BY:	Knighthead Capital Management, LLC, Its Investment Manager, as Initial Purchaser

By:	/s/ Laura Torrado
Name: Laura Torrado
Title: Authorized Signatory

[Signature Page to Indenture]

KNIGHTHEAD ANNUITY & LIFE ASSURANCE COMPANY

BY:	Knighthead Capital Management, LLC, Its Investment Advisor, as Initial Purchaser

By:	/s/ Laura Torrado
Name: Laura Torrado
Title: Authorized Signatory

[Signature Page to Indenture]

Goldman Sachs & Co. LLC, as Initial Purchaser

By:	/s/ Lee D. Becker
Name: Lee D. Becker
Title: Managing Director

[Signature Page to Indenture]

Arbour Lane - TX, L.P., as Initial Purchaser

By:	/s/ Kenneth Hoffman
Name: Kenneth Hoffman
Title: Partner

[Signature Page to Indenture]

Farallon Capital Partners, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Farallon Capital Institutional Partners, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Four Crossings Institutional Partners V, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Farallon Capital Institutional Partners II, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Farallon Capital Offshore Investors II, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Farallon Capital F5 Master I, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Farallon Capital (AM) Investors, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A. Patel
Title: Managing Member

[Signature Page to Indenture]

Farallon Capital Institutional Partners III, L.P., as Initial Purchaser

By:	/s/ Rajiv A. Patel
Name: Rajiv A, Patel
Title: Managing Member

[Signature Page to Indenture]

FS Global Credit Opportunities Fund, as Initial Purchaser

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: CFO

[Signature Page to Indenture]

The Mangrove Partners Fund, Ltd, as Initial Purchaser

By:	/s/ Ward Dietrich
Name: Ward Dietrich
Title: Authorized Person

[Signature Page to Indenture]

EXHIBIT A

[FORM OF INITIAL NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT IT IS (A) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNTS OF ONE OR MORE OTHER “QUALIFIED INSTITUTIONAL BUYERS” WITH RESPECT TO WHICH IT EXERCISES SOLE INVESTMENT DISCRETION, OR (B) IT IS NOT A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), IS NOT ACQUIRING THE NOTE FOR THE ACCOUNT OR FOR THE BENEFIT OF A “U.S. PERSON” AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE PARTNERSHIP OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNTS OF ONE OR MORE OTHER QUALIFIED INSTITUTIONAL BUYERS WITH RESPECT TO WHICH IT EXERCISES SOLE INVESTMENT DISCRETION IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A PERSON THAT IS NOT A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S THAT IS NOT ACTING FOR THE ACCOUNT OR THE BENEFIT OF A “U.S. PERSON” IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND BASED UPON AN OPINION OF COUNSEL IF THE TRUSTEE SO REQUESTS),(E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF ANY ISSUER OR THE REGISTRAR SO REQUESTS) OR (F) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (3) REPRESENTS THAT (A) EITHER (I) NO PORTION OF THE ASSETS USED BY IT TO ACQUIRE AND HOLD THIS NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT, OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”) OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE INTERNAL REVENUE CODE (COLLECTIVELY, “SIMILAR LAW”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO BE “PLAN ASSETS” OF ANY SUCH PLAN, OR ACCOUNT WITHIN THE MEANING OF U.S. DEPARTMENT OF LABOR REGULATIONS, 29 C.F.R. §2510.3 101, AS MODIFIED BY SECTION 3(42) OF ERISA (EACH OF THE FOREGOING, A “PLAN”), OR (II) (X) ITS PURCHASE AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND (Y) NONE OF THE ISSUERS, THE TRUSTEE OR ANY OTHER AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS A FIDUCIARY TO ANY PLAN WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THIS NOTE, AND (B) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OTHER THAN TO ANY PERSON OR ENTITY THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS AND AGREEMENTS WITH RESPECT TO ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST HEREIN, AND (4) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

IN CONNECTION WITH ANY TRANSFER OR EXCHANGE, THE TRANSFEREE OR THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS THE REGISTRAR OR TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER OR EXCHANGE COMPLIES WITH THE FOREGOING RESTRICTIONS.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, AND TRANSFERS OF INTERESTS IN THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.07 OF THE INDENTURE.

[THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE PARTNERSHIP AT THE FOLLOWING ADDRESS: 3600 HORIZON BLVD., SUITE 100 TREVOSE, PA 19053 ATTENTION: CHIEF FINANCIAL OFFICER.]

[Insert “This is a PIK Note”, if applicable]

FORM OF INITIAL NOTE

[FACE OF SECURITY]

STONEMOR PARTNERS L.P.

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

9.875%/11.500% SENIOR SECURED PIK TOGGLE NOTES DUE 2024

No. [___]	CUSIP: [ ]
US$[ ]

StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”) for value received promise to pay to __________ or registered assigns, the principal sum of [                ] DOLLARS [as may be increased or decreased from time to time on the Schedule of Increases and Decreases attached hereto]1 on June 30, 2024.

Interest Payment Dates: March 30, June 30, September 30, December 30, commencing September 30, 2019.

Record Dates: March 15, June 15, September 15 and December 15.

Reference is made to the further provisions of this Note contained herein and the Indenture (as defined), which will for all purposes have the same effect as if set forth at this place.

[1]	For Global Notes only.

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by its duly authorized Officers.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC, its General Partner

By:
Name:
Title:

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

By:
Name:
Title:

Dated:

Trustee’s Certificate of Authentication

WILMINGTON TRUST, NATIONAL ASSOCIATION,

    as Trustee, certifies that this is one of the

    9.875%/11.500% Senior Secured PIK

    Toggle Notes due 2024 referred to in

    the within-mentioned Indenture.

By:
Authorized Signatory

Dated:

(REVERSE OF SECURITY)

9.875%/11.500% SENIOR SECURED PIK TOGGLE NOTE DUE 2024

The Issuers promise to pay all accrued and unpaid interest at the rates provided in the Indenture on the 30th day of March, June, September and December of each year, commencing September 30, 2019 or, if such day is not a Business Day, on the next succeeding Business Day. Interest on this Note shall accrue from the most recent Interest Payment Date or, if no interest has been paid, June 27, 2019; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, Additional Interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum with respect to each subsequent 90-day period that occurs after the date on which such Registration Default occurs, up to a maximum Additional Interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all Registration Defaults have been cured and (y) the date which is two years after the Closing Date, and shall be payable on each Interest Payment Date in the form of interest selected by the Issuers for the interest otherwise due on the Notes on such Interest Payment Date.

The payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes is herein referred to as “PIK Interest.”

The insufficiency or lack of funds available to the Issuers to pay Cash Interest as required by the second preceding paragraph shall not permit the Issuers to pay PIK Interest in respect of any Interest Period and the sole right of the Issuers to elect to pay PIK Interest shall be as (and to the extent) provided herein.

All interest hereunder shall be computed on a 30/360 basis. The Issuers shall pay interest on the Notes (except interest accrued pursuant to Section 2.15(b) of the Indenture) to the Paying Agent for the account of the persons who are registered Holders at the close of business, whether or not a Business Day, 15 days prior to an Interest Payment Date (each a “Record Date”). The Issuers shall pay interest accrued pursuant to Section 2.15(b) of the Indenture to the Paying Agent for the account of the registered Holders as of a subsequent special record date, which the Issuers shall fix or cause to be fixed and notice of which the Issuers shall promptly mail or cause to be mailed to each affected Holder, which notice shall state the special record date, the payment date and the amount of such interest to be paid.

In the event that the Issuers shall determine to pay PIK Interest in respect of any PIK Interest Portion for any Interest Period, then the Issuers shall deliver a notice (a “PIK Notice”) to the Trustee and the Holders not later than 30 days prior to the relevant Interest Payment Date, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as PIK Interest, as the case may be. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the first sentence of this paragraph must be paid entirely in Cash Interest.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repayment of the Notes in accordance with Article III of the Indenture or at stated final maturity shall be made solely in Cash Interest.

Any PIK Interest on the Notes will be payable to Holders and (x) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Issuers, record such increase in principal amount and (y) with respect to Notes represented by Definitive Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Issuers, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the Register of Holders. In the event that the Issuers are entitled to and elect to pay PIK Interest for any Interest Period, each

Holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on June 30, 2024 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Closing Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note. If the Issuers pay a portion of the interest on the Notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

This Note is one of the Initial Notes referred to in, and is entitled to the benefits of, the Indenture, dated as of June 27, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Subsidiary Guarantors party thereto from time to time, the Initial Purchasers named therein and Wilmington Trust, National Association, as trustee and as collateral agent. Capitalized terms used herein without definition are used as defined in the Indenture.

The obligations under this Note are secured by a security interest in the Collateral pursuant to the Security Documents and are unconditionally guaranteed by the Guarantors.

This Note may be redeemed, in whole or in part, at the option of the Issuers at any time and from time to time at the redemption prices set forth in Section 3.02(a) of the Indenture.

This Note is subject to mandatory redemption at the price set forth in the Indenture. The Issuers shall make scheduled redemptions on this Note as set forth in Section 3.01(a)(i) of the Indenture.

Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Issuers to the extent provided therein.

This Note is a Note Document, is entitled to the benefits of the Indenture and is subject to the requirements of the Indenture. This Note is subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a complete statement of such terms and provisions. The Indenture also contains certain covenants, events of default and other provisions applicable to this Note. If and to the extent that any provision of this Note limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control. The Issuers will furnish to any Holder upon written request and without charge to such Holder a copy of the Indenture.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment or transfer hereof shall be effective except in accordance with the procedures set forth in the Indenture.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: StoneMor Partners, L.P., Attention: Chief Financial Officer, 311 Veterans Highway, Suite B, Levittown, Pennsylvania 19056, fax: 215-826-2853.

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[_____]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange/PIK Interest	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Amount of PIK	Principal Amount of this Global Note following such decrease or increase or PIK Payment	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.]

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature Guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and

social security or tax ID number of assignee)

and irrevocably appoint                                                                                                                                                                                                              , agent to transfer this Note on the books of each of the Issuers. The agent may substitute another to act for him.

Date:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Medallion Guarantee:

Signatures must be Guaranteed by an “eligible Guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature Guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF EXCHANGE NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, AND TRANSFERS OF INTERESTS IN THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.07 OF THE INDENTURE.

[THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE PARTNERSHIP AT THE FOLLOWING ADDRESS: 3600 HORIZON BLVD., SUITE 100 TREVOSE, PA 19053 ATTENTION: CHIEF FINANCIAL OFFICER.]

[Insert “This is a PIK Note”, if applicable]

FORM OF INITIAL NOTE

[FACE OF SECURITY]

STONEMOR PARTNERS L.P.

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

9.875%/11.500% SENIOR SECURED PIK TOGGLE NOTES DUE 2024

No. [ ]	CUSIP: [ ]
US$[ ]

StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”) for value received promise to pay to                      or registered assigns, the principal sum of [                ] DOLLARS [as may be increased or decreased from time to time on the Schedule of Increases and Decreases attached hereto]2 on June 30, 2024.

Interest Payment Dates: March 30, June 30, September 30, December 30, commencing September 30, 2019.

Record Dates: March 15, June 15, September 15 and December 15.

Reference is made to the further provisions of this Note contained herein and the Indenture (as defined), which will for all purposes have the same effect as if set forth at this place.

[2]	For Global Notes only.

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by its duly authorized Officers.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC, its General Partner

By:
Name:
Title:

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

By:
Name:
Title:

Dated:

Trustee’s Certificate of Authentication

WILMINGTON TRUST, NATIONAL ASSOCIATION,

    as Trustee, certifies that this is one of the

    9.875%/11.500% Senior Secured PIK

    Toggle Notes due 2024 referred to in

    the within-mentioned Indenture.

By:
Authorized Signatory

Dated:

(REVERSE OF SECURITY)

9.875%/11.500% SENIOR SECURED PIK TOGGLE NOTE DUE 2024

The Issuers promise to pay all accrued and unpaid interest at the rates provided in the Indenture on the 30th day of March, June, September and December of each year, commencing September 30, 2019 or, if such day is not a Business Day, on the next succeeding Business Day. Interest on this Note shall accrue from the most recent Interest Payment Date or, if no interest has been paid, June 27, 2019.

The payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes is herein referred to as “PIK Interest.”

The insufficiency or lack of funds available to the Issuers to pay Cash Interest as required by the second preceding paragraph shall not permit the Issuers to pay PIK Interest in respect of any Interest Period and the sole right of the Issuers to elect to pay PIK Interest shall be as (and to the extent) provided herein.

All interest hereunder shall be computed on a 30/360 basis. The Issuers shall pay interest on the Notes (except interest accrued pursuant to Section 2.15(b) of the Indenture) to the Paying Agent for the account of the persons who are registered Holders at the close of business, whether or not a Business Day, 15 days prior to an Interest Payment Date (each a “Record Date”). The Issuers shall pay interest accrued pursuant to Section 2.15(b) of the Indenture to the Paying Agent for the account of the registered Holders as of a subsequent special record date, which the Issuers shall fix or cause to be fixed and notice of which the Issuers shall promptly mail or cause to be mailed to each affected Holder, which notice shall state the special record date, the payment date and the amount of such interest to be paid.

In the event that the Issuers shall determine to pay PIK Interest in respect of any PIK Interest Portion for any Interest Period, then the Issuers shall deliver a notice (a “PIK Notice”) to the Trustee and the Holders not later than 30 days prior to the relevant Interest Payment Date, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as PIK Interest, as the case may be. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the first sentence of this paragraph must be paid entirely in Cash Interest.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repayment of the Notes in accordance with Article III of the Indenture or at stated final maturity shall be made solely in Cash Interest.

Any PIK Interest on the Notes will be payable to Holders and (x) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Issuers, record such increase in principal amount and (y) with respect to Notes represented by Definitive Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Issuers, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the Register of Holders. In the event that the Issuers are entitled to and elect to pay PIK Interest for any Interest Period, each Holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on June 30, 2024 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Closing Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note. If the Issuers pay a portion of the interest on the Notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

This Note is one of the Initial Notes referred to in, and is entitled to the benefits of, the Indenture, dated as of June 27, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Subsidiary Guarantors party thereto from time to time, the Initial Purchasers named therein and Wilmington Trust, National Association, as trustee and as collateral agent. Capitalized terms used herein without definition are used as defined in the Indenture.

The obligations under this Note are secured by a security interest in the Collateral pursuant to the Security Documents and are unconditionally guaranteed by the Guarantors.

This Note may be redeemed, in whole or in part, at the option of the Issuers at any time and from time to time at the redemption prices set forth in Section 3.02(a) of the Indenture.

This Note is subject to mandatory redemption at the price set forth in the Indenture. The Issuers shall make scheduled redemptions on this Note as set forth in Section 3.01(a)(i) of the Indenture.

This Note is a Note Document, is entitled to the benefits of the Indenture and is subject to the requirements of the Indenture. This Note is subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a complete statement of such terms and provisions. The Indenture also contains certain covenants, events of default and other provisions applicable to this Note. If and to the extent that any provision of this Note limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control. The Issuers will furnish to any Holder upon written request and without charge to such Holder a copy of the Indenture.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment or transfer hereof shall be effective except in accordance with the procedures set forth in the Indenture.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: StoneMor Partners, L.P., Attention: Chief Financial Officer, 3600 Horizon Boulevard, Ste 100 Trevose, PA 19053, fax: 215-826-2853.

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[            ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange/PIK Interest	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Amount of PIK	Principal Amount of this Global Note following such decrease or increase or PIK Payment	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.]

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature Guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                                                                                                                                                                                   ,

agent to transfer this Note on the books of each of the Issuers. The agent may substitute another to act for him.

Date:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Medallion Guarantee:

Signatures must be Guaranteed by an “eligible Guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature Guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT C

FORM OF TRANSFER OR EXCHANGE

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF NOTES

Re:	StoneMor Partners L.P. and Cornerstone Family Services of
West Virginia Subsidiary, Inc. (together, the “Issuers”)
9.875%/11.500 Senior Notes due 2024 (the “Notes”)

This Certificate relates to $             principal amount of Notes held in the form of*              a beneficial interest in a Global Note or*             Definitive Notes by              (the “Transferor”).

The Transferor:

☐    has requested by written order that the Registrar deliver in exchange for its beneficial interest in the Global Note held by the Depository a Definitive Note(s) in definitive, registered form of authorized denominations and an aggregate number equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

☐    has requested by written order that the Registrar exchange or register the transfer of a Definitive Note(s).

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with the Indenture relating to the above captioned Notes and the restrictions on transfers thereof as provided in Section 2.16 of such Indenture, and that the transfer of the Notes does not require registration under the Securities Act of 1933, as amended (the “Securities Act”), because*:

☐    Such Note is being acquired for the Transferor’s own account, without transfer (in satisfaction of Section 2.16 of the Indenture).

☐    Such Note is being transferred to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A.

☐    Such Note is being transferred to an institutional “accredited investor” (within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act) which delivers a certificate to the Trustee in the form of Exhibit D to the Indenture.

☐    Such Note is being transferred in reliance on Regulation S under the Securities Act and a transfer certificate for Regulation S transfers in the form of Exhibit E to the Indenture accompanies this certification. [An Opinion of Counsel to the effect that such transfer does not require registration under the Securities Act accompanies this certification.]

☐    Such Note is being transferred in reliance on Rule 144 under the Securities Act. [An Opinion of Counsel to the effect that such transfer does not require registration under the Securities Act accompanies this certification.]

☐    Such Note is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144A or Rule 144 under the Securities

C-1

Act to a person other than an institutional “accredited investor.” [An Opinion of Counsel to the effect that such transfer does not require registration under the Securities Act accompanies this certification.]

[INSERT NAME OF TRANSFEROR]

By:
[Authorized Signatory]

Date:

*Check applicable box.

C-2

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section 6.01(e) of the Indenture dated as of June 27, 2019 (the “Indenture”) among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), the subsidiary guarantors from time to time party thereto, the initial purchasers named therein (“Initial Purchasers”), and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”) and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

The undersigned hereby certifies, solely in his capacity as an officer of the Partnership and not in his individual capacity, as follows:

1.    I am a Financial Officer of the Issuer. I am familiar with the Transactions, and have reviewed the Indenture, financial statements referred to in Section 4.05 of the Indenture and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Partnership and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Partnership and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Partnership and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Partnership and the Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Partnership and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Partnership and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Partnership does not intend to, and the Partnership does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as a Financial Officer of the Partnership and not individually and the undersigned shall have no personal liability to the Trustee or the Noteholder Parties with respect thereto.

[Remainder of Page Intentionally Left Blank]

D-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC, its General Partner

By:
Name:
Title:

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF MORTGAGE

NOTE TO RECORDER—THIS MORTGAGE, SECURITY AGREEMENT AND

ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([STATE]) SHALL BE

FILED IN THE [RECORDS OF [COUNTY] COUNTY, [STATE]] AS BOTH A MORTGAGE

AND AS A FIXTURE FILING IN ACCORDANCE WITH THE PROVISIONS OF [STATUTE]

[LEASEHOLD] MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF

RENTS AND LEASES AND FIXTURE FILING ([STATE])

Dated as of [                    ] and made effective [                    ]

by and from

[STONEMOR GRANTOR ENTITY],

as Mortgagor

to

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as COLLATERAL AGENT,

as Mortgagee

This instrument drafted by:

[                             ]

NOTE TO RECORDER: The maximum principal indebtedness secured by this instrument is [$                        ].

[Property Description], [County] County, [State]

[LEASEHOLD] MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF

RENTS AND LEASES AND FIXTURE FILING ([State])

(this “Mortgage”) is dated as of [                    ] and made effective [                    ] by and from [STONEMOR GRANTOR ENTITY], a [                    ] limited liability company (“Mortgagor”), whose address is c/o StoneMor Operating LLC, 3600 Horizon Blvd., Suite 100, Trevose, PA 19053, to WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, “Collateral Agent”) for the Secured Parties and all successor Collateral Agents and assigns (Collateral Agent and all successor Collateral Agents, and assigns, “Mortgagee”), having an address at 246 Goose Lane, Suite 105, Guilford, CT 06437.

RECITALS

A. StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), is the sole member of StoneMor Operating LLC, a Delaware limited liability company (the “Operating Company”). The Partnership, the Operating Company and the other Issuer own, manage and/or operate a group of cemeteries and funeral homes and related businesses in the United States. Mortgagor is a Subsidiary of the Operating Company and is the record owner of the Land (as hereinafter defined).

B. The Operating Company, the other borrowers party thereto, the lenders party thereto and Capital One, National Association, as Administrative Agent, entered into a Credit Agreement dated as of August 4, 2016 (as amended, restated, modified, extended, renewed, replaced, supplemented, restructured and/or refinanced from time to time from time to time, the “Credit Agreement”).

C. In order to refinance the obligations arising pursuant to the Credit Agreement, those certain Senior Secured PIK Toggle Notes due 2024 (the “Notes”) have been issued pursuant to that certain Indenture dated as of June 27, 2019 (the “Indenture”), among the Partnership and Cornerstone Family Services of West Virginia Subsidiary, Inc., as issuers (“Issuer”), the Subsidiary Guarantors party thereto, the Collateral Agent and Wilmington Trust, National Association, as Trustee.

D. Reference is also made to that certain Collateral Agreement dated as of [June     , 2019] (as may be amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, “Collateral Agreement”), among Issuer, each Subsidiary Guarantor party thereto and the Collateral Agent.

E. The Noteholder Parties and other Secured Parties have agreed to extend credit to the Issuer subject to the terms and conditions set forth in the Indenture. The obligation of the Noteholder Parties and the other Secured Parties to extend and maintain such credit are conditioned upon, among other things, the execution and delivery of this Mortgage.

F. Pursuant to the Indenture, Mortgagor has unconditionally guaranteed the Secured Obligations (as hereinafter defined).

G. Mortgagor, as a direct or indirect Subsidiary of Issuer, will obtain benefits from the issuance of the Notes under the Indenture, and, accordingly, Mortgagor desires to execute this Mortgage to satisfy the condition precedent described in Paragraph E.

ARTICLE 1

DEFINITIONS; AMOUNT SECURED

Section 1.1    Definitions. Unless otherwise defined herein, all capitalized terms used herein and defined in the Collateral Agreement, the Indenture or the UCC (as hereinafter defined) shall be used herein as therein

[Property Description], [County] County, [State]

defined. Reference to singular terms shall include the plural and vice versa. The following capitalized terms used herein shall have the definitions specified below:

(a) “Mortgaged Property” means all of Mortgagor’s right, title and interest in and to all of the following described property:

(1)    [the Subject Lease (as defined in Exhibit A) and Mortgagor’s leasehold estate pursuant to the Lease in and to] the real property more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (collectively, the “Land”);

(2)    all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (collectively, the “Improvements”);

(3)    all estates, rights, tenements, hereditaments, privileges, easements and appurtenances of any kind benefiting the Land and Improvements; all means of access to and from the Property, whether public or private; all water, oil, gas and mineral rights; all rights of Mortgagor under any covenants applicable to the Property; all right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any street, opened or proposed, adjoining the Land, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection with the Land, and all other claims or demands of Mortgagor, either at law or in equity, in possession or expectancy of, in or to the Property (collectively the “Appurtenant Rights”). Mortgagor’s right, title and interest in and to each distinct parcel or sets of parcels of Land together with the Improvements located thereon and the Appurtenant Rights thereto is herein called a “Property,” and all such properties are herein collectively called the “Properties”;

(4)    all Goods including, without limitation, Fixtures, Equipment, Inventory and Accessions, delivered on site to any Property during the course of or in connection with the construction, reconstruction or remodeling of, any Property from time to time during the term hereof and all Chattel Paper (including all tangible Chattel Paper and all electronic Chattel Paper) with respect to such Goods;

(5)    all Goods, including, without limitation, Fixtures, Equipment, Inventory and Accessions, attached to, situate or installed in or upon, or used in the use, operation or maintenance of the Property or the business conducted by Mortgagor thereon, now owned or hereafter acquired by Mortgagor and all Chattel Paper (including all tangible Chattel Paper and all electronic Chattel Paper) with respect to such Goods;

(6)    all As-Extracted Collateral and timber-to-be-cut;

(7)    all Patents, Copyrights and Trademarks, together with the registrations and right to all renewals thereof, and the goodwill of the business of Mortgagor symbolized by the Marks;

(8)    all Documents, Instruments, Investment Property, Commercial Tort Claims and Letter-of-Credit Rights (whether or not such letter of credit is evidenced by a writing);

(9)    to the extent assignable, all Permits for the use, occupancy or operation of the Property;

[Property Description], [County] County, [State]

(10)    all demand, deposit, time, savings, cash management, passbook and similar accounts maintained by the Mortgagor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in respect to any of the foregoing with respect to the Mortgaged Property (excluding Trust Accounts) and all reserves, escrows or impounds required under the Note Documents (as defined in the Indenture);

(11)    all leases (including oil and gas leases), licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of any Property, together with all related security and other deposits, bonuses or royalties (collectively, the “Leases”);

(12)    all of the rents, revenues, royalties, bonuses, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying all or any part of any Property (collectively, the “Rents”);

(13)    all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of all or any part of any Property (collectively, the “Property Agreements”);

(14)    all Accounts, all General Intangibles arising thereunder, relating to the use, construction, repair, occupancy, leasing, sale or operation of all or any part of any Property;

(15)    all property tax refunds (the “Tax Refunds”);

(16)    all insurance policies and all payments, proceeds, settlements or other compensation heretofore or hereafter made, including any interest thereon, and the right to receive the same, from any and all insurance policies covering all or any part of any Property or any of the Mortgaged Property described above (the “Insurance”);

(17)    all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation hereafter to be made by any governmental authority pertaining to any Land, Improvements, Fixtures or other Mortgaged Property described above (the “Condemnation Awards”);

(18)    all books and records evidencing or relating to the foregoing including, without limitation, billing records of every kind and description, customer, client and vendor lists, all writings, plans, specifications and schematics, all engineering drawings, goodwill, licenses, all recorded data of any kind or nature, regardless of the medium of recording, all data storage and processing media, all Software and related material including, without limitation, all Software licensing rights (and all intellectual property rights therein and all other proprietary information of Mortgagor, computer tapes, cards, disks and printouts and including any of the foregoing which are in the possession of any affiliate of Mortgagor or property manager;

(19)    all Supporting Obligations; and

(20)    all Proceeds and products of any and all of the foregoing described property and assets.

[Property Description], [County] County, [State]

Notwithstanding anything to the contrary herein, no part of the Mortgaged Property shall include any items which would at such time constitute Excluded Property.

(b) “Secured Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Noteholder Party arising under any Note Document, including, without limitation, the Note Obligations, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Noteholder Party pursuant to any proceeding under any debtor relief/bankruptcy laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

(c) “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the state in which the Mortgaged Property is located or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of the Mortgaged Property.

ARTICLE 2

GRANT

Section 2.1    Grant. To secure the full and timely payment and performance of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS to Mortgagee, the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and, subject to the Permitted Liens, Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1    Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns [and holds a valid leasehold interest in and to] the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens and this Mortgage. This Mortgage creates a valid, enforceable first priority mortgage lien and security interest against the Mortgaged Property, subject only to the Permitted Liens.

Section 3.2    First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage subject only to the Permitted Liens. If any lien or security interest (other than the Permitted Liens or this Mortgage) is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause such lien to be released.

Section 3.3    Payment and Performance. Mortgagor shall pay in full and perform the Secured Obligations as and when due and/or required to be performed.

Section 3.4    Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee or as otherwise permitted by the Note Documents, permit any of the Fixtures to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and, if necessary in Mortgagor’s opinion, using reasonable business judgment, is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security

[Property Description], [County] County, [State]

interests of this Mortgage and the other Note Documents, and free and clear of any other lien or security interest except Permitted Liens or as may be first approved in writing by Mortgagee.

Section 3.5    Inspection.

(a)    Mortgagor shall, in accordance with the Note Documents, permit Mortgagee and its respective agents, representatives and employees to visit and inspect the Mortgaged Property, including all financial and accounting records of Mortgagor located thereon, and to make copies and take extracts therefrom, all at Mortgagor’s sole expense, upon reasonable advance notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

(b)    At the written request of Mortgagee, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, Mortgagor will provide, at its sole cost and expense, a Phase I environmental site assessment report (and any additional reports required thereby) concerning the Property or any other property now or hereafter owned or operated by Mortgagor, prepared by an environmental consulting firm approved by Mortgagee and estimating the range of the potential costs of any removal, remedial or other corrective action; provided that in no event shall such request be made unless an Event of Default has occurred and is continuing. If Mortgagor fails to provide the same within 60 days after such request was made, the Mortgagee may order the same, and the Mortgagor shall grant and hereby does grant, to Mortgagee and the Secured Parties and their agents access to the Property and specifically grant Mortgagee and the Secured Parties and their agents an irrevocable non-exclusive license, subject to the right of tenants, to undertake such an assessment, all at the expense of the Mortgagor and the other Note Parties.

Section 3.6    Other Covenants. All of the covenants of Issuer in the other Note Documents are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7    No Transfer. Mortgagor will abstain from, and will not cause or permit, any transfer of the Mortgaged Property or any portion thereof, whether voluntarily, involuntary, by operation of law, or otherwise, nor shall Mortgagor enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Mortgaged Property except as expressly permitted by the relevant provisions of each of the Note Documents.

Section 3.8    Condemnation Awards and Insurance Proceeds.

(a)    Condemnation Awards. Mortgagor authorizes Mortgagee to collect and receive all Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Indenture.

(b)    Insurance Proceeds. Mortgagor authorizes Mortgagee to collect and receive the proceeds of any Insurance policies insuring against loss or damage to the Mortgaged Property and authorizes and directs the issuer of each of such Insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, except to the extent provided otherwise in the Indenture.

ARTICLE 4

DEFAULT AND FORECLOSURE

Section 4.1    Events of Default. Any “Event of Default” as defined in the Indenture or the Collateral Agreement shall constitute an Event of Default under this Mortgage.

Section 4.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

[Property Description], [County] County, [State]

(a)    Acceleration. Accelerate and demand payment on the Secured Obligations (unless such obligations have automatically become immediately due and payable), without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor).

(b)    Execution. Obtain judgments on or for the Secured Obligations, together with interest on such judgments, until payment in full is received by Mortgagee and Mortgagee shall have the right to obtain execution upon the Mortgaged Property on account of such judgment.

(c)    Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default has occurred and while it is continuing, and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(d)    Operation of Mortgaged Property. Subject to applicable law, hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and Improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.8.

(e)    Foreclosure and Sale. Institute proceedings for the complete judicial or nonjudicial foreclosure of this Mortgage, in which case the Mortgaged Property may be sold, subject to applicable law, for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocable divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor subject to all applicable statutory rights of redemption under applicable law. Mortgagee may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee may credit the portion of the purchase price that would be distributed to Mortgagee against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial or nonjudicial action, appraisement of the Mortgaged Property is waived.

(f)    Remedies; Repossession. Following the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right to take possession of any portion of the Mortgaged Property constituting Goods, Fixtures or other personal property subject to the UCC, and any records pertaining thereto. Mortgagee shall have the right to use, operate, manage, lease or otherwise control such Mortgaged Property in any lawful manner and, in its sole discretion but without any obligation to do so, insure, maintain, repair, renovate, alter or remove such Mortgaged Property and to use, in connection with any assembly, use or disposition of such Mortgaged Property any Patents, Copyrights, and Marks, trade name, trade style, brand, or technical process used or utilized by Mortgagor. In addition, upon ten (10) calendar days’ prior written notice to Mortgagor (which Mortgagor hereby acknowledges to be sufficient and commercially reasonable), Mortgagee shall have the right, subject to applicable law, to sell, lease or otherwise dispose of all or any of such Mortgaged Property at any time and from time to time at any public or private sale, with or without advertisement thereof, with the right of Mortgagee or its nominee to become purchaser at any sale (unless prohibited by statute) free from any equity of redemption and from all other

[Property Description], [County] County, [State]

claims, and after deducting all reasonable expenses incurred by Mortgagee for maintaining or selling such Mortgaged Property, including reasonable out-of-pocket costs and all attorneys’ fees, legal or other reasonable out-of-pocket expenses incurred by Mortgagee for collection, sale and delivery, apply the remaining proceeds of any sale to pay (or hold as a reserve against) the Secured Obligations in accordance with Section 4.8 below, and exercise all other rights and remedies of a secured party under the UCC or any other applicable law.

(g)    Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property as security for the payment and performance of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.8.

(h)    Other. Exercise any other rights, remedies and recourses granted under any Note Document or otherwise available at law or in equity.

Section 4.3    Separate Sales. Subject to applicable law, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.4    Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the Secured Parties shall have all rights, remedies and recourses granted in the Note Documents and available at law (including the UCC) or equity, which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Note Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Secured Parties (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any Secured Party in the enforcement of any rights, remedies or recourses under the Note Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.5    Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Note Documents or their status as a first priority lien and security interest in and to the Mortgaged Property, subject only to Permitted Liens. For payment of the Secured Obligations, Mortgagee may resort to any other security therefor granted by Mortgagor or any other Note Party in such order and manner as Mortgagee may elect.

Section 4.6    Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under any Note Document (except as set forth therein), and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 4.7    Discontinuance of Proceeding. If Mortgagee or any Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under any Note Document and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such Secured Party shall have the unqualified right to do so and, in such

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an event, Mortgagor and Mortgagee or the Secured Party shall be restored to their former positions with respect to the Secured Obligations, the Note Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Secured Parties thereafter to exercise any right, remedy or recourse under the Note Documents for such Event of Default.

Section 4.8    Application of Proceeds.

(a)    All moneys collected by the Mortgagee upon any sale or other disposition of the Mortgaged Property pursuant to the terms of this Mortgage, together with all other moneys received by the Mortgagee hereunder, shall be applied to the payment of the Secured Obligations in the manner provided in the Indenture and Collateral Agreement.

(b)    It is understood and agreed that the Mortgagor shall remain jointly and severally liable to the extent of any deficiency between the amount of proceeds of the Mortgaged Property hereunder and the aggregate amount of the Secured Obligations.

Section 4.9    Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.2(e) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.10    Additional Advances and Disbursements; Costs of Enforcement.

(a)    If any Event of Default exists, Mortgagee and each of the Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and reasonable expenses incurred at any time by Mortgagee or any Secured Party under this Section 4.10, or otherwise under this Mortgage or any of the other Note Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on the Secured Obligations, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)    Mortgagor shall pay all reasonable expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Note Documents, or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage and the other Note Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Secured Parties in respect thereof, by litigation or otherwise; provided that any and all costs and expenses associated with the enforcement of this Mortgage shall not be qualified by reasonableness.

Section 4.11    No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee or the Secured Parties under the Note Documents, at law or in equity shall cause Mortgagee or any Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

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ARTICLE 5

ASSIGNMENT OF RENTS AND LEASES

Section 5.1    Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee, all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Secured Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).

Section 5.2    Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that, upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.3    Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.4    No Merger of Estates. So long as any part of the Secured Obligations remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 6

SECURITY AGREEMENT

Section 6.1    Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Goods, Fixtures, Equipment, Inventory, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property described in Section 1.1(a) of this Mortgage. To this end, Mortgagor grants to Mortgagee, a first priority security interest in the Goods, Fixtures, Equipment, Inventory, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property, subject only to Permitted Liens, to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mort-

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gagee with respect to the Goods, Fixtures, Equipment, Inventory, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, or any of the other Mortgaged Property described in Section 1.1(a) of this Mortgage, sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. For the avoidance of doubt, Deposit Accounts shall not include Trust Accounts for purposes of this Section 6.1.

Section 6.2    Financing Statements. Mortgagor agrees to take, at its expense, such steps as are necessary under the UCC to perfect or continue the perfected status of the security interest granted hereunder, including without limitation, the execution and delivery of financing statements, amendments thereto, and continuation statements. Mortgagee may, but shall not be obligated to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Mortgaged Property and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Mortgagor is an organization, the type of organization and any organization identification number issued to Mortgagor; provided that such rights of Mortgagee shall not limit or otherwise affect Mortgagor’s obligations under the first sentence of this Section 6.2. For so long as Secured Obligations remain outstanding under the Indenture or any other Note Document, Mortgagor irrevocably appoints Mortgagee attorney-in-fact for Mortgagor to execute, deliver and file such financing statements, continuation statements and amendments.

Section 6.3    Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Inasmuch as the parties intend that this Mortgage shall, among other things, constitute a fixture filing, Mortgagor sets forth the following:

(a)    The debtor is __________, a __________ limited liability company, with an address of c/o StoneMor Operating LLC, 3600 Horizon Blvd., Suite 100, Trevose, PA 19053;

(b)    The secured party is Wilmington Trust, National Association, as Collateral Agent, with an address of 246 Goose Lane, Suite 105, Guilford, CT 06437;

(c)    The collateral includes fixtures which are or shall be affixed to the Property; and

(d)    The record owner of the Property is __________.

ARTICLE 7

INDEMNITY

Section 7.1    Indemnity.

(a)    Mortgagor agrees to indemnify, reimburse and hold the Mortgagee, each other Secured Party and their respective Affiliates, successors and assigns, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited, in the case of Noteholder Parties, to not more than one counsel for all such Noteholder Parties, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs Mortgagor of such conflict and thereafter retains its own counsel with Mortgagor’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of, this Mortgage, any other Note Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any

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rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Mortgaged Property (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. Mortgagor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, loss, damage, injury, penalty, claim, demand, action, suit or judgment, Mortgagor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify Mortgagor of any such assertion of which such Indemnitee has knowledge.

(b)    Without limiting the application of Section 7.1(a), Mortgagor agrees to pay, or reimburse the Mortgagee for any and all reasonable out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation, protection or enforcement of the Mortgagee’s Liens on, and security interest in, the Mortgaged Property, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Mortgaged Property, premiums for insurance with respect to the Mortgaged Property and all other reasonable out-of-pocket fees, costs and expenses incurred in connection with protecting, maintaining or preserving the Mortgaged Property and the Mortgagee’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Mortgaged Property.

(c)    Without limiting the application of Section 7.1(a) or (b), Mortgagor agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by Mortgagor in this Mortgage, any other Note Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Mortgage or any other Note Document.

(d)    If and to the extent that the obligations of Mortgagor under this Section 7.1 are unenforceable for any reason, Mortgagor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

Section 7.2    Indemnity Obligations Secured by Mortgaged Property; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Mortgaged Property, except for such Mortgaged Property released from the lien of this Mortgage pursuant to Section 8.8(b) hereof. The indemnity obligations of Mortgagor contained in this Article 7 shall continue in full force and effect notwithstanding the full payment in cash of all the obligations evidenced by the Notes and the payment of all other Secured Obligations and notwithstanding the discharge thereof or the resignation or removal of the Trustee or Collateral Agent.

ARTICLE 8

MISCELLANEOUS

Section 8.1    Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with the Indenture.

Section 8.2    Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or

[Property Description], [County] County, [State]

any of the Secured Parties to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Secured Obligations or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Secured Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Secured Parties additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Secured Obligations wholly or partially usurious under applicable law, then Mortgagee may declare the Secured Obligations immediately due and payable or require Mortgagor to pay or reimburse Mortgagee or the Secured Parties for payment of the lawful and non-usurious portion thereof.

Section 8.3    Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Secured Party pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Note Documents, and any tax imposed upon the presentation for recording or recording of this Mortgage among the real estate records of the county in which the Land is located, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

Section 8.4    Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact with full power of substitution, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Fixtures, personalty included in the Mortgaged Property, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder, however: (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor or take any other action permitted by this Section 8.4; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Secured Obligations and shall bear interest at the rate or rates at which interest is then computed on the Secured Obligations; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 8.4.

Section 8.5    Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as otherwise permitted by each of the Note Documents, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 8.6    No Waiver. Any failure by Mortgagee or the Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Note Documents shall not be deemed to be a waiver of same, and Mortgagee and the Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 8.7    Conflicting Terms. If any conflict or inconsistency exists between this Mortgage and any other Note Document, the terms of such Note Document shall govern.

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Section 8.8    Release. (a) Upon payment and performance in full of the Secured Obligations (other than indemnification obligations for which no claim is made) or (b) upon a sale of all or any portion or part of the Mortgaged Property in accordance with the applicable provisions of the Note Documents, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage.

Section 8.9    Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the payment or performance of the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

Section 8.10    Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York, without regard to conflicts of laws principles.

Section 8.11    Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 8.12    Entire Agreement. This Mortgage and the other Note Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Note Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 8.13    Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the aggregate Secured Obligations evidenced by the Note Documents, then the amount secured shall be reduced only by the last and final sums that Mortgagor or Issuer repays with respect to the Secured Obligations and shall not be reduced by any intervening repayments of the Secured Obligations. So long as the balance of the Secured Obligations exceeds the amount secured, any payments of the Secured Obligations shall not be deemed to be applied against, or to reduce, the portion of the Secured Obligations secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Secured Obligations as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

Section 8.14    Waiver; Amendment. None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by Mortgagor and the Mortgagee.

Section 8.15    Cross-Collateralization. Mortgagor acknowledges that the Secured Obligations are secured by this Mortgage together with those additional security instruments given by Mortgagor and/or certain Affiliates of Mortgagor to Collateral Agent, together with other Note Documents securing or evidencing the Secured Obligations, and encumbering the other properties, all as more specifically set forth in the Note Documents. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of this Mortgage and any or all of the other security instruments whether by court action, power of sale or otherwise, under any applicable provision of law, for all of the Secured Obligations or the portion of the Secured Obligations allocated to the Mortgaged Property in the Note Documents, and the lien and the security interest created by the other security instruments shall continue in full force and effect without loss of priority as a lien and security interest securing the payment of that portion of the Secured Obligations then due and payable but still outstanding. Mortgagor acknowledges and agrees that the Mortgaged Property and the other properties are located in one or more States and counties, and therefore Collateral Agent shall

[Property Description], [County] County, [State]

be permitted to enforce payment of the Secured Obligations and the performance of any term, covenant or condition of the Indenture, this Mortgage, the other Note Documents or the other security instruments and exercise any and all rights and remedies under the Indenture, this Mortgage, the other Note Documents or the other security instruments, or as provided by law or at equity, by one or more proceedings, whether contemporaneous, consecutive or both, to be determined by Collateral Agent, in its sole discretion, in any one or more of the States or counties in which the Mortgaged Property or any other property is located. Neither the acceptance of this Mortgage, the other Note Documents or the other security instruments nor the enforcement thereof in any one State or county, whether by court action, foreclosure, power of sale or otherwise, shall prejudice or in any way limit or preclude enforcement by court action, foreclosure, power of sale or otherwise, of the Indenture, this Mortgage, the other Note Documents, or any other security instruments through one or more additional proceedings in that State or county or in any other State or county, subject to applicable law. Any and all sums received by Mortgagee under the Collateral Agreement, this Mortgage, and the other Note Documents shall be applied to the Secured Obligations in such order and priority as set forth in the Note Documents, without regard to any allocated loan amount for the Mortgaged Property or any other property or the appraised value of the Mortgaged Property or any other property.

Section 8.16    Concerning the Collateral Agent. It is expressly understood and agreed that Wilmington Trust, National Association is entering into this Mortgage not in its individual or corporate capacity, but solely in its capacity as Collateral Agent under the Indenture. All agreements and undertakings of the Mortgagee hereunder are agreements and undertakings of the Collateral Agent. In acting hereunder, Mortgagee shall be entitled to all of the rights, privileges, immunities and indemnities granted to it in the Indenture as if such rights, privileges, immunities and indemnities were set forth herein.

ARTICLE 9

[LEASEHOLD MORTGAGE PROVISIONS

Section 9.1    Covenants. Until the Secured Obligations are paid in full, and this Mortgage is satisfied of record, Mortgagor shall:

(a)    Perform and observe all of the terms, covenants and conditions required to be performed and observed by the lessee under the Subject Lease, the breach of which could permit any party to the Subject Lease to validly terminate the Subject Lease (including, but without limiting the generality of the foregoing, any payment obligations); shall do all things necessary to preserve and to keep unimpaired its rights under the Subject Lease; shall not waive, excuse or discharge any of the material obligations of the lessor under the Subject Lease without Mortgagee’s prior written consent in each instance; and shall diligently and continuously enforce the material obligations of the lessor under the Subject Lease;

(b)    Not do, permit or suffer any event or omission as a result of which there could occur a default under the Subject Lease or any event which, with the giving of notice or the passage of time, or both, would constitute a default under the Subject Lease which could permit any party to the Subject Lease to validly terminate the Subject Lease (including, but without limiting the generality of the foregoing, a default in any payment obligation);

(c)    Not cancel, terminate, surrender, modify or amend or in any way alter or permit the alteration of any of the provisions of the Subject Lease or agree to any termination, amendment, modification or surrender of the Subject Lease without the prior written consent in each instance of Mortgagee (acting at the direction of the Required Noteholder Parties) or if the conditions in the Indenture to such alteration, termination, modification or surrender have been met, such consent shall not be unreasonably withheld by Mortgagee;

(d)    Deliver to Mortgagee copies of any notice of default by any party under the Subject Lease, or of any notice from the lessor, of its intention to terminate the Subject Lease or to re-enter and take

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possession of the Mortgaged Property, immediately upon delivery or receipt of such notice, as the case may be;

(e)    Promptly furnish to Mortgagee copies of such information and evidence as Mortgagee may request concerning Mortgagor’s due observance, performance and compliance with the terms, covenants and conditions of the Subject Lease;

(f)    Not consent to the subordination of the Subject Lease to any mortgage of the fee interest in the Mortgaged Property;

(g)    At its sole cost and expense, execute and deliver to Mortgagee, within five (5) days after request, such documents, instruments or agreements as maybe required to permit Mortgagee to cure any default under the Subject Lease; and

(h)    Promptly deposit with Mortgagee any and all documentary evidence received by it showing compliance by Mortgagor with the provisions of the Subject Lease, and also deposit with Mortgagee an exact copy of any notice, communication, specification or other instrument or document received or given by it in any way relating to or affecting the Subject Lease which may concern or could in any manner affect the estate of the lessor or the lessee in or under the Subject Lease or in the real estate thereby demised.

Section 9.2    Default Under Subject Lease. In the event of default by Mortgagor in the performance of any of its obligations under the Subject Lease, after any applicable grace and cure periods, including, but without limiting the generality of the foregoing, any default in the payment of any sums payable thereunder, then, in each and every case, Mortgagee may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all of the rights of Mortgagor thereunder in the name of and on behalf of Mortgagor. Mortgagor shall, on demand, reimburse Mortgagee for all advances made and expenses incurred by Mortgagee in curing any such default (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the maximum rate permitted by law from the date that such advance is made, to and including the date the same is paid to Mortgagee. No release or forbearance of any of Mortgagor’s obligations under the Subject Lease, pursuant to the Subject Lease or otherwise, shall release Mortgagor from any obligations under this Mortgage, including the obligations with respect to the payment of rent as provided for in the Subject Lease and the performance of all of the terms, provisions, covenants, conditions and agreements contained in the Subject Lease, to be kept, performed and complied with by the lessee therein.

Section 9.3    Notices of Actions under the Subject Lease. Mortgagor shall give Mortgagee notice of its intention to exercise each and every option, if any, to extend the term of the Subject Lease, or to purchase the premises demised by the Subject Lease, or any portion thereof, or expand the area of the Subject Lease, at least thirty (30) days prior to the expiration of the time to exercise such option under the terms thereof. If Mortgagor intends to extend the term of the Subject Lease, or purchase all or any part of the leased premises, or expand the area of the Subject Lease, it shall deliver to Mortgagee, with the notice of such decision, a copy of the notice of extension delivered to the lessor thereunder, together with the terms and conditions of such extension.

Section 9.4    Estoppel Certificates. Upon written request of Mortgagee (which request may not be made more than once in any calendar year unless an Event of Default has occurred and is continuing), Mortgagor shall use good faith efforts to obtain an estoppel certificate from the lessor under the Subject Lease, certified to Mortgagor, setting forth such information as reasonably requested by Mortgagee or as required by the terms of the Subject Lease.

[Property Description], [County] County, [State]

Section 9.5    No Assignment. Anything contained herein to the contrary notwithstanding, this Mortgage shall not constitute an assignment of the Subject Lease within the meaning of any provisions thereof prohibiting or restricting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of this acceptance of this Mortgage.

Section 9.6    No Merger; Spreader Clause. It is hereby agreed that the fee title and leasehold estate shall not merge but shall always be kept separate and distinct, notwithstanding the union of said estates in either the lessor or the lessee under the Subject Lease, Mortgagor, Mortgagee, or a third party, whether by purchase or otherwise. If Mortgagor shall acquire fee title to the property leased to Mortgagor, or any other estate, title or interest in the property demised under the Subject Lease, or any portion thereof, then, immediately upon Mortgagor’s acquisition thereof, this Mortgage automatically shall spread to cover Mortgagor’s interest in such property on the same terms, covenants and conditions as set forth herein. Upon such acquisition, Mortgagor, at its sole cost and expense, shall deliver to Mortgagee an ALTA Mortgagee Title Insurance Policy (or an endorsement to the ALTA Mortgagee Title Insurance Policy insuring this Mortgage) issued by a title underwriter authorized to issue title insurance policies in the state where the Mortgaged Property is located (or, in the case of such an endorsement, by the title underwriter which issued the ALTA Mortgagee Title Insurance Policy insuring this Mortgage), insuring that this Mortgage, as so spread to cover Mortgagor’s interest in such leased property, is a valid first lien on Mortgagor’s fee interest therein. It is the intention of Mortgagor and Mortgagee that no documents, instruments or agreements shall be necessary to confirm the foregoing spread of this Mortgage to cover Mortgagor’s interest in such leased property, as aforesaid, and that such spreader shall occur automatically upon the consummation of Mortgagor’s acquisition of such estate, title or interest of such leased property. Notwithstanding the foregoing, Mortgagor shall make, execute, acknowledge and deliver to Mortgagee or so cause to be made, executed, acknowledged and delivered to Mortgagee, in form satisfactory to Mortgagee, all such further or other documents, instruments, agreements or assurances as may be required by law or by Mortgagee to confirm the foregoing spread of this Mortgage to cover Mortgagor’s interest in such leased property. Mortgagor shall pay all expenses incurred by Mortgagee in connection with the preparation, execution, acknowledgment, delivery and/or recording of any such documents, including but without limitation the generality of the foregoing, all filing, registration and recording fees and charges, documentary stamps, mortgage taxes, intangible taxes, and reasonable attorneys’ fees, costs and disbursements.

Section 9.7    Section 365 Rights. The lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. § 365(h), including, without limitation, all of Mortgagor’s rights to remain in possession of the Mortgaged Property.

Section 9.8    Section 365 Election. Mortgagor shall not, without Mortgagee’s prior written consent, elect to treat the Subject Lease as terminated under Subsection 365(h)(1) of the Bankruptcy Code, 11 U.S.C. § 365(h)(l). Any such election made without Mortgagee’s prior written consent shall be void and of no force or effect.

Section 9.9    Assignment of Rights and Claims. Mortgagor hereby unconditionally assigns, transfers and sets over unto Mortgagee all of Mortgagor’s claims and rights to the payment of damages arising from any rejection of the Subject Lease by the lessor under the Bankruptcy Code, 11 U.S.C. Sections 101, et seq. Mortgagee shall have the right to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Subject Lease, including, without limitation, the right to file and prosecute, to the exclusion of Mortgagor, any proof of claim, complaints, motions, applications, notices and other documents, in any case in respect of the lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Secured Obligations shall have been satisfied and discharged in full or until this Mortgage shall be otherwise terminated. Any amounts received by Mortgagee as damages arising out of the rejection of the Subject Lease by the lessor shall be applied first to all costs and expenses of Mortgagee (including, without limitation, attorneys’ fees) incurred in connection with the assertion, defense, determination or exercise of any of its rights or remedies under this Section 9.9.

[Property Description], [County] County, [State]

Section 9.10    Notification to Mortgagee. If pursuant to Subsection 365(h)(2) of the Bankruptcy Code, 11 U.S.C. § 365(h)(2), 11 U.S.C. Sections 101, et seq., Mortgagor seeks to offset against the rent reserved in the Subject Lease the amount of any damages caused by the nonperformance by lessor, or any successor lessor, of any of lessor’s obligations under the Subject Lease after the rejection by lessor, or any successor lessor, of the Subject Lease under the Bankruptcy Code, Mortgagor shall, prior to effecting such offset, notify Mortgagee in writing of its intent so to do, setting forth the amounts proposed to be offset and the basis therefor. Mortgagee shall have the right to object to all or any part of such offset, and, in the event of such objection, Mortgagor shall not effect any offset of the amounts so objected to by Mortgagee. If Mortgagee fails to object within thirty (30) days after receipt of notice from Mortgagor in accordance with the first sentence of this Section 9.10, Mortgagor may proceed to effect such offset in the amounts set forth in Mortgagor’s notice. Notwithstanding anything to the contrary contained herein, neither Mortgagee’s failure to object nor any objection or other communication between Mortgagee and Mortgagor relating to such offset shall constitute an approval of any such offset by Mortgagee. Mortgagor shall pay and protect Mortgagee, and indemnify and save Mortgagee harmless from and against, any and all claims, demands, actions, suits, proceedings, damages, losses, costs and expenses of every nature whatsoever (including, without limitation, attorneys’ fees) arising from or relating to any offset by Mortgagor against the rent reserved in the Subject Lease.

Section 9.11    Control of Proceedings. If any action, proceeding, motion or notice shall be commenced or filed in respect of lessor, the Mortgaged Property or the Subject Lease in connection with any case under the Bankruptcy Code, Mortgagee shall have the option, to the exclusion of Mortgagor, exercisable upon notice from Mortgagee to Mortgagor, to conduct and control any such litigation with counsel of Mortgagee’s choice. Mortgagee may proceed in its own name or in the name of Mortgagor in connection with any such litigation, and Mortgagor agrees to execute any and all powers, authorizations, consents or other documents required by Mortgagee in connection therewith. Mortgagor shall, upon demand, pay to Mortgagee all costs and expenses (including attorneys’ fees) paid or incurred by Mortgagee in connection with the prosecution or conduct of any such proceedings. Payment and performance by Mortgagor of its obligations under and pursuant to this Section 9.11 shall be secured by the lien of this Mortgage and shall be added to the Secured Obligations. Mortgagor shall not commence any action, suit, proceeding or case, or file any application or make any motion, in respect of the Subject Lease in any such case under the Bankruptcy Code without the prior written consent of Mortgagee.

Section 9.12    Notice of Bankruptcy Filing. Mortgagor shall, after obtaining knowledge thereof, promptly notify Mortgagee orally of any filing by or against lessor, or any successor lessor, of a petition under the Bankruptcy Code, 11 U.S.C. Sections 101, et seq., by telephonic notice to the location for Mortgagee stated herein for notice. Mortgagor shall immediately thereafter give written notice of such filing to Mortgagee setting forth any information available to Mortgagor as to the date of such filing, the court in which such petition was filed and the relief sought therein. Mortgagor shall promptly deliver to Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications, adversary proceedings, contested matters and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

Section 9.13    Rejection of Subject Lease. If there shall be filed by or against Mortgagor a petition under the Bankruptcy Code, 11 U.S.C. Section 101, et seq., and Mortgagor, as lessee under the Subject Lease, shall (a) determine to reject the Subject Lease pursuant to Section 365(a) of the Bankruptcy Code or (b) be ordered by a specified date (the “Determination Date”) to determine whether to assume or reject the Subject Lease, Mortgagor shall give Mortgagee (i) not less than thirty (30) days’ prior written notice of the date on which Mortgagor will apply to the Bankruptcy Court for authority to reject the Subject Lease, and (ii) immediate telephonic notice of the order referred to in clause (b) hereof. Mortgagee shall have the right, but not the obligation, to serve upon Mortgagor within such thirty (30) day period or prior to the Determination Date, as the case may be, a notice stating that (A) Mortgagee demands that Mortgagor assume and assign the Subject Lease to Mortgagee pursuant to Section 365 of the Bankruptcy Code, and (B) Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under the Subject Lease. If Mortgagee serves upon Mortgagor the notice described in the preceding sentence, Mortgagor shall not seek to reject the Subject Lease and shall comply with the demand provided for in clause (A) of the preceding sentence within thirty (30) days after receipt of

[Property Description], [County] County, [State]

the notice, subject to the performance by Mortgagee of the covenant provided in the clause (B) of the preceding sentence.

Section 9.14    Assignment of Extension Rights. Effective upon the entry of an order for relief in respect of Mortgagor under Chapter 7 of the Bankruptcy Code, 11 U.S.C. Sections 101, et seq., Mortgagor hereby assigns and transfers to Mortgagee a nonexclusive right to apply to the Bankruptcy Court under Subsection 365(d)(1) of the Bankruptcy Code for an order extending the period during which the Subject Lease may be rejected or assumed.]

ARTICLE 10

LOCAL LAW PROVISIONS

Section 10.1    Inconsistencies. In the event of any inconsistencies between this Article 1010 and any other terms and provisions of this Mortgage, the terms and provisions of this Article 10 shall control and be binding.

Section 10.2    Additional Remedies. [Local Counsel to Provide]

[Property Description], [County] County, [State]

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this Mortgage to be duly EXECUTED AND DELIVERED by authority duly given.

[STONEMOR ENTITY], a [___________] limited liability company

By:
Name:
Title:

[Property Description], [County] County, [State]

ACKNOWLEDGMENT

Commonwealth of Pennsylvania	)
	)	ss.
County of Philadelphia	)

I, the undersigned Notary Public in and for said County, in said State, hereby certify that __________ whose name as __________ of [StoneMor Entity], a [_______] limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day, that being informed of the contents of the instrument, s/he, as such officer and with full authority, executed the same voluntarily for and as the act of said company.

Given under my hand and official seal, this ___ day of ___________, 201[9].

[SEAL]

My Commission expires:	Notary Public

[Property Description], [County] County, [State]

Exhibit A

LEGAL DESCRIPTION

[Property Description], [County] County, [State]

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[__________] Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), __________ (the “Subsidiary Guarantor”), a subsidiary of the Partnership, and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee and Collateral Agent an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of June 27, 2019, providing for the issuance of $385,000,000 of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 12.01(c) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Agreement to Guarantee. The Subsidiary Guarantor hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XIII thereof.

(3)    Execution and Delivery. The Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)    Effect of Headings. The Section headings herein are for convenience only an shall not affect the construction hereof.

(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantor.

(8)    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)    Representations and Warranties by Subsidiary Guarantor. The Subsidiary Guarantor hereby represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

STONEMOR PARTNERS L.P.

By: StoneMor GP LLC, its General Partner

By:
Name:
Title:

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

By:
Name:
Title:

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as the Trustee

By:
Name:
Title:

Schedule 8.11(a)

Consolidated Interest Coverage Ratio

Fiscal Quarter Ending	LTM Minimum Ratio, except where noted
December 31, 2019 (6 Month Test)	Minimum Operating Cash Flow Amount: $(20,000,000)
March 31, 2020 (9 Month Test)	0.40x
June 30, 2020	0.75x
September 30, 2020	1.00x
December 31, 2020	1.15x
March 31, 2021	1.25x
June 30, 2021	1.30x
September 30, 2021	1.35x
December 31, 2021	1.45x
March 31, 2022	1.50x
June 30, 2022	1.50x
September 30, 2022	1.50x
December 31, 2022	1.50x
March 31, 2023	1.50x
June 30, 2023	1.50x
September 30, 2023	1.50x
December 31, 2023	1.50x
March 31, 2024	1.50x
June 30, 2024	1.50x

Schedule 8.11(c)

Minimum Liquidity Amounts

Fiscal Quarter Ending	Minimum Liquidity Amount
September 30, 2019	$20,000,000
December 31, 2019	$15,000,000
March 31, 2020 through Maturity	$12,500,000

Schedule 8.11(d)

Asset Coverage Tests

Fiscal Quarter Ending	Minimum Ratio
September 30, 2019 (3 Month Test)	1.60x
December 31, 2019 (6 Month Test)	1.60x
March 31, 2020 (9 Month Test)	1.60x
June 30, 2020	1.60x
September 30, 2020	1.60x
December 31, 2020	1.60x
March 31, 2021	1.60x
June 30, 2021	1.60x
September 30, 2021	1.60x
December 31, 2021	1.60x
March 31, 2022	1.60x
June 30, 2022	1.60x
September 30, 2022	1.60x
December 31, 2022	1.60x
March 31, 2023	1.60x
June 30, 2023	1.60x
September 30, 2023	1.60x
December 31, 2023	1.60x
March 31, 2024	1.60x
June 30, 2024	1.60x